Exhibit 2.1

CONFIDENTIAL
EXECUTION VERSION

________________________________________________________________________
ASSET PURCHASE AGREEMENT
by and among
INFINEON TECHNOLOGIES AG,
as BUYER
and
CREE, INC.,
as PARENT

and

CREE SWEDEN AB,

as SELLERS

Dated as of July 13, 2016
________________________________________________________________________

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(continued)

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		Page

Section 10.10	Waiver of Conflicts; Privilege	113
Section 10.11	Currency	115
Section 10.12	Swedish Seller	115
Section 10.13	Disclosure Schedules	115

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EXHIBITS
Exhibit A    Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit B    Intellectual Property Assignment and License Agreement
Exhibit C    Limited Warranty Deeds
Exhibit D-1    Utility Easements Drawing
Exhibit D-2    Access Easement Drawing
Exhibit E    Real Estate License Agreement
Exhibit F    Subcontract Agreement
Exhibit G    Transition Services Agreement
Exhibit H    Wafer Supply Agreement

SCHEDULES
Schedule 1.1(a)    Building 21 Site
Schedule 1.1(b)    Closing Net Working Capital Amount
Schedule 1.1(c)    Core Employees
Schedule 1.1(d)    Reserved
Schedule 1.1(e)    Knowledge Individuals
Schedule 1.1(f)    Manufacturing Employees
Schedule 1.1(g)    Capital Expenditure Plan
Schedule 2.1(c)    Inventory
Schedule 2.1(d)    Included Tangible Personal Property
Schedule 2.1(e)    Assumed Contracts
Schedule 2.1(i)    Owned Real Property
Schedule 2.1(j)    Leased Real Property
Schedule 2.1(o)    Other Acquired Assets
Schedule 2.2(g)    Raw Materials and Work in Process Inventory
Schedule 2.2(m)    Excluded Assets
Schedule 2.2(r)    Certain Excluded Equipment
Schedule 2.3(g)    Assumed Liabilities
Schedule 5.2(e)    Sales Employees
Schedule 5.5(a)    Cooperation
Schedule 6.7(b)    Manufacturing Employee Guidelines
Schedule 6.7(d)    Minimum Severance Benefits
Schedule 6.12        Guarantees
Schedule 7.1(a)    Foreign Antitrust Approvals

DISCLOSURE SCHEDULE

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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is entered into as of July 13, 2016 by and among Infineon Technologies AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (the “Buyer”), Cree, Inc., a North Carolina corporation (the “Parent”), and Cree Sweden AB, a Swedish private limited company (the “Swedish Seller,” and together with the Parent, each a “Seller” and collectively the “Sellers”). The Buyer and each Seller are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings ascribed to them in Article I or elsewhere in this Agreement.
RECITALS
WHEREAS, the Sellers are engaged, among other things, in the Business;
WHEREAS, as a condition and inducement to the Buyer entering into this Agreement, certain key employees of the Business, concurrently with the execution and delivery of this Agreement, have accepted offer letters previously delivered by the Buyer for employment with the Buyer or one of its Affiliates after the Closing Date and have entered into each of the other documents to be executed in connection therewith, each of which shall become effective as of the Closing; and
WHEREAS, the Parties desire that: (i) the Sellers sell to the Buyer, or an Affiliate of the Buyer, and the Buyer, or an Affiliate of the Buyer, purchase from the Sellers, the Acquired Assets; (ii) the Sellers transfer to the Buyer, or an Affiliate of the Buyer, and the Buyer, or an Affiliate of the Buyer, assume, the Assumed Liabilities; and (iii) the Parties enter into the other agreements and arrangements contemplated hereby, all upon the terms and subject to the conditions hereinafter set forth (the “Acquisition”).
NOW, THEREFORE, in consideration of the foregoing and the covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Defined Terms

As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.
“Access Easement” has the meaning set forth in Section 5.7.
“Accounting Firm” has the meaning set forth in Section 2.8(c)(iv).

“Accrued Compensation Obligations” means, as of immediately prior to the applicable Transfer Date, any accrued and unpaid (i) salary, wages and benefits, and (ii) vacation, sick and personal time (collectively, “PTO”), in each case, with respect to any Business Employee or current employee of the Business Subsidiary, including any payroll, employment or other Taxes attributable to any of the foregoing.
“Acquired Assets” has the meaning set forth in Section 2.1.
“Acquisition” has the meaning set forth in the recitals.
“Adjacent Owners” has the meaning set forth in Section 5.7.
“Adjustment Amount” means an amount, which may be positive or negative, calculated in accordance with the Historic Method and equal to: (i) the Closing Net Working Capital Amount; minus (ii) the Target Closing Net Working Capital Amount; minus (iii) the amount of any Indebtedness of the Business Subsidiary unpaid as of the Closing; minus (iv) the CAPEX Deviation Amount.
“Adjustment Dispute Notice” has the meaning set forth in Section 2.8(c)(ii).
“Adjustment Margin” has the meaning set forth in Section 2.8(d)(i).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person. As used herein, “controls,” “control” and “controlled” means the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of voting interests of such Person, through contract or otherwise.
“Affiliated Group” means a group of corporations with which the Business Subsidiary has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.
“Agreement” has the meaning set forth in the preamble.
“Allocation Accounting Firm” has the meaning set forth in Section 2.9(b).
“Annual Financial Statements” has the meaning set forth in Section 3.4(a).
“Assigned Intellectual Property” has the meaning given such term in the Intellectual Property Assignment and License Agreement.
“Assigned Technology” has the meaning given such term in the Intellectual Property Assignment and License Agreement.
“Assumed Contracts” has the meaning set forth in Section 2.1(e).
“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Audit” means any audit, examination or assessment of Taxes by any Governmental Entity, or any administrative or judicial proceeding or appeal of such proceeding relating to Taxes.
“Bankruptcy and Equity Principles” has the meaning set forth in Section 3.2.
“Base Purchase Price” means $850,000,000.
“Bills of Sale” means each of the Bills of Sale, Assignment and Assumption Agreements dated on or about the Closing Date, between the Sellers, or an Affiliate of the Sellers, and the Buyer, or an Affiliate of the Buyer, each of which shall be substantially in the form attached as Exhibit A.
“Breach or Default Liabilities” has the meaning set forth in Section 2.3(a).
“Building 21” means the improvements constructed on the Building 21 Site.
“Building 21 Site” has the meaning set forth on Schedule 1.1(a).
“Building 21 Power Arrangement Letter Agreement” has the meaning set forth in Section 6.17(a).
“Business” means, individually and collectively: (i) the Power and RF Business (and each of the Power Business and the RF Business); and (ii) the PRF Materials Business (including for purposes of clauses “(i)” and “(ii)” of this sentence and otherwise, the business conducted by the Business Subsidiary), but for the avoidance of doubt and notwithstanding any provision herein to the contrary, specifically excludes the LED and Lighting Business and the LED and Lighting Materials Business.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York, London, United Kingdom or Munich, Germany are permitted or required to close by Law.
“Business Employees” means the Core Employees and the Manufacturing Employees.
“Business Federal Contract” means any Assumed Contract that is a Federal Contract or a Federal Proposal.
“Business Intellectual Property” means the Assigned Intellectual Property and the Business Subsidiary Intellectual Property.
“Business Products” means, collectively: (i) Power and RF Products; and (ii) PRF Materials Products, but for the avoidance of doubt and notwithstanding any provision herein to the contrary, specifically excludes LED and Lighting Products and LED and Lighting Materials Products.
“Business Registered Intellectual Property” means all Business Intellectual Property that is Registered Intellectual Property.

“Business Subsidiary” has the meaning set forth in Section 2.1(n).
“Business Subsidiary Benefit Plan” has the meaning set forth in Section 3.13(a).
“Business Subsidiary Employee” has the meaning set forth in Section 6.7(f).
“Business Subsidiary Intellectual Property” means all Intellectual Property that is owned by the Business Subsidiary.
“Business Subsidiary Stock” has the meaning set forth in Section 2.1(n).
“Buyer” has the meaning set forth in the preamble.
“Buyer Fundamental Representations” has the meaning set forth in Section 9.4(a).
“Buyer Indemnified Person” has the meaning set forth in Section 9.1.
“Buyer Non-Fundamental Representations” has the meaning set forth in Section 9.4(a).
“Buyer Parties” has the meaning set forth in Section 6.1(b).
“Buyer Representatives” has the meaning set forth in Section 5.3(d).
“CAPEX Deviation Amount” means an amount, which may be positive or negative, which equals the difference of (i) the aggregate amount of capital expenditures committed to be made by the Parent with respect to the Business from the date of the Annual Financial Statements to Closing Date, which shall equal the sum of the applicable amounts set forth in row titled “CAPEX Total” in the Capital Expenditure Plan (provided that, if the Closing does not occur at the end of a quarter, the aggregate amount of capital expenditures committed to be made by the Parent with respect to the Business from the date of the Annual Financial Statements to the Closing Date shall equal (a) the sum of the amounts set forth in the row titled “CAPEX Total” in the Capital Expenditure Plan for each completed quarter through the Closing Date plus (b) an amount equal to (x) (A) the amount set forth in the row titled “CAPEX Total” in the Capital Expenditure Plan for the applicable quarter divided by (B) the number of days in the applicable quarter multiplied by (y) the number of days elapsed in the applicable quarter), minus (ii) the aggregate amount of cash actually paid by the Parent or any of its Affiliates for capital expenditures with respect to the Business from the date of the Annual Financial Statements to the Closing Date.
“Capital Expenditure Plan” means the plan set forth on Schedule 1.1(g).
“CERCLA” has the meaning set forth in the definition of Environmental Laws.
“CFIUS” has the meaning set forth in Section 3.3.
“CFIUS Approval” has the meaning set forth in Section 7.1(b).
“CFIUS Reverse Termination Fee” has the meaning set forth in Section 8.2(b).

“Claim” has the meaning set forth in Section 9.3(a).
“Claim Notice” has the meaning set forth in Section 9.3(a).
“Claiming Party” has the meaning set forth in Section 9.3(a).
“Closing” has the meaning set forth in Section 2.6.
“Closing Date” has the meaning set forth in Section 2.6.
“Closing Date Adjustment Amount Schedule” has the meaning set forth in Section 2.8(b).
“Closing Net Working Capital Amount” means an amount determined as of 11:59 pm U.S. Eastern Time on the Business Day immediately preceding the Closing Date equal to: (i) the aggregate dollar amount of all Acquired Assets (other than the Business Subsidiary Stock) and assets of the Business Subsidiary (other than, with respect to the Business Subsidiary, income Tax assets, and including, with respect to the Business Subsidiary, cash, cash equivalents, bank deposits and similar cash items), in each case, that are (a) properly characterized as current assets in accordance with the Historic Method and (b) set forth on Schedule 1.1(b); less (ii) the aggregate dollar amount of all Assumed Liabilities and all Liabilities of the Business Subsidiary (other than any Liability included in the final calculation of the CAPEX Deviation Amount or as a Transfer Tax and, with respect to the Business Subsidiary, any income Tax liabilities, the earn-out identified on Schedule 2.3(g), Accrued Compensation Obligations and Indebtedness) that are (a) properly characterized as current liabilities in accordance with the Historic Method (but, for the avoidance of doubt, without giving effect to any changes that arise solely as a result of the Transactions, including any purchase accounting adjustments) and (b) set forth on the Schedule 1.1(b). A representative example of the calculation of the Closing Net Working Capital Amount is attached hereto as Schedule 1.1(b).
“Closing Payment” means an amount equal to: (i)(a) the Base Purchase Price; plus (b) the Estimated Adjustment Amount; (ii) as adjusted (without duplication of any current assets or current liabilities included in the Closing Net Working Capital Amount) to take into account the proration of Property Taxes in accordance with Section 6.5(e) by: (a) adding the amount of any Property Taxes allocated to the Buyer and paid by the Sellers at or prior to Closing; and (b) subtracting the amount of any Property Taxes allocated to the Sellers and not yet paid by the Sellers at or prior to Closing.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the Internal Revenue Code of 1986.
“Competing Transaction” means any transaction (i) whereby any Person proposes to, or would, acquire, license, lease or otherwise obtain any ownership rights with respect to the Business or the Acquired Assets (in each case, whether by merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock or sale of assets), other than (x) the sale of finished goods in the Ordinary Course of Business or (y) (1) non-exclusive licenses of the type described in Section 3.9(f)(ii)(A) or (B) or (2) the non-

exclusive license of Business Intellectual Property in the Ordinary Course of Business to a distributor, sales representative, or international sales promotor pursuant to Parent’s standard form previously provided to the Buyer of distribution agreement, sales representative agreement or international sales promotor agreement (or, in each case, a substantially similar form); provided that the Contract containing such a non-exclusive license does not constitute a Significant Business Contract or (ii) involving the issuance, grant, disposition or acquisition of any equity securities of the Business Subsidiary, any option, call, warrant or right (whether or not immediately exercisable) to acquire any equity securities of the Business Subsidiary or any security, instrument or obligation that is or may become convertible into or exchangeable for any equity securities of the Business Subsidiary; provided that “Competing Transaction” shall not include any of the following transactions as long as such transactions would not result (in the case of items (b)-(d)) in the loss of any material rights of the Buyer under this Agreement: (a) a transaction involving the Buyer; (b) a merger, consolidation, share exchange, business combination or other similar transaction of or by the Parent involving all or substantially all of the Parent’s assets on a consolidated basis; (c) the acquisition by any Person of a majority of the Parent’s issued and outstanding voting equity interests; or (d) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Parent on a consolidated basis or any of its lines of business other than the Business.
“Confidential Information” has the meaning set forth in Section 6.14(b).
“Confidentiality Agreement” has the meaning set forth in Section 5.5(b).
“Contract” means any written, oral or other agreement, contract, license, sublicense, subcontract, settlement agreement, lease, understanding, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan or other commitment or undertaking of any nature that is legally binding.
“Continuing Business Subsidiary Employee” means each employee of the Business Subsidiary as of immediately prior to the Closing.
“Copyright Works” means all works of authorship, documents, documentation, designs, literary works, artistic works, pictorial works, graphic works, musical works, dramatic works, audio visual works, performances, sound recordings and signals, and other creations (including Software), and any compilations of them, whether or not registered or the subject of an application for registration.
“Copyright(s)” means all copyrights and other rights in works of authorship and other Copyright Works, including moral rights, economic rights thereunder, neighboring rights, and other similar rights, under any statute, common law or other law of any country, or under any treaty or international agreement or convention, whether or not registered or the subject of an application for registration, and whether or not registerable, together with all grants, registrations and applications relating thereto, and all rights conveyed thereunder.
“Core Employees” means each employee of the Parent or any Affiliate thereof as of the date of this Agreement set forth on Schedule 1.1(c), which Schedule 1.1(c) shall be updated by Parent and delivered not later than ten (10) Business Days prior to the Closing Date, to reflect any employees who are either hired (and whose primary job function is substantially similar to the primary job functions of Persons listed on Schedule 1.1(c)) or cease to be employed by the Parent or any Affiliate thereof prior to the Closing Date; provided that, with respect to any updates that arise outside the Ordinary Course of Business, such updates shall be consented to in writing by the Buyer (such consent not to be unreasonably withheld, delayed or conditioned).
“Counterparty” has the meaning set forth in Section 6.2(b)(i).
“Creators” has the meaning set forth in Section 3.9(g).
“Cree Name” has the meaning set forth in Section 2.2(p).
“Damages” means any debts, losses, costs, damages, liabilities, expenses, fines, fees, penalties, deficiencies, obligations, actions, suits, proceedings, claims, demands, judgments and settlements, including reasonable legal fees and expenses, interest, court costs, costs of investigators, fees and expenses of accountants, financial advisors and other experts, and other expenses of investigation or litigation, in each case whether or not asserted by third parties or incurred or sustained in the absence of Third Party Claims, but excluding exemplary, special or punitive damages (except, in each case, to the extent paid to a third party in connection with a Third Party Claim).
“DDTC” has the meaning given such term in Section 3.3.
“Deductible” has the meaning set forth in Section 9.5(a)(i).
“Disclosure Schedule” means the disclosure schedule of even date herewith delivered by the Sellers to the Buyer immediately prior to the execution and delivery of this Agreement.
“Dispute Notice” has the meaning set forth in Section 9.3(a).
“DOJ” means the U.S. Department of Justice.
“Dollars” or “$” means the lawful currency of the United States.
“DSS” has the meaning set forth in Section 3.3.
“DSS Approval” has the meaning set forth in Section 7.1(c).
“Easement Declaration” has the meaning set forth in Section 5.7.
“Eligible Claims Threshold” has the meaning set forth in Section 9.5(a)(i).
“Employee Access Plan” means arrangements determined from time to time by the Buyer and consented to by the Parent in writing (such consent not to be unreasonably withheld, delayed or conditioned) for the Buyer’s reasonable access to any of the Business Employees and Continuing Business Subsidiary Employees and their respective managers during normal business hours, including for purposes of conducting interviews to extend offers of employment.
“End Date” has the meaning set forth in Section 8.1(b).

“Environmental Laws” means all Laws relating to the environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, release or threatened release of or exposure to Hazardous Materials as the foregoing are enacted and in effect as of or prior to the Closing Date, including: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right‑to‑Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any entity that is, or at any applicable time was, a member of: (i) a controlled group of corporations (as defined in Section 414(b) of the Code); (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code).
“Estimated Adjustment Amount” has the meaning set forth in Section 2.8(a).
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Export Control Laws” has the meaning set forth in Section 3.25.
“FAR” means the Federal Acquisition Regulation, Chapter 1 of Title 48 of the Code of Federal Regulations, and any applicable federal agency regulation implementing the FAR.
“FCPA” has the meaning set forth in Section 3.26(a).
“Federal Contract” means any contract, basic ordering agreement, letter contract, purchase order, delivery order, change order, assistance agreement, grant, cooperative agreement, or other similar arrangement or commitment with (i) a U.S. federal Governmental Entity (acting on its own behalf or on behalf of another country or international organization), (ii) a prime contractor or grant/cooperative agreement recipient performing under a prime contract, grant/cooperative agreement, or other instrument within this definition of Federal Contract with a U.S. federal Governmental Entity or (iii) a subcontractor, vendor or subrecipient performing under a prime contract, grant/cooperative agreement, or other instrument within this definition of Federal Contract with a U.S. federal Governmental Entity. For the avoidance of doubt, Federal Contracts shall not include Seller Authorizations or Seller Environmental Authorizations.
“Federal Proposal” means any quotation, application, bid or other proposal by or in respect of a Person which, if accepted or awarded, would result in a Federal Contract with such Person.
“Files and Records” means all files and other records, including all available customer lists, customer records, reports, drawings, specifications, files and records regarding product development or research, files and records regarding manufacturing processes, files and records related to the published specifications for substrates and other materials used in the manufacture of the Business Products or in the Business, files and records regarding other research or development, manufacturing data, facilities records, quality assurance records, test procedures and results, formulae, data, process instructions, purchasing and material specifications, statistics, personnel records, training materials, market research materials, advertising or promotional materials and all other technical and financial information.
“Financial Statements” has the meaning set forth in Section 3.4(a).
“FINSA” has the meaning set forth in Section 5.2(b).
“FOCI” has the meaning set forth in Section 5.2(c).
“Foreign Government Entity” has the meaning set forth in Section 3.26(b).
“Foreign Plan” has the meaning set forth in Section 3.13(f).
“Form 8023” has the meaning set forth in Section 6.5(c).
“Form 8883” has the meaning set forth in Section 6.5(c).
“FTC” means the U.S. Federal Trade Commission.
“GAAP” means United States generally accepted accounting principles.
“Government Official” has the meaning set forth in Section 3.26(b).
“Governmental Entity” means any: (i) nation, province, state, municipality, county, city, district or other similar jurisdiction of any nature; (ii) federal, provincial, state, municipal, regional, territorial, aboriginal, local or foreign government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, ministry branch, commission, bureau, instrumentality, department, division, official, entity, court or tribunal); (iv) multinational or supranational organization or body exercising legislative, judicial or regulatory powers; or (v) body or other Person entitled by Law to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority.
“Guarantees” has the meaning set forth in Section 6.12.

“Hazardous Materials” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, pollutants or contaminants, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.
“Hired Employee” has the meaning set forth in Section 6.7(f).
“Historic Method” means GAAP and, to the extent not inconsistent with GAAP, the Parent’s application of GAAP in the Annual Financial Statements.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Inbound Licenses” has the meaning set forth in Section 3.9(f).
“Indebtedness” means, with respect to any Person at any date, all payment obligations of such Person, without duplication, in respect of: (i) indebtedness for borrowed money (excluding any trade payables, accounts payable and any other current liabilities, in each case properly characterized as current liabilities in accordance with the Historic Method); (ii) letters of credit, bankers acceptances or similar obligations, in each case, to the extent drawn; (iii) bonds, debentures, notes or similar instruments (other than performance, surety and appeal bonds in respect of which such Person’s liability remains contingent); (iv) leases that are, or are required to be, capitalized in accordance with GAAP as in effect on the date of this Agreement; (v) the deferred or unpaid purchase price of property or services, other than (y) obligations under Assumed Contracts which such obligations are included in the final calculation of the CAPEX Deviation Amount, and (z) any earn-out identified on Schedule 2.3(g); (vi) any interest rate or currency swaps, caps, collars, options, futures or purchase or repurchase obligations, other similar derivative instruments or any other hedging agreements or arrangements; (vii) indebtedness of others secured, directly or indirectly, by a Lien on any property or asset of such Person, whether or not such indebtedness has been assumed by such Person; (viii) guarantees of any obligations of any nature described in the foregoing clauses “(i)” through “(vii)” for the benefit of another Person; and (ix) accrued interest, penalties or fees related to any of the obligations described in the foregoing clauses “(i)” through “(viii)”, including any prepayment premiums, penalties, breakage costs and any other fees and expenses paid or payable to satisfy such obligations.
“Infringement Shared Liability” has the meaning set forth in the definition of Shared Liabilities.
“Intellectual Property” means Intellectual Property Rights and Know-How and Technical Information.
“Intellectual Property Assignment and License Agreement” means the Intellectual Property Assignment and License Agreement dated on or about the Closing Date, among the Buyer, its designated Affiliates, and the Parent, substantially in the form attached as Exhibit B.

“Intellectual Property Rights” means any or all of the following: (i) all Patents; (ii) all Trade Secret Rights; (iii) all Copyrights; (iv) all rights with respect to industrial designs and all variants of industrial designs, whether or not registered or the subject of an application for registration and whether or not registrable; (v) all Mask Work Rights; (vi) all rights with respect to Trademarks; (vii) all rights with respect to Web addresses, websites and domain names and numbers; and (viii) any and all similar or equivalent rights to any of the foregoing anywhere in the world, including any application, registration or renewal therefor.
“Interim Financial Statements” has the meaning set forth in Section 3.4(a).
“Inventory” has the meaning set forth in Section 2.1(c).
“IRS” means the U.S. Internal Revenue Service.
“ITAR” means the International Traffic in Arms Regulations, 22 Code of Federal Regulations Sections 120-130.
“Know-How and Technical Information” means any know-how, trade secrets, technology, materials, and other information, including processes, procedures, instructions, formulas, techniques, algorithms, routines, architectures, designs, design rules, specifications, knowledge, inventions (whether or not patented or patentable), data, databases, prototypes, chip design, schematics, test methodologies, associated documentation, register-transfer level designs, GDSII files, netlists, layout designs, topographies, cores, blocks, libraries, circuit designs, test methodologies, verilog files, emulation and simulation reports, test vectors and development tools, Mask Works, Software, and Copyright Works, each in any form and embodied in any media, however documented and whether or not embodied in any tangible form. “Know-How and Technical Information” does not include domain names.
“Knowledge of the Sellers” or “the Sellers’ Knowledge” or words of similar import means the actual knowledge of the individuals listed on Schedule 1.1(e), and the knowledge of any facts, circumstances or other matters that any of such individuals reasonably would have been expected to acquire in the ordinary course of the performance of his respective responsibilities for the Sellers after having familiarized himself with the representations and warranties set forth in this Agreement.
“Latest Balance Sheet” has the meaning set forth in Section 3.4(b).
“Law” means: (i) all applicable constitutions, treaties, laws, statutes, directives, codes, ordinances, edicts, writs, decrees, rules, regulations, by-laws, statutory rules, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity; and (ii) the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity.
“Lease” has the meaning set forth in Section 3.14(b).
“Leased Real Property” has the meaning set forth in Section 2.1(j).

“LED” has the meaning set forth in the definition of LED and Lighting Products.
“LED and Lighting Business” means the design, development, manufacture, marketing, distribution or sale (including solicitation of sale) of, and provision of foundry services and other services related to, LED and Lighting Products.
“LED and Lighting Materials Business” means the design, development, manufacture, marketing, distribution or sale of the LED and Lighting Materials Products, and provision of foundry services and other services related to LED and Lighting Materials Products, but for the avoidance of doubt and notwithstanding any provision herein to the contrary, specifically excludes the PRF Materials Business.
“LED and Lighting Materials Products” means conductive and semi-insulating silicon carbide (“SiC”) substrates and wafers, including bare wafers and wafers with GaN epitaxial films, for use in LED and Lighting Products. For the avoidance of doubt, “LED and Lighting Materials Products” does not include any of the foregoing for use in Power and RF Products or gemstone products.
“LED and Lighting Products” means light emitting diode (“LED”) chips, components and modules, LED lights and LED lighting systems and bulbs. “LED and Lighting Products” may incorporate Power and RF Products. However, “LED and Lighting Products” does not include Power and RF Products on a stand-alone basis. By way of example: (i) an LED light module with an integrated constant-current driver would be an “LED and Lighting Product” but a constant-current driver module on a stand-alone basis would be a “Power Product” and not an “LED and Lighting Product,” even if in a form adapted for use in LED lighting applications; and (ii) an LED light bulb with an integrated radio would be considered an “LED and Lighting Product” but the radio-frequency components of such a radio on a stand-alone basis would be “RF Products” (so long as they otherwise met the definition of “RF Products”), even if in a form adapted for use in an LED light bulb.
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.
“Liability” means any liability or obligation of any kind or nature (including any known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or matured or unmatured liability or obligation), regardless of whether such liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP, as in effect on the date of this Agreement.
“Licensed Intellectual Property” has the meaning given such term in the Intellectual Property Assignment and License Agreement.
“Lien” means any mortgage, claim, pledge, security interest, charge, lien, hypothecation, adverse possession claim, option or other right to purchase, restriction or reservation or any other encumbrance on exercise of any attribute of ownership.

“Limited Warranty Deeds” means the Limited Warranty Deeds dated on or about the Closing Date with respect to the Owned Real Property, executed by the Parent, substantially in the forms attached as Exhibit C.
“Manufacturing Employees” means each employee of the Parent or any Affiliate thereof set forth on Schedule 1.1(f), which Schedule 1.1(f) shall be updated by Parent and delivered in accordance with Section 6.7(b).
“Mask Work Rights” means rights associated with Mask Works, whether or not registered or the subject of an application for registration and whether or not registrable.
“Mask Works” means any series of related images, however fixed or encoded, having or representing the predetermined, three-dimensional pattern of metallic, insulating, or semiconductor material present or removed from the layers of a semiconductor chip product, and in which the relation of the images to one another is such that each image has the pattern of the surface of one form of the semiconductor chip product.
“Material Adverse Effect” means any event, change, circumstance, development or effect that, individually or in the aggregate with all other events, changes, circumstances, developments or effects, (i) has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations or value of the Business, taken as a whole, or (ii) materially delayed or prevented or would reasonably be expected to materially delay or prevent the ability of either Seller to consummate the Transactions; provided, however, that any adverse event, change, circumstance, development or effect (whether individually or in the aggregate) arising from or attributable to the following shall be excluded from the determination of whether a Material Adverse Effect has occurred or reasonably would be expected to occur: (a) a Party’s exercise of its rights or performance of its obligations under this Agreement or the public announcement of this Agreement, including any action taken in proximate response thereto by any person with which either Seller or the Business Subsidiary does business, (b) changes in general business, industry or economic conditions, including such conditions related to the Business or the industry in which it operates, to the extent that such changes do not have a disproportionate impact on the Business, taken as a whole, relative to other businesses in the same industry; (c) changes in Laws or accounting rules or principles, including changes in GAAP, applicable to the Business, to the extent that such changes do not have a disproportionate impact on the Business, taken as a whole, relative to other businesses in the same industry; (d) changes in national or international political, regulatory or social conditions, including any act of civil unrest, war, sabotage or terrorism, to the extent that such changes do not have a disproportionate impact on the Business, taken as a whole, relative to other businesses in the same industry; (e) changes resulting from any “act of God,” including weather, natural disasters and earthquakes, to the extent that such changes do not have a disproportionate impact on the Business, taken as a whole, relative to other businesses in the same industry; (f) any failure, in and of itself, by the Business to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for the Business for any period (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or reasonably would be expected to be, a Material Adverse Effect); or (g) matters arising under or related to any Regulatory Law or the action, nonaction, waiver, permit, approval or consent of any Governmental Entity, including any CFIUS or DSS approval and any matter described in Section 5.2.
“Material Business Contract” means: (i) each Contract between or among either of the Sellers or the Business Subsidiary and any architect, engineer, contractor or other professional with respect to the development and construction of Building 21; and (ii) each agreement listed or required to be listed in Section 3.9(f) or Section 3.17(a) (or any subsection thereof) of the Disclosure Schedule and any Lease set forth on Schedule 2.1(j).
“Material Business Customers” has the meaning set forth in Section 3.21.
“Material Business Suppliers” has the meaning set forth in Section 3.21.
“Materiality Qualifier” means a qualification to a representation or warranty by: (i) use of the word “material,” “materially” or “materiality”; or (ii) a reference regarding the occurrence or nonoccurrence or possible occurrence or nonoccurrence of a Material Adverse Effect or a “materially adverse effect” or a “material adverse effect”.
“Monetary Liens” has the meaning set forth in Section 3.14(e).
“NISPOM” means the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.
“Non-Transferring Core Employees” has the meaning set forth in Section 6.7(a).
“Novation Agreement” has the meaning set forth in Section 6.2(b)(i).
“Order” means any judgment, order, injunction, decree, stipulation, ruling or award, whether rendered by a court, administrative agency or other Governmental Entity, by arbitration or otherwise.
“Ordinary Course of Business” means the ordinary course of normal day to day operations of the Sellers and the Business Subsidiary with respect to the Business, consistent with past practice.
“Owned Real Property” has the meaning set forth in Section 2.1(i).
“Owned Real Property Documents” has the meaning set forth in Section 3.14(a).
“Parent” has the meaning set forth in the preamble.
“Party” has the meaning set forth in the preamble.
“Patents” means United States, international and foreign patents, utility models, industrial rights and applications therefor, and all reissues, reexaminations, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, registrations and filings claiming priority to or serving as a basis for priority thereof.

“Permitted Lien” means any: (i) lien for any Tax that: (a) is not yet due and payable; or (b) the validity of which is being contested in good faith by appropriate proceedings if reserves with respect thereto are maintained on the Financial Statements in accordance with GAAP; (ii) mechanic’s, materialmen’s, landlord’s or similar lien arising by operation of law; (iii) any mechanic’s or materialmen’s lien filed of record that is being contested in good faith by appropriate proceedings that stay any right to foreclose and for which a reserve has been established for the total amount stated in the lien filing and the cost of contest; (iv) pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation; (v) easements, with respect to Building 21, reserved by Parent and agreed upon prior to the Closing in accordance with Section 5.7; and (vi) other liens of record or imperfections of title which are not material in character, amount or extent and which do not materially detract from the value of, or interfere with, the present or presently contemplated use and enjoyment of the asset or property subject thereto or affected thereby.
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, estate, trust, joint venture, company, unincorporated organization or any other business entity or association or any Governmental Entity.
“Power Business” means the design, development, manufacture, marketing, distribution or sale (including solicitation of sale) of, and provision of foundry services and other services related to, Power Products.
“Power and RF Business” means the design, development, manufacture, marketing, distribution or sale (including solicitation of sale) of, and provision of foundry services and other services related to, Power and RF Products.
“Power and RF Products” means Power Products, RF Products or both.
“Power Products” means components, devices and other products based on wide bandgap semiconductor materials, including SiC and GaN, as well as modules and other assemblies incorporating the same, in each case, used for power conversion or power management. “Power Products” includes Schottky and other diodes, metal-oxide-semiconductor field-effect transistors (MOSFETs) and other types of transistors and modules that operate at various voltages for use in power conversion and power management applications, including computer servers, inverters, uninterruptible power supplies, motor drives, power switches and industrial power supplies, power transmission and management.
“Pre-Closing Period” means the period between the date of this Agreement and the Closing or earlier termination of this Agreement in accordance with its terms.
“PRF Materials Business” means the design, development, manufacture, marketing, distribution or sale of the PRF Materials Products, and provision of foundry services and other services related to PRF Materials Products, but for the avoidance of doubt and notwithstanding any provision herein to the contrary, specifically excludes the LED and Lighting Materials Business.
“PRF Materials Products” means conductive and semi-insulating SiC substrates and wafers, including bare wafers and wafers with SiC or GaN epitaxial films, for use in Power and

RF Products or for use in gemstone products. For the avoidance of doubt, “PRF Materials Products” does not include any of the foregoing for use in LED and Lighting Products.
“Privileged Deal Communications” has the meaning set forth in Section 10.10(b).
“Property Taxes” has the meaning set forth in Section 6.5(e).
“PTO” has the meaning set forth in the definition of Accrued Compensation Obligations.
“Purchase Price” has the meaning set forth in Section 2.7.
“Purchase Price Allocation” has the meaning set forth in Section 2.9(a).
“Real Estate License Agreement” means the Real Estate License Agreement dated on or about the Closing Date, between the Buyer, or its designated Affiliates, and the Parent, substantially in the form attached as Exhibit E.
“Real Property” has the meaning set forth in Section 2.1(j).
“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity or registrar for domain names, Internet protocol addresses or autonomous system numbers.
“Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to: (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition; or (ii) protect the national security or the national economy of any nation.
“Regulatory Reverse Termination Fee” has the meaning set forth in Section 8.2(b).
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment.
“Responding Party” has the meaning set forth in Section 9.3(a).
“Reverse Termination Fee” has the meaning set forth in Section 8.2(b).
“Review Period” has the meaning set forth in Section 2.8(c)(ii).
“RF Business” means the design, development, manufacture, marketing, distribution or sale (including solicitation of sale) of, and provision of foundry services and other services related to, RF Products.
“RF Products” means components, devices and other products based on wide bandgap semiconductor materials, including SiC and GaN, that operate at various frequencies, as well as modules and other assemblies incorporating the same, in each case, used in radio-frequency applications. “RF Products” includes high electron mobility transistors and other types of transistors and monolithic microwave integrated circuits for use in radio-frequency applications, including amplifiers, heating, military, radar, satcom, point-to-point radio, telecom and data link applications.
“RTP Premises” has the meaning set forth in Section 5.2(e).
“Section 338(h)(10) Election” has the meaning set forth in Section 6.5(c).
“Seller” has the meaning set forth in the preamble.
“Seller Authorizations” has the meaning set forth in Section 3.7.
“Seller Benefit Plan” has the meaning set forth in Section 3.13(a).
“Seller Environmental Authorizations” has the meaning set forth in Section 3.19(d).
“Seller Fundamental Representations” has the meaning set forth in Section 9.4(a).
“Seller Indemnified Person” has the meaning set forth in Section 9.2.
“Seller Non-Fundamental Representations” has the meaning set forth in Section 9.4(a).
“Seller Parties” has the meaning set forth in Section 10.10(a).
“Seller Representative” means any director, officer, employee, agent, or other representative of either of the Sellers or any of their respective Affiliates.
“Seller Restricted Parties” has the meaning set forth in Section 6.1(a).
“Seller Specified Representations” has the meaning set forth in Section 9.4(a).
“Seller Tax Representations” has the meaning set forth in Section 9.4(a).
“Shared Liabilities” means, in each case, individually, the Liabilities set forth in each of (i) Section 2.3(a) with respect to the Breach or Default Liabilities (but without prejudice, for the avoidance of doubt, to the Parties’ agreements set forth in Section 2.5(a)); (ii) Section 2.3(c) to the extent the amount of such Liabilities are in excess of the reserve for warranty Liabilities included in the final calculation of the Adjustment Amount; (iii) Section 2.3(e) (each Liability in this clause “(iii)”, a “Transfer Tax Shared Liability”); and (iv) Section 2.3(f) with respect to third party Intellectual Property (as opposed to Intellectual Property generally) (each Liability in this clause “(iv)”, an “Infringement Shared Liability”).
“SiC” has the meaning set forth in the definition of LED and Lighting Materials Products.
“SiC Materials” has the meaning set forth in Section 6.1(b).

“Significant Business Contract” means: (i) each Contract between or among either of the Sellers or the Business Subsidiary and any architect, engineer, contractor, vendor, supplier or other professional with respect to the development and construction of Building 21; and (ii) each agreement listed or required to be listed in Section 3.17(a)(iii), Section 3.17(a)(iv), Section 3.17(a)(viii), Section 3.17(a)(x) and Section 3.17(a)(xiv) of the Disclosure Schedule and any Lease set forth on Schedule 2.1(j).
“Smith Anderson” has the meaning set forth in Section 10.10(a).
“Software” means computer programs, operating systems, applications, firmware and other software of any nature, together with all source code, object code, and documentation therefor, including software implementations of algorithms, heuristics models and methodologies, testing, validation, verification and quality assurance tools, utilities, drivers, libraries, subroutines, graphical user interfaces and software engines.
“Special Acquisition Company” has the meaning set forth in Section 5.2(e).
“Specified Representations” has the meaning set forth in Section 7.2(a).
“Subcontract Agreement” means the Subcontract Agreement dated on or about the Closing Date, between the Buyer, or its designated Affiliate, and the Parent, substantially in the form attached as Exhibit F.
“Subsidiary Merger Agreement” means that certain Agreement and Plan of Merger, dated as of June 26, 2015, by and among, the Parent, Go RBMS Company, the Business Subsidiary, Alexander Lostetter and certain other Persons party thereto.
“Swedish Seller” has the meaning set forth in the preamble.
“Target Closing Net Working Capital Amount” means (i) if the Closing occurs on or before September 25, 2016, $49,800,000, (ii) if the Closing occurs on or after December 26, 2016, $53,200,000 and (iii) if the Closing occurs between September 26, 2016 and December 25, 2016, the Target Closing Net Working Capital Amount shall equal the sum of (a) $49,800,000 plus (b) product of (x) $37,362.64 and (y) the number of days elapsed since September 26, 2016.
“Tax” means: (i) all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, business, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether disputed or not; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed with respect thereto; and (iii) any Liability in respect of any items described in clause “(i)” or “(ii)” payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulation Section 1.1502-6(a) or any analogous or similar provision of Law (or any predecessor or successor thereof) or otherwise.

“Tax Return” means any return, declaration, report, filing, estimate, statement, claim for refund, information return or other document relating to any Tax, including any schedule or attachment thereto and including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity.
“Teaming Agreements” has the meaning set forth in the FAR.
“Third Party Claim” has the meaning set forth in Section 9.3(a).
“Trade Secret Rights” means trade secret rights and other rights with respect to Know-How and Technical Information, whether or not patented or the subject of an application for patent and whether or not patentable.
“Trademarks” means all trademarks, design marks, logos, service marks, certification marks, official marks, trade names, business names, corporate names, trade dress, distinguishing guises, slogans, meta tags, SKU codes and other product identification codes and numbers, and other characters, brand elements or other distinguishing features or indicia of source or origin, used in connection with goods or services, whether or not registered or the subject of an application for registration and whether or not registerable, and all related goodwill and all rights with respect thereto, whether arising under the laws of the United States or any state or territory thereof or any other jurisdiction anywhere in the world, and registrations and applications for registration with respect to any of the foregoing.
“Transactions” means the Acquisition and the other transactions contemplated by this Agreement and the other Transaction Documents.
“Transaction Documents” means this Agreement, the Bill of Sale, the Intellectual Property Assignment and License Agreement, the Limited Warranty Deeds, the Real Estate License Agreement, the Subcontract Agreement, the Transition Services Agreement, the Wafer Supply Agreement, the Building 21 Power Arrangement Letter Agreement and the exhibits and schedules hereto and thereto, and each other document, instrument, certificate, or agreement contemplated hereby or thereby.
“Transaction Expenses” means any and all (whether or not disclosed) (i) except as expressly provided in the Transaction Documents, costs, fees and expenses of outside professionals incurred by the Sellers or any of their respective Affiliates in connection with the negotiation, execution and consummation of the Transactions, including all legal, accounting, financial advisory, investment banking, management or other professional services fees and expenses, (ii) except as expressly included as an Assumed Liability pursuant to Section 2.3(d), obligations of the Sellers or any of their respective Affiliates that become due, at the Closing, as a result of the consummation of the Transactions under any change in control, transaction bonus or similar agreement or arrangement with any employee or other service provider, related to the Business or the Business Subsidiary, put in place by either Seller or any of its respective Affiliates and existing prior to the Closing Date and the employer portion of any employment Taxes payable with respect thereto and (iii) except as expressly included as an Assumed Liability pursuant to Section 2.3(d) severance, termination or similar obligations made or provided, or required to be made or provided, by the Sellers or any of their respective Affiliates (including, for the avoidance of doubt, the employer portion of any employment Taxes payable with respect thereto) to or on behalf of any Business Employee who does not become a Hired Employee or otherwise accept an offer of employment from the Buyer or any of its Affiliates, in each case, as a result of or in connection with the Transactions.
“Transfer Date” means: (i) with respect to Core Employees, and Business Subsidiary Employees, the Closing Date; and (ii) with respect to Manufacturing Employees, each such date or dates before the Transition End Date as the Parent and the Buyer determine in writing to treat as the Transfer Date for any Manufacturing Employees and, with respect to any Manufacturing Employees for whom an earlier date is not so determined, the day immediately following the Transition End Date.
“Transfer Tax Shared Liability” has the meaning set forth in the definition of Shared Liabilities.
“Transfer Taxes” has the meaning set forth in Section 6.5(d).
“Transition End Date” means the date upon which the Wafer Supply Agreement expires or, if earlier, the date as of which the Transition Services Agreement is terminated.
“Transition Services Agreement” means the Transition Services Agreement dated on or about the Closing Date, between the Buyer (or its designated Affiliate) and the Parent, substantially in the form attached as Exhibit G, with such changes or additions (if any) as are agreed by the Buyer and the Parent as result of the further negotiations referred to in Section 6.16.
“Unassigned Rights” has the meaning set forth in Section 2.5(a).
“Utility Easements” has the meaning set forth in Section 5.7.
“Utility Infrastructure” has the meaning set forth in Section 5.7.
“Wafer Supply Agreement” means the Wafer Supply Agreement dated on or about the Closing Date, between the Buyer (or its designated Affiliate) and the Parent, substantially in the form attached as Exhibit H.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar foreign, state, or local statute, regulation, or ordinance.
Section 1.2    Interpretation

In this Agreement: (a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph, Article or Section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof; (e)

unless expressly stated herein to the contrary, reference to any applicable Law means such applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (g) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of” such item or “under” such item or any similar relationship regarding such item; (h) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; (i) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule, Disclosure Schedule, or Exhibit is to an article, section, schedule, the Disclosure Schedule, or exhibit, respectively, of this Agreement; (j) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded; (k) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; (l) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof; (m) “delivered to the Buyer” or “provided to the Buyer” as used in Article III with respect to any documents or information means that: (i) such documents or information were contained, and accessible for a continuous period of at least forty-eight (48) hours preceding the time at which the Parties mutually release their respective signature pages to execute this Agreement, in the “Project dB2” virtual data room hosted by the Parent at intralinks.com; and (ii) subject to any “clean room” procedures agreed to by the Buyer and the Parent prior to the date of this Agreement, the Buyer and its designated representatives had unrestricted access and notification rights during such period; and (n) the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and the other Transaction Documents, and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and the other Transaction Documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and the other Transaction Documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.
ARTICLE II
PURCHASE AND SALE OF ASSETS

Section 2.1    Acquired Assets

On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Buyer, and the Buyer shall purchase and accept from the Sellers, all of the Sellers’ right, title and interest as of the Closing in all properties, assets, interests and rights of every kind and nature, whether tangible or intangible, disclosed or undisclosed, real or personal and wherever located and by whomever possessed, that are primarily related (or, where so specified, to the extent primarily related) to the Business and not included in the Excluded Assets free and clear of all Liens, other than Permitted Liens (the “Acquired Assets”), including (other than, for the avoidance of doubt, those assets explicitly listed as Excluded Assets in Section 2.2):

(a)the Assigned Intellectual Property, all pursuant to and as provided in the Intellectual Property Assignment and License Agreement;

(b)other rights and technology pursuant to and as provided under the Intellectual Property Assignment and License Agreement;

(c)all inventory set forth on Schedule 2.1(c) (which schedule provides a detailed schedule of the inventory of the Business as of June 26, 2016 and shall be updated as of a recent month end prior to the Closing to provide an estimate to reflect changes to such inventory; provided that, for the avoidance of doubt, there shall be no adjustment to the Purchase Price based on such schedule and any adjustment to the Purchase Price based on inventory of the Business in connection with the Closing shall be made in accordance with the provisions of Section 2.8) (the “Inventory”);

(d)the equipment, hardware, computers, machinery, tools and tooling, furniture, fixtures, supplies, leasehold improvements, motor vehicles and other tangible personal property set forth on Schedule 2.1(d) (which schedule may be updated by Parent between the date of this Agreement and the Closing to reflect changes in the Ordinary Course of Business), together with any third-party software products that were provided with and are integrated with or otherwise used primarily in connection with the operation of such equipment, hardware or other tangible personal property;

(e)subject to Section 2.5, Section 6.2(b), all Contracts to the extent related primarily to the Business, including those that are set forth on Schedule 2.1(e), and the Federal Proposals set forth on Schedule 2.1(e) and any other Federal Proposals to the extent primarily related to the Business (collectively, the “Assumed Contracts”), but excluding any Contract (i) with any Business Employee (including any such Contract relating to compensation or benefits provided to any such Business Employee) that is not listed on Schedule 2.1(e) or (ii) that is primarily related to the Business that is not listed on Schedule 2.1(e) and is a Significant Business Contract unless, (x) such Contract is listed as a Federal Proposal on Schedule 2.1(e) and becomes a Federal Contract prior to the Closing, or (y) with respect to any such Contract entered into between the date of this Agreement and the Closing Date, the Buyer’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed) is obtained;

(f)all rights, causes of action, judgments, claims and demands of whatever nature existing as of the Closing Date under manufacturers’ and vendors’ warranties, in each case to the extent primarily related to the Acquired Assets;

(g)all Files and Records to the extent primarily related to the Business or any Acquired Asset or Assumed Liability, but specifically excluding any Files and Records that are described in Section 2.2(d) or Section 2.2(e); provided that in the case of Files and Records that relate primarily but not exclusively to the Business or any Acquired Asset or Assumed Liability, the Seller may provide the Buyer copies thereof and retain the original materials if the Seller determines in good faith that doing so is administratively expedient;

(h)(i) all suits, proceedings, rights, counterclaims, requests for equitable adjustment under Federal Contracts, rights of set-off and other claims (including under indemnification agreements in favor of either Seller) (whether known or unknown, matured or unmatured, accrued or contingent) that either Seller may have against any Person as of the Closing Date, in each case to the extent: (A) primarily related to the Business; or (B) arising out of or relating to any Acquired Asset or Assumed Liability, in each case other than under or with respect to the insurance policies of either Seller or its Affiliates; and (ii) all insurance proceeds under the insurance policies of either Seller or its Affiliates on account of the damage or complete destruction between the date of this Agreement and the Closing Date of any assets or properties that would have been included in the Acquired Assets but for such damage or destruction, in each case net of any deductible and the actual out-of-pocket cost of repair, replacement or remediation incurred by such Seller prior to the Closing and related reasonable administrative costs;

(i)all real property listed on Schedule 2.1(i) and the structures, improvements, buildings and facilities located thereon, including all rights, titles and interests appurtenant to such real property (the “Owned Real Property”);

(j)all interests in the leased real property listed on Schedule 2.1(j) and in any structures, improvements, buildings and facilities located on such leased property (together with the leased real property of the Business Subsidiary, the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”);

(k)all tangible assets and property physically located in the structures, improvements, buildings and facilities located on the Real Property on the Closing Date;

(l)all trade accounts receivable to the extent primarily related to the Business, including those originated prior to the Closing from external sales of Business Products or pursuant to Assumed Contracts, and all rights to invoice and receive payments for Business Products shipped to customers prior to the Closing;

(m)all prepayments and prepaid expenses, in each case to the extent primarily related to the Business, other than for the insurance policies of either Seller or its Affiliates;

(n)the capital stock (the “Business Subsidiary Stock”) of Cree Fayetteville, Inc. (the “Business Subsidiary”);

(o)any other assets reflected on the Closing Date Adjustment Amount Schedule and any assets listed on Schedule 2.1(o), which schedule may be updated by Parent between the date of this Agreement and the Closing to reflect changes in such assets in the Ordinary Course of Business;

(p)any Seller Authorizations (including Seller Environmental Authorizations) to the extent primarily related to the Business or any Acquired Asset or the operation or use thereof, to the extent transferable under Law to the Buyer; and

(q)all goodwill and going concern value to the extent primarily related to the Business or any Acquired Asset.

Notwithstanding anything contained herein to the contrary, the Cree Name shall not be an Acquired Asset.
Section 2.2    Excluded Assets

Notwithstanding any provision of Section 2.1 to the contrary, the Acquired Assets shall not include, and neither the Buyer nor any of its Affiliates will acquire any right, title or interest in any of the following assets (of any kind or nature, whether tangible or intangible, whether disclosed or undisclosed, whether real or personal and wherever located and by whomever possessed) of either Seller or any Affiliate of either Seller (except with respect to Section 2.2(d), other than the Business Subsidiary):
(a)cash, cash equivalents, bank deposits, similar cash items and securities or any bank accounts;

(b)intercompany receivables among either Seller and any of its Affiliates;

(c)rights, claims and interests under the Confidentiality Agreement, this Agreement and the other Transaction Documents;

(d)Files and Records prepared in connection with the negotiation of the Transaction Documents and the sale of the Acquired Assets or any similar transaction involving the sale of all or part of the Business, including any bids and other information received from third parties in respect of the Business and analyses produced by any Seller Representative relating to the Business, and all communications between Smith Anderson, on the one hand, and either Seller or any Affiliate or representative thereof, on the other hand, in each case to the extent such communications are related to the Transactions or any similar transaction involving the sale of all or part of the Business, including communications subject to the attorney-client privilege or other similar privilege or protection against disclosure, or in which either Seller otherwise had an expectation of confidentiality with respect thereto;

(e)(i) Files and Records required by Law to be retained by either Seller; and (ii) all personnel Files and Records relating to employees other than: (A) the Hired Employees, except as limited or prohibited by applicable Law, and (B) each person that is a Business Subsidiary Employee as of the Closing Date;

(f)subject to Section 2.5 and Section 6.2(b), any and all Contracts that are not Assumed Contracts;

(g)all raw materials and work in process inventories used in the PRF Materials Business in manufacturing SiC wafers, including those set forth on Schedule 2.2(g) (which schedule provides a detailed schedule of such raw materials and work in process inventories used in the PRF Materials Business as of June 26, 2016 and may be updated by Parent between the date of this Agreement and the Closing to reflect estimated changes in the Ordinary Course of Business);

(h)any assets under Seller Benefit Plans;

(i)any Tax refunds, Tax deposits, Tax assets and Tax Files and Records of either Seller arising out of or relating to the Acquired Assets or the Business that are attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, including deferred income Tax assets;

(j)the Licensed Intellectual Property (other than solely to the extent of the rights granted pursuant to the Intellectual Property Assignment and License Agreement), and all other Intellectual Property (other than the Assigned Intellectual Property and Business Subsidiary Intellectual Property);

(k)all taxpayer and other identification numbers of either Seller;

(l)all seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of either Seller as a legal entity;

(m)any assets listed on Schedule 2.2(m);

(n)Seller Authorizations (including Seller Environmental Authorizations) to the extent not transferable under Law or not primarily related to the Business or any Acquired Asset or the operation or use thereof;

(o)the equity interest, capital stock and corporate name of the Swedish Seller and any other Affiliate of the Sellers, other than the Business Subsidiary;

(p)any rights whatsoever in the name “Cree” (including as part of the name of the Business Subsidiary) in any form, formulation or presentation whatsoever or any other trademark, service mark, trade dress, logo or associated goodwill therein (collectively, the “Cree Name”);

(q)(i) suits, proceedings, rights, counterclaims, rights of set-off and other claims (including under indemnification agreements) (whether known or unknown, matured or unmatured, accrued or contingent) against any Person to the extent primarily related to any Excluded Asset or Excluded Liability, including under or with respect to the insurance policies of either Seller or any of its Affiliates other than the Business Subsidiary; and (ii) insurance policies of either Seller or any of its Affiliates other than the Business Subsidiary and all rights under or with respect to such insurance policies, other than solely those rights included in the Acquired Assets pursuant to clause “(ii)” of Section 2.1(h);

(r)all equipment, hardware, computers, machinery, tools and tooling, furniture, fixtures, supplies, leasehold improvements, motor vehicles and other tangible personal property (other than, for the avoidance of doubt, those (i) set forth on Schedule 2.1(d) or (ii) described in Section 2.1(k)), including those set forth on Schedule 2.2(r), together with any third-party software products that were provided with and are integrated with or otherwise used primarily in connection with the operation of such equipment, hardware or other tangible personal property; and

(s)all real property other than the Owned Real Property, the Leased Real Property and the rights granted pursuant to the Real Estate License Agreement.

The foregoing are referred to collectively as the “Excluded Assets.” For the avoidance of doubt and notwithstanding anything contained herein to the contrary, all assets of the Business Subsidiary shall continue to be assets of the Business Subsidiary following the Closing except for the Cree Name, all policies, procedures, practices, handbooks, manuals, and similar items generally applicable to Parent and its Affiliates, any other assets to the extent otherwise required as a result of a Section 338(h)(10) election, and the assets referenced in Section 2.2(d) (including the assets described in Section 10.10) all of which shall be Excluded Assets.
Section 2.3    Assumed Liabilities

On the terms set forth in this Agreement, at the Closing, the Sellers shall assign, transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered to the Buyer, and the Buyer shall assume and accept and shall pay, perform and discharge fully as and when required the following Liabilities of the Sellers (or, where applicable, any Affiliate of a Seller) arising, accruing or occurring before, on or after the Closing Date (the “Assumed Liabilities”) (other than, for the avoidance of doubt, if included in the Excluded Liabilities):
(a)all obligations of either Seller (or, where applicable, any Affiliate of a Seller) under the Assumed Contracts (which shall include the Liabilities arising from or relating to a breach of or default under any Assumed Contract (other any breach of or default under any Federal Contract or Federal Proposal) attributable to the period of time prior to the Closing (such Liabilities, the “Breach or Default Liabilities”));

(b)all trade accounts payable to the extent primarily related to the Business (but expressly excluding any trade payables arising from or related to any Excluded Assets), including (to the extent primarily related to the Business) accounts payable for inventory purchases, property and equipment purchases and uninvoiced receipts and manual accruals in the Ordinary Course of Business that would become trade accounts payable with the passage of time;

(c)the Liabilities to customers or other third parties under any written warranty given, prior to the Closing, to customers of the Business or otherwise to any other third parties to the extent related to any Business Product;

(d)(i) severance, termination or similar payment obligations made or provided, or required to be made or provided, in each case pursuant to a Seller Benefit Plan, as set forth on Schedule 6.7(d), or under Applicable Law, by the Sellers or any of their respective Affiliates to or on behalf of any Person listed on Schedule 1.1(c) or Schedule 1.1(f), in each case as may be updated pursuant to this Agreement, who does not become a Hired Employee solely at the request of the Buyer (excluding, for the avoidance of doubt, any such obligations with respect to, or on behalf of, any Person listed on Schedule 1.1(c) or Schedule 1.1(f) who does not accept an offer of employment extended to such Person in accordance with Section 6.7(a) or Section 6.7(b), as applicable, of this Agreement); and (ii) any Liability related to compliance with or arising under or related to the WARN Act, in each case, in connection with termination of employment of any such employees by either Seller in connection with the Transactions that arise solely from the Buyer’s or its Affiliate’s breach of its obligations under Section 6.7(j);

(e)the Transfer Taxes, in accordance with Section 6.5(d);

(f)the Liabilities arising from or related to any infringement, misappropriation or violation of any Intellectual Property of any Person attributable to the period of time prior to the Closing to the extent primarily related to the Business; and

(g)any other Liability (i) reflected on the Closing Date Adjustment Amount Schedule, (ii) included in the final calculation of the CAPEX Deviation Amount, or (iii) listed on Schedule 2.3(g).

The Buyer hereby acknowledges that, except as otherwise set forth in Section 2.3(d) (in which event such relevant Assumed Liabilities will be assumed effective as of the applicable Transfer Date) it is assuming the Assumed Liabilities effective as of the effective time of the Closing. For the avoidance of doubt, the Buyer’s assumption of the Assumed Liabilities shall not limit or otherwise affect the Buyer’s rights to indemnification under Article IX.
Section 2.4    Excluded Liabilities

Notwithstanding Section 2.3, the Assumed Liabilities shall not include, and neither the Buyer nor any of its Affiliates will assume, nor will any of them be liable for, any Liabilities of either Seller that are not expressly included as Assumed Liabilities, and the Sellers shall retain any and all Liabilities of the Sellers that are not Assumed Liabilities, including the following Liabilities of either of the Sellers or any of its Affiliates (except with respect to Accrued Compensation Obligations of current employees of the Business Subsidiary, other than the Business Subsidiary):
(a)any Liability of any nature to the extent primarily relating to the Excluded Assets;

(b)any Indebtedness;

(c)(i) any Taxes of either Seller or any of its Affiliates for any taxable period; (ii) any Taxes of another Person for which either Seller or any of its Affiliates is liable, including Taxes for which either Seller or any of its Affiliates is liable by reason of Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, under any contractual obligation or otherwise; and (iii) any Taxes resulting from the sale of the Acquired Assets pursuant to this Agreement (other than Transfer Taxes which shall be treated in accordance with Section 6.5(d) and Section 9.5(h));

(d)any Taxes arising out of or relating to the Acquired Assets or the Business that were incurred in or are attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, including deferred income Taxes (with Property Taxes being prorated in accordance with Section 6.5(e));

(e)any Transaction Expenses;

(f)any Liabilities under or relating to Seller Benefit Plans and any other employee benefit plans, programs, policies, agreements or arrangements maintained or contributed to by either of the Sellers, the Business Subsidiary or any of their respective ERISA Affiliates, in each case whether arising before, on or after the applicable Transfer Date, other than any Liabilities as set forth in Section 2.3(d);

(g)any Liabilities of either Seller or any of its Affiliates under this Agreement and the Transaction Documents;

(h)except for Liabilities under the Assumed Contracts set forth on Schedule 2.1(e) and as set forth in Section 2.3(d), any claim by or Liability to or with respect to current and former employees, directors, consultants, independent contractors or other service providers of either Seller or any Affiliate thereof who provide or provided, as applicable, services primarily with respect to the Business, including any Business Employee and any other personnel, arising or otherwise on account of matters or circumstances occurring before the applicable Transfer Date with respect to a Hired Employee or with respect to any personnel other than a Hired Employee, the Closing Date, and, in each case, solely to the extent attributable to such applicable period of time, including: (i) all Liabilities relating to employment or service, compensation and benefits; (ii) any Liability arising out of any employee grievance, complaint or claim relating to the terms and conditions of employment or the service of any other independent contractor or service provider; (iii) all Accrued Compensation Obligations and (iv) compliance with and any Liability under or relating to: (A) the WARN Act in connection with termination of employment of any such employees by either Seller in connection with the Transactions; and (B) all other labor and employment Laws;

(i)other than as set forth in Sections 2.3(a), 2.3(c), 2.3(d) or 2.3(f), solely to the extent attributable to the period of time prior to the Closing, any Liability arising out of or related to any violation or breach by Parent or any of its Affiliates of any Law (including, any violations of Environmental Laws);

(j)any Liabilities arising from or related to any breach of or default under any Federal Contract or Federal Proposal; and

(k)intercompany payables among either Seller and any of its Affiliates.

The foregoing are referred to collectively as the “Excluded Liabilities.” The Sellers acknowledge that neither the Buyer nor any of its Affiliates shall assume, or otherwise be responsible for, and the Sellers shall pay, perform and discharge fully as and when required, all of the Excluded Liabilities. For the avoidance of doubt and notwithstanding anything contained herein to the contrary (but without limiting the provisions of this Agreement providing for calculation of the Adjustment Amount), all Liabilities of the Business Subsidiary shall continue to be Liabilities of the Business Subsidiary following the Closing and shall not be Excluded Liabilities.
Section 2.5    Inability to Assign Contracts

(a)Notwithstanding anything to the contrary contained in this Agreement or in any other Transaction Document, to the extent that the assignment or attempted assignment to the Buyer of any Contract or any Seller Authorization (including any Seller Environmental Authorization), in each case, to the extent such Contract or Seller Authorization (including any Seller Environmental Authorization) would otherwise constitute an Acquired Asset, or any claim, right or benefit arising thereunder or resulting therefrom, is prohibited by any Law, or would require any consent, approval, waiver, authorization, notice or novation by a Governmental Entity or another Person and such consent, approval, waiver, authorization, notice or novation has not been obtained or made prior to Closing, or with respect to which any attempted assignment would be ineffective or would materially and adversely affect the rights of either Seller or the Buyer thereunder (collectively, the “Unassigned Rights”), then neither this Agreement nor any other Transaction Document will constitute an assignment or attempted assignment thereof, and the same will not be assigned at the Closing; provided, however, that the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price as a result thereof and, notwithstanding anything to the contrary in this Agreement, including the Parties’ agreement with respect to Shared Liabilities, neither the Sellers nor any of their Affiliates shall have any liability whatsoever arising out of or relating to, and neither the Buyer nor any Buyer Indemnified Party shall be entitled to indemnification under Article IX based on, either the Seller’s or the Buyer’s failure to obtain any consent, approval, waiver, authorization, notice or novation that may be required in connection with the Transactions or because of any circumstances resulting therefrom (including any default under or acceleration or termination of any Contract as a result thereof, or because of any termination for convenience) other than as directly and solely caused by the Sellers’ breach of or inaccuracy in any of the representations contained in Section 3.3 or the Sellers’ breach of any of the covenants contained in this Section 2.5.

(b)After the Closing, the Buyer and the Sellers will use their respective commercially reasonable efforts to promptly obtain all consents, approvals, waivers, authorizations or novations that have not been obtained prior to the Closing in connection with the Unassigned Rights and to provide all notices required in connection with the Unassigned Rights.

(c)Until such consent, approval, waiver, authorization, notice or novation that is necessary for the effective assignment to the Buyer of any Unassigned Right is obtained, provided that the applicable Seller can do so without breaching the terms of such Unassigned Right, such Seller shall use commercially reasonable efforts to provide the Buyer, in all material respects, with, and such Seller shall hold in trust for the exclusive benefit of the Buyer, all the economic (taking into account all burdens to the Sellers and their Affiliates, including Tax costs), operational and other benefits of such Unassigned Right, to the extent permitted, as if such consent, approval, waiver, authorization, notice or novation, as the case may be, had been obtained. Without limitation of and subject to the foregoing, at the Buyer’s request and at the expense of the Buyer, the Sellers shall: (i) cooperate, in all reasonable respects, in any lawful and commercially reasonable arrangement proposed by the Buyer under which the Buyer would obtain the economic, operational and other benefits thereunder and assume any related economic burden (including the amount of any related Tax costs imposed on the Parent or any of its Affiliates) thereunder; (ii) enforce for the benefit of the Buyer and as directed by the Buyer such Seller’s rights under such Unassigned Right as if such Unassigned Right had been sold, conveyed, assigned and delivered to the Buyer, including in the name of the Seller party to such Unassigned Right or otherwise as the Buyer shall specify, including the right to terminate in accordance with the terms thereof; and (iii) permit the Buyer to practice, exercise and enforce any rights arising with respect thereto; provided, however, that: (A) the Buyer hereby agrees to promptly reimburse the Sellers for all related Taxes and reasonable expenses incurred by either Seller in complying with the Buyer’s requests described above and to indemnify and hold harmless the Sellers to the full extent permitted by applicable Laws from and against any liabilities arising from or in connection with the Buyer practicing, exercising or enforcing any rights or failing to perform any obligations arising with respect to such Unassigned Rights, in each case to the extent that such Seller has not exercised any set-off rights described in the next sentence; and (B) the Buyer shall assume the related economic burden imposed on the Sellers (including the amount of any related Tax costs imposed on the Sellers) with respect to such Unassigned Rights and the Buyer shall, as agent or subcontractor for the applicable Seller pay, perform and discharge fully as and when required the liabilities and obligations of such Seller with respect to such Unassigned Rights from and after the Closing. The Seller party to such Unassigned Right will promptly pay to the Buyer all income, proceeds and other monies received by such Seller from third parties to the extent related to the Buyer’s intended rights under such Unassigned Right as contemplated by this Section 2.5(c) and, to the extent that the Buyer has not already reimbursed such Seller for such expenses and Taxes pursuant to clause “(iii)(A)” of the immediately preceding sentence, net of any applicable Taxes and reasonable expenses incurred by such Seller in connection with the receipt of such income, proceeds or other monies. Once any such consent, approval, waiver, authorization or novation is obtained or notice is properly made, the applicable Seller shall assign such Unassigned Right to the Buyer at no additional cost to the Buyer and, for the avoidance of doubt, such Unassigned Right shall thereafter be treated as an Assumed Contract (or such other applicable category of Acquired Asset) for all purposes hereunder.

(d)Notwithstanding anything contained herein to the contrary, if any such consent, approval, waiver, authorization or novation is related to or arises with respect to an Unassigned Right under which a Seller is a licensee of third party publicly-available software or receives other goods or services from a third party that are reasonably available to the public or the Buyer (and for which no prepayment for such software, goods or services had been made by either Seller and reflected on the Closing Date Adjustment Amount Schedule as a current asset), then the Buyer will be responsible for entering into a separate agreement with the third party for such software, goods or services post-Closing if consent to assignment is not obtained prior to Closing, and the Sellers shall have no further obligation pursuant to this Section 2.5.

(e)This Section 2.5 shall not apply to Business Federal Contracts, which are the subject of Section 6.2(b).

(f)To the extent that the right and ability to enforce any confidentiality or use restrictions relating to any Assigned Technology or any non-solicitation restrictions directly concerning the Business are not validly transferred to the Buyer pursuant to this Agreement, at and following the Closing the Sellers (i) hereby authorize the Buyer to enforce such restrictions to protect its rights and interests, including any trade secret rights, with respect to such Assigned Technology or such other restrictions, (ii) if requested by the Buyer, agree to use commercially reasonable efforts to enforce such restrictions as directed by the Buyer, at the Buyer’s expense and (iii) agree to use commercially reasonable efforts to provide such cooperation, assistance and information in connection with any such enforcement as reasonably requested by the Buyer and at the Buyer’s expense.

Section 2.6    Closing

Subject to any earlier termination of this Agreement, the closing of the Acquisition (the “Closing”) will take place at the offices of Smith Anderson, 150 Fayetteville Street, Suite 2300, Raleigh, North Carolina 27601, beginning at 10:00 a.m. U.S. Eastern Time on the third (3rd) Business Day after the satisfaction or, to the extent permitted, waiver of all conditions to the obligations of the Parties to complete the Acquisition (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other date or time as the Parties may mutually determine (the actual date on which the Closing occurs being the “Closing Date”). Documents may be delivered at the Closing by facsimile or other electronic means. All actions to be taken and all documents to be executed or delivered at the Closing will be deemed to have been taken, executed and delivered simultaneously upon mutual release by the Parties, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any other Transaction Document.
Section 2.7    Purchase Price

The aggregate purchase price payable by the Buyer for the Acquired Assets shall be cash equal to the Base Purchase Price, subject to the adjustments set forth herein (as adjusted, the “Purchase Price”). At the Closing, the Buyer shall pay to the Sellers an aggregate amount equal to the Closing Payment by wire transfer of immediately available funds to an account designated in writing by the Parent.
Section 2.8    Purchase Price Adjustment

(a)Estimated Purchase Price. Not later than four (4) Business Days prior to the Closing Date, the Parent shall deliver to the Buyer a certificate of the Parent executed on its behalf by an authorized officer of the Parent that sets forth in reasonable detail the Parent’s reasonable good faith estimate of the Adjustment Amount calculated in accordance with the Historic Method (the “Estimated Adjustment Amount”) and each component thereof, along with reasonable supporting detail therefor, for purposes of calculating the Closing Payment to be paid in connection with the Closing; provided that if the Buyer objects in good faith to the Parent’s calculation of the Estimated Adjustment Amount by written notice to the Parent delivered at least two (2) Business Days prior to the Closing, the Parent shall consider such objections in good faith, but the Parent’s determination of the Estimated Adjustment Amount shall be final and binding for purposes of calculating the Closing Payment.

(b)Calculation. No later than ninety (90) days following the Closing Date, the Buyer shall, at its expense: (i) cause to be prepared, in accordance with the Historic Method, a statement (the “Closing Date Adjustment Amount Schedule”) setting forth in reasonable detail the Buyer’s calculation of the Adjustment Amount (and each component thereof) (provided that, to the extent an amount is properly included in the final calculation of the Adjustment Amount, but was no longer receivable or payable as of the Closing because it was paid or received, as applicable, by the Parent or one of its Affiliates (other than the Business Subsidiary) to or by, as applicable, a third party between 11:59 pm U.S. Eastern Time on the Business Day immediately preceding the Closing Date and the Closing, the Adjustment Amount shall be adjusted, as applicable, to reflect such payment to or by the Parent or one of its Affiliates); and (ii) deliver the Closing Date Adjustment Amount Schedule to the Parent. The Parent shall provide the Buyer and any accountants or advisors retained by the Buyer with reasonable access, during normal business hours, upon reasonable advance notice to the relevant books and financial records of the Parent and its Affiliates relevant to the Closing Date Adjustment Amount Schedule for the purposes of enabling the Buyer and its accountants and advisors to calculate the Adjustment Amount.

(c)Review; Disputes.

(i)From and after the delivery of the Closing Date Adjustment Amount Schedule, the Buyer shall provide the Parent and any accountants or advisors retained by the Parent with reasonable access, during normal business hours, upon reasonable advance notice to the relevant books and financial records of the Business used by the Buyer in the preparation of, or otherwise reasonably relevant to, the Closing Date Adjustment Amount Schedule for the purposes of: (A) enabling the Parent and its accountants and advisors to calculate, and to review the Buyer’s calculation of, the Adjustment Amount; and (B) identifying any dispute related to the calculation of the Adjustment Amount. The fees and expenses of any such accountants and advisors retained by the Parent shall be paid by the Parent.

(ii)If the Parent disputes the calculation of the Adjustment Amount set forth in the Closing Date Adjustment Amount Schedule, then the Parent shall deliver a written notice (an “Adjustment Dispute Notice”) to the Buyer at any time during the thirty (30)-day period commencing upon the date of delivery of the Closing Date Adjustment Amount Schedule (the “Review Period”). The Adjustment Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

(iii)If the Parent does not deliver an Adjustment Dispute Notice to the Buyer prior to the expiration of the Review Period, the Buyer’s calculation of the Adjustment Amount set forth in the Closing Date Adjustment Amount Schedule shall be deemed final and binding on the Buyer and the Parent for all purposes of this Agreement.

(iv)If the Parent delivers an Adjustment Dispute Notice to the Buyer prior to the expiration of the Review Period, then the Parent and the Buyer shall negotiate in good faith to reach agreement on the Adjustment Amount. If the Parent and the Buyer are unable to reach agreement on the Adjustment Amount within thirty (30) days after delivery of the Adjustment Dispute Notice, either Party shall have the right to refer such dispute to an internationally recognized independent accounting firm, with sufficient international merger and acquisition experience, jointly selected by the Parent and the Buyer (or if they cannot agree on such an accounting firm, an internationally recognized accounting firm without a business relationship with the Buyer or the Parent that is jointly selected by an accounting firm designated by the Parent and an accounting firm designated by the Buyer) (such firm, or any successor thereto, being referred to herein as the “Accounting Firm”) after such thirtieth (30th) day for resolution. In connection with the resolution of any such dispute by the Accounting Firm: (A) each of the Buyer and the Parent shall have a reasonable opportunity to meet with the Accounting Firm to provide its views as to any disputed issues with respect to the calculation of the Adjustment Amount; (B) the Accounting Firm shall determine the Adjustment Amount, including resolution of any issues relating to the application or requirements of the Historic Method in connection therewith, in accordance with the terms of this Agreement within thirty (30) days of such referral and upon reaching such determination shall deliver a written copy of its determination, which shall state in reasonable detail the findings of fact on which it is based, to the Parent and the Buyer; and (C) the determination made by the Accounting Firm of the Adjustment Amount shall be conclusive, final and binding on the Sellers and the Buyer for all purposes of this Agreement, absent fraud. In calculating the Adjustment Amount, the Accounting Firm shall be limited to: (x) addressing any particular disputes referred to in the Adjustment Dispute Notice; and (y) choosing with respect to any particular item in dispute the Buyer’s position, the Parent’s position or a position within the range of values assigned to such disputed item by the Parent and the Buyer. If the Accounting Firm’s final determination is in full agreement with the Buyer, then the Parent shall bear the fees and expenses of the Accounting Firm. If the Accounting Firm’s final determination is in full agreement with the Parent, then the Buyer shall bear the fees and expenses of the Accounting Firm. Otherwise, each of the Parent and the Buyer shall pay one-half of the fees and expenses of the Accounting Firm; provided that if the Accounting Firm determines that one Party has adopted one or more positions with respect to the Closing Date Adjustment Amount Schedule or the calculation of the Adjustment Amount that are frivolous or clearly without merit, the Accounting Firm may, in its discretion, assign a greater portion of any such fees and expenses to such Party.

(d)Payment Upon Final Determination of Adjustments.

(i)If the Adjustment Amount, as finally determined in accordance with Section 2.8(c), is less than the Estimated Adjustment Amount by more than five percent (5%) (the “Adjustment Margin”), then the Parent shall pay to the Buyer the amount of such difference by wire transfer of immediately available funds to an account designated by the Buyer, no later than five (5) Business Days after such determination.

(ii)If the Adjustment Amount, as finally determined in accordance with Section 2.8(c), is greater than the Estimated Adjustment Amount by more than the Adjustment Margin, then the Buyer shall pay to the Parent the amount of such difference by wire transfer of immediately available funds to an account designated by Parent, no later than five (5) Business Days after such determination.

Section 2.9    Allocation of Purchase Price

(a)Not later than one-hundred twenty (120) days after the Closing Date, the Buyer shall prepare and deliver to the Parent a proposed schedule allocating the Purchase Price and the Assumed Liabilities among the Acquired Assets and the non-competition and non-

solicitation provisions in Section 6.1 and Section 6.10, which allocation shall be made in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Purchase Price Allocation”). The Purchase Price Allocation shall include any allocation of the aggregate deemed sales price of the assets of the Business Subsidiary made necessary by the Buyer’s and the Parent’s Section 338(h)(10) Election with respect to the sale of the stock of the Business Subsidiary hereunder, which allocation shall be made in accordance with Section 338(b)(5) of the Code and the Treasury Regulations thereunder.

(b)The Parent shall have thirty (30) days after delivery of the Buyer’s schedule describing the Purchase Price Allocation in which to deliver comments to the Buyer with respect to the Purchase Price Allocation. The Buyer and the Parent agree to use reasonable efforts to resolve in good faith any differences with respect to the Purchase Price Allocation. If the Buyer and the Parent are unable to reach such agreement within thirty (30) days following the delivery of comments to the Purchase Price Allocation by the Parent to the Buyer, either the Buyer or the Parent shall have the right to refer any disputed elements of the Purchase Price Allocation to an internationally recognized independent accounting firm, with sufficient international merger and acquisition experience, jointly selected by the Parent and the Buyer (or if they cannot agree on such an accounting firm, an internationally recognized accounting firm without a business relationship with the Buyer or the Parent that is jointly selected by an accounting firm designated by the Parent and an accounting firm designated by the Buyer) (such firm, or any successor thereto, being referred to herein as the “Allocation Accounting Firm”) for resolution. In connection with the resolution of any such dispute by the Allocation Accounting Firm: (i) each of the Buyer and the Parent shall have a reasonable opportunity to meet with the Allocation Accounting Firm to provide its views as to the disputed elements of the Purchase Price Allocation; (ii) the Allocation Accounting Firm shall determine the disputed elements of the Purchase Price Allocation in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder within thirty (30) days of such referral and upon reaching such determination shall deliver a written copy of its determination, which shall state in reasonable detail the findings of fact on which it is based, to the Parent and the Buyer; and (iii) the determination made by the Allocation Accounting Firm of the disputed elements of the Purchase Price Allocation shall be conclusive, final and binding on the Sellers and the Buyer for all purposes of this Agreement, absent fraud. In determining the Purchase Price Allocation, the Allocation Accounting Firm shall be limited to: (x) addressing any particular disputes referred to the Allocation Accounting Firm by the Buyer or the Parent; and (y) choosing with respect to any particular item in dispute the Buyer’s position, the Parent’s position or a position within the range of values assigned to such disputed item by the Parent and the Buyer. If the Allocation Accounting Firm’s final determination is in full agreement with the Buyer, then the Parent shall bear the fees and expenses of the Allocation Accounting Firm. If the Allocation Accounting Firm’s final determination is in full agreement with the Parent, then the Buyer shall bear the fees and expenses of the Allocation Accounting Firm. Otherwise, each of the Parent and the Buyer shall pay one-half of the fees and expenses of the Allocation Accounting Firm; provided that if the Allocation Accounting Firm determines that one Party has adopted one or more positions with respect to the Purchase Price Allocation that are frivolous or clearly without merit, the Allocation Accounting Firm may, in its discretion, assign a greater portion of any such fees and expenses to such Party.

(c)Notwithstanding the foregoing, the Buyer and the Sellers agree that for purposes of the Purchase Price Allocation, the Parties shall, subject to the requirements of applicable Law, use their respective commercially reasonable efforts to cause the sum of the Purchase Price and Assumed Liabilities allocated to the Acquired Assets of the Swedish Seller to be not less than $4,000,000.

(d)The Buyer and the Sellers each agree to: (i) prepare and file their respective Tax Returns (including Internal Revenue Service Forms 8594 and 8883) on a basis consistent with the Purchase Price Allocation, as finally determined in accordance with this Section 2.9; and (ii) take no position inconsistent with the Purchase Price Allocation, as finally determined in accordance with this Section 2.9, on any applicable Tax Return or in any Audit before any Governmental Entity, in each case except to the extent otherwise required by Law.

(e)If the Purchase Price is adjusted pursuant to this Agreement, the Purchase Price Allocation shall be adjusted as appropriate, and the Buyer and the Sellers shall cooperate in making any such adjustments.

Section 2.10    Withholding

The Buyer and its Affiliates shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise deliverable or payable under this Agreement as such amounts as they reasonably determine are be required to be deducted or withheld with respect to the making of such payment under any applicable Law. To the extent that any amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, the deducted or withheld amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers jointly and severally represent and warrant to the Buyer that the following representations and warranties are true and correct as of the date of this Agreement except as disclosed in the Disclosure Schedule.
Section 3.1    Organization, Standing and Power; Matters Relating to the Business Subsidiary

(a)Each Seller and the Business Subsidiary is an entity duly organized and in good standing or existence, as the case may be, under the Laws of its respective jurisdiction of organization. Each Seller and the Business Subsidiary has the requisite corporate power and authority to own the Acquired Assets or the Business Subsidiary’s assets, as applicable, and to carry on the Business as now owned and being conducted by such Seller or the Business Subsidiary, as applicable, and is duly qualified to do business and is in good standing or existence, as the case may be, in each jurisdiction (other than its jurisdiction of organization) in which the ownership or leasing of the Acquired Assets or the Business Subsidiary’s assets, as applicable, or the conduct of the Business by such Seller or the Business Subsidiary, as applicable, requires such qualification, except where the failure to be so qualified or in good standing or in existence would not reasonably be expected to have a Material Adverse Effect.

(b)The Parent has made available to the Buyer correct and complete copies of the articles of incorporation or bylaws or similar governing documents of each Seller and the Business Subsidiary (each as amended to date). Section 3.1(b) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors of the Business Subsidiary; and (ii) the names and titles of the officers of the Business Subsidiary.

(c)The capitalization of the Business Subsidiary is set forth in Section 3.1(c) of the Disclosure Schedule. All of the issued and outstanding shares of Business Subsidiary Stock are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable securities laws and other applicable Laws. None of the issued and outstanding shares of Business Subsidiary Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Business Subsidiary. There are no outstanding or authorized options, subscriptions, warrants, rights, agreements or commitments to which the Business Subsidiary, the Parent or any of its Affiliates is a party or which are binding upon the Business Subsidiary, the Parent or its Affiliates providing for the issuance, disposition or acquisition of any shares of capital stock or other securities of the Business Subsidiary. There is no outstanding or authorized security, instrument or obligation that: (i) is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Business Subsidiary; or (ii) is based upon the value of any security issued by the Business Subsidiary, including any stock appreciation or phantom stock, or any other equity-based, equity-linked or similar rights with respect to the Business Subsidiary. There are no agreements, voting trusts or proxies with respect to the voting or registration of any securities of the Business Subsidiary.

(d)All of the issued and outstanding shares of Business Subsidiary Stock are owned of record and beneficially by the Parent and the Parent has good and valid title to the Business Subsidiary Stock, free and clear of any Lien, contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of Law), and, at the Closing, the Buyer will acquire from the Parent good and valid title to the Business Subsidiary Stock, free and clear of any Liens.

(e)Except for the Business Subsidiary Stock, the Acquired Assets do not include, and the Business Subsidiary does not have, any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

Section 3.2    Authority

Each Seller has all requisite organizational power to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to complete the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which each Seller is a party and the completion of the Transactions have been duly authorized by all requisite organizational action of such Seller, and no other action on the part of either of the Sellers is necessary to authorize the execution, delivery and performance of this Agreement or the other Transaction Documents to which such Seller is a party or to complete the Transactions. This Agreement has been duly executed and delivered by each Seller, and assuming the due authorization, execution and delivery thereof by the Buyer, constitutes the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms except as enforceability may be limited by: (a) applicable bankruptcy, insolvency, reorganization or other similar Laws relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws involving fraudulent conveyances and preferential transfers; and (b) the limitations imposed by general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Principles”). Upon the execution and delivery by each Seller of the other Transaction Documents to which it is a party, and assuming the due authorization, execution and delivery thereof by the other parties thereto, such other Transaction Documents will constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms except as enforceability may be limited by Bankruptcy and Equity Principles. For purposes of this Section 3.2 only, the capitalized term Seller shall be deemed to include both (i) each Seller and (ii) any Affiliate of either Seller which is a party to a Transaction Document.
Section 3.3    Consents and Approvals; No Violation

Except as set forth in Section 3.3 of the Disclosure Schedule, the execution and delivery by each Seller of this Agreement and the other Transaction Documents to which it is a party and the performance of the obligations of such Seller hereunder and thereunder will not: (a) violate any provision of the articles of incorporation or bylaws or similar governing documents of such Seller or the Business Subsidiary; (b) violate any Law applicable to such Seller or the Business Subsidiary; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Material Business Contract; (d) result in the imposition of any Lien (other than Permitted Liens) on any Acquired Asset or asset of the Business Subsidiary; or (e) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity, other than: (i) the filing of pre-merger notifications with (A) the U.S. Federal Trade Commission and the U.S. Department of Justice under the HSR Act ; and (B) the Governmental Entities specified in Section 3.3 of the Disclosure Schedule under foreign Regulatory Laws; (ii) notices to the U.S. Defense Security Service (“DSS”) pursuant to NISPOM; (iii) notices to the U.S. State Department Directorate of Defense Trade Controls (“DDTC”) pursuant to ITAR; (iv) the requirement to enter into a Novation Agreement with the U.S. Government in respect of each Business Federal Contract with respect to which the U.S. Government is the counterparty; (v) the filing of a joint voluntary notice to the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to 31 Code of Federal Regulations Sections 800.401-402, and (vi) any other filings with, permits, consents, or approvals of, or notices to, any Governmental Entity resulting from the notices described in preceding clauses “(ii),” “(iii),” “(iv),” and “(v)” except in the case of each of clauses “(b)” through “(e)”, as would not reasonably be material to the Business, taken as a whole.
Section 3.4    Financial Statements; Undisclosed Liabilities

(a)Section 3.4 of the Disclosure Schedule contains true and correct copies of: (i) the audited consolidated balance sheet of the Business as of June 28, 2015 and the related statements of income and cash flow for the fiscal year then ended (the “Annual Financial

Statements”); and (ii) the unaudited consolidated balance sheet of the Business as of March 27, 2016 and the related unaudited consolidated statements of income for the three (3) months and nine (9) months then ended and related unaudited statements of cash flow for the nine (9) months then ended (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements: (x) were prepared in accordance with the Historic Method; (y) were prepared from the books and records of the Business; and (z) fairly present in all material respects in accordance with GAAP the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated, subject to the absence of footnotes and the absence of statements of cash flows (where absent) and other related financial statements, and, with respect to the Interim Financial Statements, subject to normal year-end adjustments that will not, individually or in the aggregate, be material.

(b)The Assumed Liabilities and the Liabilities of the Business Subsidiary do not include any Liabilities, other than: (i) Liabilities that are reflected on the unaudited consolidated balance sheet of the Business as of March 27, 2016 (together with the notes and schedules thereto, if any, the “Latest Balance Sheet”); (ii) Liabilities of the type reflected on the Latest Balance Sheet which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business; (iii) executory obligations under the Assumed Contracts except for those Liabilities that arose out of a breach or default under such Assumed Contracts; and (iv) Liabilities which would not reasonably be expected to be in excess of $250,000 individually or $500,000 in the aggregate.

(c)The books of account and other financial records of each of the Sellers (to the extent related to the Business) and the Business Subsidiary have been maintained in accordance with sound business practices. Each of the Sellers (to the extent related to the Business) and the Business Subsidiary maintains accurate books of account and other financial records reflecting its assets and liabilities and maintains proper and effective internal control over financial reporting that provides reasonable assurance: (i) that transactions are executed with management’s authorization; (ii) that transactions are recorded as necessary to permit preparation of the financial statements of the Business and to maintain accountability for the assets of the Business; (iii) that access to the assets of the Business is permitted only in accordance with management’s authorization; and (iv) regarding unauthorized acquisition, use or disposition of assets of the Business that could have a material effect on the Financial Statements. Each of the Sellers and the Business Subsidiary maintains effective controls and procedures to ensure that all material information concerning the Business is made known on a timely basis to the individuals responsible for the preparation of the Financial Statements.

Section 3.5    Absence of Certain Changes

(a)Except as set forth in Section 3.5(a) of the Disclosure Schedule, from the date of the Latest Balance Sheet to the date of this Agreement: (i) the Business has been conducted in the Ordinary Course of Business in all material respects; and (ii) the Business has not suffered any Material Adverse Effect.

(b)Except as set forth in Section 3.5(b) of the Disclosure Schedule, from the date of the Annual Financial Statements to the date of this Agreement, except as otherwise included in the final calculation of the CAPEX Deviation Amount, the Parent has made all capital expenditures in accordance with the Capital Expenditure Plan.

(c)Without limiting the generality of the foregoing, from the date of the Annual Financial Statements to the date of this Agreement, none of the Sellers (with respect to the Business) or the Business Subsidiary has, except as set forth in Section 3.5(c) of the Disclosure Schedule or in the Capital Expenditure Plan:
(i)permitted or allowed any of the Acquired Assets to be subjected to any Liens, other than Permitted Liens;

(ii)written down the value of any Inventory or other Acquired Assets, except for immaterial write-downs or write-offs in the Ordinary Course of Business;

(iii)changed its accounting methods, principles or practices, except insofar as required by a generally applicable change in GAAP;

(iv)(A) made, or committed to make, capital expenditures in excess of $1,000,000 for any individual project; or (B) acquired any property, plant and equipment constituting Acquired Assets for an aggregate cost in excess of $5,000,000;

(v)made or changed any Tax election, changed any Tax accounting method or annual accounting period, filed any amended Tax Return, entered into any closing agreement, Tax sharing agreement or Tax indemnity agreement, waived or extended any statute of limitations with respect to Taxes, settled or compromised any Tax claim, assessment or other proceeding with respect to any Tax or Tax related matter, surrendered any right to claim a refund of Taxes, incurred any Tax liability other than in the Ordinary Course of Business, applied for or obtained any Tax ruling or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(vi)sold, assigned, transferred or acquired any tangible assets primarily related to the Business, other than the sale of finished goods and acquisition of component pieces of finished goods (including raw materials), in each case, in the Ordinary Course of Business; or

(vii)agreed, whether in writing or otherwise, to take any action described in this Section 3.5(c).

(d)Without limiting the generality of the foregoing, from the date of the Latest Balance Sheet Date to the date of this Agreement, none of the Sellers (with respect to the Business) or the Business Subsidiary has, except as set forth in Section 3.5(d) of the Disclosure Schedule or in the Capital Expenditure Plan:

(i)(A) in the case of either Seller, amended its charter, bylaws or other organizational documents in a manner that reasonably would be expected to have an adverse effect on the Transactions; and (B) in the case of the Business Subsidiary, amended its charter, bylaws or other organizational documents;

(ii)in the case of the Business Subsidiary: (A) issued or sold any stock or other securities or any options, warrants or other rights to acquire any such stock or other securities; (B) formed any subsidiary; or (C) acquired any stock or other securities, or any options, warrants or other rights to acquire any such stock or other securities, of any other Person;

(iii)in each case other than as required by any Law or Seller Benefit Plan (A) hired or engaged any Business Employee or any Business Subsidiary Employee whose total annual cash compensation (consisting of base salary and target bonus) is at least $150,000 annually, or any material consultant who provides services primarily related to the Business, or any material consultant to the Business Subsidiary (for this purpose, “hired” and “engaged” shall include the conversion of any individual otherwise providing services to either Seller, or an Affiliate of either Seller, to a Business Employee or a Business Subsidiary Employee); (B) other than for increases in compensation and benefits of not more than ten percent (10%) per individual, increased the level of base compensation, incentive compensation, pension, severance or any other compensation or benefits (including PTO), payable or to be provided to any Business Employee, any Business Subsidiary Employee or any other service provider of the Business; or (C) terminated the employment or engagement of any person who, if employed or engaged on the date of this Agreement, would constitute a Business Employee or Business Subsidiary Employee whose total annual cash compensation (consisting of base salary and target bonus) is at least $150,000 annually, or a material consultant who provides services primarily related to the Business, or a material consultant to the Business Subsidiary;

(iv)amended, terminated or canceled, or waived any material right or accelerated any material obligation under, any Material Business Contract, other than in the Ordinary Course of Business;

(v)instituted or settled any material claim or Legal Proceeding, including material claims by Governmental Entities for overcharges or unallowable costs made in respect of a Federal Contract;

(vi)changed the nature or scope of the Business in any material respect;

(vii)entered into, modified or terminated any labor or collective bargaining agreement relating to the Business, any Business Employee or any Business Subsidiary Employee or, through negotiations or otherwise, made any commitment or incurred any Liability to any labor organization; or

(viii)agreed, whether in writing or otherwise, to take any action described in this Section 3.5(d).

Section 3.6    Litigation

There are no material claims or Legal Proceedings by any Person pending or, to the Knowledge of the Sellers, threatened against either of the Sellers or any of its officers or directors (in each case with respect to the Business or the Business Products and with respect to its officers or directors, in their capacity as such) or the Business Subsidiary or any of its officers or directors in their capacity as such, at law or in equity or before or by any Governmental Entity, or which challenge or seek to prevent, enjoin, alter or materially delay the Transactions. There are no material Orders that are outstanding against or involve either of the Sellers (with respect to the Business or the Business Products), the Business Subsidiary, the Business or the Acquired Assets. There are no material claims or Legal Proceedings by either of the Sellers (with respect to the Business or the Business Products) or the Business Subsidiary pending, or which either of the Sellers (with respect to the Business or the Business Products) or the Business Subsidiary has commenced material preparations to initiate, against any other Person.
Notwithstanding the foregoing, in no event shall any Legal Proceeding or Order related to any Regulatory Law that arises or is initiated after the date of this Agreement be deemed to create a breach of or inaccuracy in any of the representations and warranties set forth in this Section 3.6.
Section 3.7    Governmental Authorization

Each of the Sellers and the Business Subsidiary possesses, and since January 1, 2014, has possessed all consents, licenses, permits, approvals, qualifications, registrations, clearances, grants or other authorizations of, and has made all filings with, Governmental Entities that are required for its respective operation of the Business or the holding of any interest it holds in the Acquired Assets (the “Seller Authorizations”), except for such Seller Authorizations which, if not received or filed, would not reasonably be expected to be material to the Business, taken as a whole. Section 3.7(a) of the Disclosure Schedule identifies each material Seller Authorization held by the Sellers (with respect to the Business) and the Business Subsidiary. Except as set forth on Section 3.7(b) of the Disclosure Schedule, each Seller Authorization is freely transferable to the Buyer. Each of the Sellers and the Business Subsidiary is, and since January 1, 2014, has been, in compliance in all material respects with all Seller Authorizations it possesses, and all such Seller Authorizations are in full force and effect, and, to the Knowledge of the Sellers, no Governmental Entity intends to modify in any material respect, cancel, terminate, revoke or not renew any Seller Authorization.
Section 3.8    Acquired Assets Generally; Title to Property

(a)Except as set forth in Section 3.8(a)(i) of the Disclosure Schedule, and except for the Owned Real Property (which is represented to in Section 3.14), a Seller or the Business Subsidiary, as applicable, has good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets, free and clear of all Liens, other than Permitted Liens, and the Business Subsidiary has good and marketable title to, or a valid leasehold interest in, all of the properties, rights or assets owned (or purported to be owned) or leased by it. The Acquired Assets, together with the assets owned by the Business Subsidiary, constitute all assets reflected on the Latest Balance Sheet (other than assets sold, transferred, used or consumed since the date of the Latest Balance Sheet in the Ordinary Course of Business and the Excluded Assets). Except as set forth in Section 3.8(a)(ii) of the Disclosure Schedule, upon the sale, transfer, assignment and delivery of the Acquired Assets pursuant to the terms of the Transaction Documents, and assuming receipt of the approvals, authorizations and consents and the filing of all notices and granting and issuances of all licenses, orders, waivers and permits by any necessary Persons or Governmental Entities set forth on Section 3.3 and 3.8(a)(ii) of the Disclosure Schedule, the Buyer will receive good and marketable title to or a valid leasehold interest in, the Acquired Assets, free and clear of all Liens (other than Permitted Liens).

(b)Assuming receipt of the approvals, authorizations and consents (and the filing of the notices and granting and issuances of licenses, orders, waivers and permits) specifically identified in Section 3.8(b)(i) of the Disclosure Schedule, the Acquired Assets and the assets, rights and properties owned or leased by the Business Subsidiary, together with the services, assets, Intellectual Property and rights granted to the Buyer under the Transaction Documents, are sufficient to conduct the Business in all material respects in the manner in which the Business is currently being conducted by the Sellers and the Business Subsidiary, except as set forth on Section 2.2(m), Section 2.2(r) or Section 3.8(b)(ii) of the Disclosure Schedule.

(c)Each material tangible Acquired Asset and each material tangible asset of the Business Subsidiary has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

Section 3.9    Intellectual Property

(a)Section 3.9(a) of the Disclosure Schedule contains a complete and accurate list of (i) all Business Registered Intellectual Property and (ii) each unregistered trademark of the Business which is owned (whether exclusively, jointly with another Person, or otherwise) by either of the Sellers or the Business Subsidiary and is material to the Business (setting forth, for each item, the title, full legal name of the applicant(s) and owner(s) of record, applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable). To the Sellers’ Knowledge, none of the Business Registered Intellectual Property has been determined by any Governmental Entity to be invalid or unenforceable.

(b)Each of the Sellers and the Business Subsidiary has complied in all material respects with all the requirements of all United States and foreign patent, trademark and copyright offices and all other applicable Governmental Entities to maintain the Business Registered Intellectual Property owned by such Seller or the Business Subsidiary, as the case may be, in full force and effect, including payment of all required fees when due to such offices or agencies.

(c)Each item of Assigned Intellectual Property is owned exclusively and is transferable by a Seller or the Swedish Seller free and clear of any Liens, licenses or rights (other than Permitted Liens or any Liens identified on Section 3.9(c) of the Disclosure Schedule or any licenses or rights set forth on Section 3.9(f) of the Disclosure Schedule). Each item of Business Subsidiary Intellectual Property is owned exclusively, and transferable, by a Seller, the Swedish Seller or the Business Subsidiary free and clear of any Liens, licenses or rights (other than Permitted Liens or any Liens identified on Section 3.9(c) of the Disclosure Schedule or any licenses or rights set forth on Section 3.9(f) of the Disclosure Schedule). All Know-How and Technical Information used or held for use in the Business is (i) Business Intellectual Property,

(ii) Licensed Intellectual Property or (iii) rightfully used or otherwise exploited by the Parent, the Swedish Seller or the Business Subsidiary, as applicable, pursuant to a written Inbound License that, to Sellers’ Knowledge, is valid and enforceable. Each of the Sellers and the Business Subsidiary have all rights in the Business Intellectual Property that are necessary to carry out the current activities and operations of the Sellers and the Business Subsidiary with respect to the Business in all material respects. Nothing in the preceding two sentences shall constitute a representation with respect to non-infringement of any third party Patents. Sellers have the right to grant the licenses and other rights under the Licensed Intellectual Property granted in the Intellectual Property Assignment and License Agreement.

(d)Except as set forth on Section 3.9(d) of the Disclosure Schedule and excluding invitations to license that do not include a claim of infringement, misappropriation or violation of Intellectual Property, since January 1, 2014 no claims have been asserted in writing, and no claims are pending before any Governmental Entity as of the date of this Agreement, against either of the Sellers or the Business Subsidiary by any Person: (i) challenging the validity, enforceability, effectiveness or ownership of any of the Business Registered Intellectual Property; or (ii) to the effect that the Business Products or the operation of the Business infringes, misappropriates or violates or will infringe on, misappropriate or violate any Intellectual Property of any Person. The foregoing representation and warranty in this Section 3.9(d) and the representation and warranty set forth in Section 3.9(e) are the only representations of the Sellers regarding infringement, misappropriation or violation of Intellectual Property, and no other representations or warranties in this Article III shall be deemed to apply to any such matters. To the Sellers’ Knowledge, except as set forth on Section 3.9(d) of the Disclosure Schedule, there are no interference, re-examination, reissue, opposition, nullity, invalidation or cancellation proceedings pending before any Governmental Entity that relate to any of the Business Registered Intellectual Property owned by either of the Sellers or the Business Subsidiary.

(e)To the Sellers’ Knowledge, no Person (including any current or former employee or consultant of either of the Sellers or the Business Subsidiary) is infringing, violating or misappropriating the Business Intellectual Property in any material manner. Except as set forth in Section 3.9(e) of the Disclosure Schedule, since January 1, 2014, no claim has been made by either of the Sellers or the Business Subsidiary in writing, and no claim is pending as of the date of this Agreement, that remains pending against any Person alleging any infringement, violation or misappropriation of any Business Intellectual Property.

(f)Section 3.9(f) of the Disclosure Schedule sets forth a complete and accurate listing of all licenses, sublicenses, covenants not to sue, and other agreements to which either Seller or the Business Subsidiary is a party, or that any Business Intellectual Property is subject to, and pursuant to which such Seller or the Business Subsidiary, as applicable: (i) is authorized or otherwise permitted to use or otherwise exploit any other Person’s Intellectual Property that is used in the current activities and operations of the Sellers and the Business Subsidiary with respect to the Business (collectively, “Inbound Licenses”), other than: (A) commercially available off-the-shelf software (except any such software that has an annual license fee of more than Fifty Thousand Dollars ($50,000)); and (B) third-party software products that were provided with and are integrated with or otherwise used primarily in connection with the operation by either of the Sellers or the Business Subsidiary of an item of equipment, hardware or other tangible personal property set forth on Schedule 2.1(d); or (ii) authorizes or otherwise permits any Person to use or otherwise exploit (or grants an immunity, release or other right under) such Seller’s or the Business Subsidiary’s Business Intellectual Property, other than non-exclusive licenses granted by such Seller or the Business Subsidiary, as applicable, in the Ordinary Course of Business: (A) to suppliers to or on behalf of such Seller or the Business Subsidiary, as applicable, or any of its Affiliates of goods or services related to Business Products, where such licenses are solely for the manufacture for, and supply of such goods or services to, such Seller, the Business Subsidiary or any of its Affiliates; or (B) to any customer of such Seller or the Business Subsidiary, as applicable, or of any of its Affiliates, where such licenses are solely for the use by such customer of the products supplied to such customer by such Seller, the Business Subsidiary, or any of its Affiliates. Except as set forth in Section 3.9(f)(iii) of the Disclosure Schedule, following the Closing Date, and assuming the receipt of all necessary approvals, authorizations and consents and the filing of all notices and granting and issuances of all licenses, orders, waivers and permits by any necessary Persons or Governmental Entities to license, assign or otherwise transfer such rights to Buyer, and taking into account the Intellectual Property and rights granted to the Buyer under the Transaction Documents, the rights under the Assigned Intellectual Property, the Business Subsidiary Intellectual Property, the Licensed Intellectual Property and the Inbound Licenses are sufficient to conduct the Business in all material respects as presently conducted by the Sellers and the Business Subsidiary.

(g)Each of the Sellers and the Business Subsidiary owns the Business Intellectual Property by operation of law or by having secured written assignments from all of their respective consultants, employees and other third parties (“Creators”) who contributed materially to the creation or development of Business Intellectual Property. To the Sellers’ Knowledge, no third party, including any former employer of any Creator, has any claim to any right, title or interest in any Business Intellectual Property that is inconsistent with the assignment to the applicable Seller or the Business Subsidiary by such Creator described in this Section 3.9(g).

(h)Each of the Sellers and the Business Subsidiary has taken reasonable measures consistent with industry practice in the industry in which they operate the Business to protect and preserve the confidentiality of all trade secrets included in the Business Intellectual Property which are material to the Business.

(i)Except as set forth in Section 3.9(i) of the Disclosure Schedule, neither the execution, delivery or performance by either Seller of this Agreement nor the completion of the Transactions will result in: (i) the breach, modification, cancellation, termination, or suspension, in each case, in any material respect, of any Inbound Licenses required to be set forth on Section 3.9(f) of the Disclosure Schedule or such Seller’s or the Business Subsidiary’s rights with respect to the Business Intellectual Property; or (ii) the loss or impairment of ownership rights or any other rights to or under any Business Intellectual Property.

(j)None of the Sellers or the Business Subsidiary has distributed any Software in connection with, or as part of, any Business Products. None of the Business Intellectual Property is the subject of any commitments to industry standards bodies such that either Seller or the Business Subsidiary is required to grant to any other Person any license under any Business Intellectual Property.

(k)Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.9 are the sole and exclusive representations and warranties made by the Sellers with respect to Intellectual Property or Intellectual Property matters.

(l)The Sellers and the Business Subsidiary have taken commercially reasonable steps for ensuring that the information technology systems of the Sellers and the Business Subsidiary that are used in connection with the Business, including the relevant software and hardware: (i) are adequate for the Business as currently conducted; (ii) have not suffered any material failure since January 1, 2014; and (iii) are reasonably secure against unauthorized intrusion.

Section 3.10    Business Products

(a)Except as set forth on Section 3.10(a) of the Disclosure Schedule, the Business Products that are being, and since January 1, 2014 have been, offered, sold or otherwise delivered or shipped to customers or other third parties conform in all material respects with all applicable product specifications and documentation, commitments under Contracts, express and implied warranties and all applicable standards for quality and workmanship prescribed by Law. Since January 1, 2014, none of the Sellers (with respect to the Business) or the Business Subsidiary has received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Business Products to meet their specifications or other requirements, except in the Ordinary Course of Business in an amount substantially consistent with financial statement reserves for such Business Products.

(b)Section 3.10(b) of the Disclosure Schedule contains a complete and accurate list of all Business Products that have been sold, offered for sale, or provided to third parties by either Seller or the Business Subsidiary since January 1, 2014.

(c)Except as set forth in Section 3.10(c) of the Disclosure Schedule, no Business Product is subject to any guaranty, warranty, right of return, right of credit, service level agreement obligation or other indemnity, other than: (i) under applicable Law; and (ii) the applicable standard terms and conditions of sale of the Business as in effect at the time of sale. The reserves for warranty claims set forth on the Latest Balance Sheet were calculated in accordance with the Historic Method and as of the date of this Agreement are adequate in light of the circumstances of which the Seller has Knowledge.

Section 3.11    Taxes

(a)Each of the Sellers and the Business Subsidiary has timely filed with each appropriate Governmental Entity all Tax Returns (in the case of the Sellers, relating to the Acquired Assets or the Business) required to be filed by it, and all such Tax Returns are true, complete and correct in all material respects. All Taxes relating to the Acquired Assets or the Business required to be paid or remitted by the Sellers (whether or not shown on any Tax Return) have been timely paid or remitted. All of the Taxes required to be paid by the Business

Subsidiary (whether or not shown on any Tax Return) have been timely paid or remitted. The unpaid Taxes of the Sellers (with respect to the Acquired Assets or the Business) and the Business Subsidiary for taxable periods through the date of the Latest Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Latest Balance Sheet and all unpaid Taxes of the Sellers (with respect to the Acquired Assets or the Business) and the Business Subsidiary for all taxable periods commencing after the date of the Latest Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods.

(b)All Taxes required by Law to have been withheld or collected (i) by the Sellers (with respect to the Acquired Assets of the Business) and (ii) by the Business Subsidiary have been duly withheld or collected and, to the extent required, have been properly and timely paid to the appropriate Governmental Entity, and each of the Sellers (with respect to the Acquired Assets or the Business) and the Business Subsidiary has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(c)None of the Sellers or the Business Subsidiary is or has ever been a member of an Affiliated Group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is the Parent. The Business Subsidiary has no Liability for the Taxes of any Person by reason of contract, assumption, or transferee or successor Liability. None of the Sellers (with respect to the Acquired Assets or the Business) or the Business Subsidiary is party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(d)Except as set forth on Section 3.11(d) of the Disclosure Schedule, no examination or audit or other action of or relating to any Tax Return of any of the Sellers (with respect to the Acquired Assets or the Business) or the Business Subsidiary is currently in progress or, to the Knowledge of the Sellers, threatened or contemplated. No deficiencies for Taxes of any of the Sellers (with respect to the Acquired Assets or the Business) or the Business Subsidiary have been claimed, proposed or assessed by any Governmental Entity. None of the Sellers (with respect to the Acquired Assets or the Business) or the Business Subsidiary has been informed by any jurisdiction in which it did not file a Tax Return that the jurisdiction believes that it was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Except as set forth in Section 3.11(d) of the Disclosure Schedule, none of the Sellers (with respect to the Acquired Assets or the Business) or the Business Subsidiary: (i) has waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect; (ii) has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed; or (iii) has executed or filed any power of attorney with any taxing authority, which is still in effect.

(e)None of the Sellers or the Business Subsidiary has made any payment, is obligated to make any payment, or is a party to any Contract, arrangement or plan that could obligate it to make any payment that may be treated as an “excess parachute payment” under

Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) in connection with the transactions contemplated by this Agreement.

(f)Each Seller Benefit Plan or other current or former compensatory arrangement that covers, or covered, any Business Employee or Business Subsidiary Employee that is, or was, a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since December 31, 2004 in compliance with Code Section 409A and has been documented in compliance with Code Section 409A since January 1, 2009.

(g)There are no Liens with respect to Taxes upon any of the Acquired Assets or upon any assets of the Business Subsidiary, other than Permitted Liens.

(h)None of the Acquired Assets or any assets of the Business Subsidiary include any interest in any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes or any stock of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law) or “passive foreign investment company” within the meaning of Section 1297 of the Code.

(i)None of the Sellers (with respect to the Acquired Assets or the Business) or the Business Subsidiary has engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local Law. Each of the Sellers (with respect to the Acquired Assets or the Business) and the Business Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(j)The Business Subsidiary will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law); (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law); (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election made pursuant to Section 108(i) of the Code on or prior to the Closing Date; or (vii) similar election, action, or agreement that would have the effect of deferring any Liability for Taxes of the Business Subsidiary from any period ending on or before the Closing Date to any period ending after such date.

(k)The Business Subsidiary has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Business Subsidiary been distributed, in a transaction to which Section 355 of the Code applies: (i) in the two (2) years prior to the date of this Agreement; or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(l)The Business Subsidiary is a member of the consolidated group of which Parent is the common parent for U.S. federal income Tax purposes, and Parent is eligible to make a Section 338(h)(10) Election with respect to the purchase and sale of the stock of the Business Subsidiary.

(m)Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 3.5(c)(v), Section 3.13, Section 3.14(e) and this Section 3.11 are the sole and exclusive representations and warranties made by the Sellers with respect to Taxes or Tax matters.

Section 3.12    Employee Matters

(a)As of the date of this Agreement, except as set forth in Section 3.12(a) of the Disclosure Schedule, there are no charges, complaints, grievances, disciplinary matters or controversies pending or, to the Knowledge of the Sellers, threatened, between either of the Sellers or the Business Subsidiary and any of the Business Employees, Business Subsidiary Employees or consultants or independent contractors of either of the Sellers or the Business Subsidiary who provide services primarily with respect to the Business or the Acquired Assets, which charges, complaints, grievances, disciplinary matters or controversies have resulted or would reasonably be expected to result in any material action, suit, proceeding, claim, grievance, arbitration or investigation before any Governmental Entity or arbitration forum.

(b)Except as set forth in Section 3.12(b)(i) of the Disclosure Schedule, none of the Sellers or the Business Subsidiary is a party to any collective bargaining agreement or similar agreement with any labor organization or work council, or work rules or practices agreed to with any labor organization, work council or employee group or employee association applicable to the Business Employees or Business Subsidiary Employees. Except as set forth in Section 3.12(b)(ii) of the Disclosure Schedule, none of the Business Employees or Business Subsidiary Employees are represented by any labor organization or work council or employee group and, to the Sellers’ Knowledge, there have been no union or work council organizing activities or proceedings among any such employees, nor does any question concerning representation exist concerning such employees and, to the Knowledge of the Sellers, no such activities or proceedings have been threatened.

(c)Except as set forth in Section 3.12(c) of the Disclosure Schedule, there is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout pending, and, to the Knowledge of the Sellers, there has been no such action threatened against or affecting either of the Sellers (with respect to the Business or the Acquired Assets) or the Business Subsidiary since January 1, 2014.

(d)Section 3.12(d) of the Disclosure Schedule accurately sets forth, as of the date of this Agreement and except as limited or prohibited by applicable Law, and only in such circumstances set forth in a redacted form to comply with applicable Law, the following information with respect to each Business Employee and Business Subsidiary Employee: (i) name, job title, job function, aspect of the Business in which he/she primarily performs services, reporting relationship and work location; (ii) date of hire and length of service; (iii) whether employed on a full-time or part-time basis; (iv) current base salary or hourly rate of compensation; (v) the Seller Benefit Plans in which the Business Employee or Business Subsidiary Employee are eligible to participate; (vi) accrued vacation and accrued paid time off; (vii) current short-term, commission and long-term incentive compensation opportunities; (viii) actual short-term, commission and long-term incentive/bonus achievement for the prior two (2) years; (ix) immigration status if not a U.S. citizen; (x) whether such employee is on a short-term or temporary leave of absence, and in such case, the reason for such leave and the current expected return-to-work date if known by the Sellers; (xi) exempt or non-exempt designation; (xii) name of employing entity; and (xiii) whether such Business Employee is a Core Employee or a Manufacturing Employee. The Parent has made available to the Buyer bonus arrangements and other terms of compensation for all Business Employees, Business Subsidiary Employees, and independent contractors and nonemployee service providers of the Sellers or Business Subsidiary and any applicable agreements regarding confidentiality or assignment of inventions for such individuals.

(e)Except as set forth in Section 3.12(e) of the Disclosure Schedule, no Business Employee or Business Subsidiary Employee is subject to any Contract with either of the Sellers, Business Subsidiary or any Affiliate thereof which would reasonably be expected to adversely affect such Business Employee’s or Business Subsidiary Employee’s ability to act as an employee of the Buyer or any Affiliate of the Buyer in a similar capacity following consummation of the Transactions.

(f)With respect to the Business Employees and Business Subsidiary Employees, the Sellers and the Business Subsidiary are in compliance in all material respects with applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Law respecting employment discrimination, employee classification (whether for overtime or for determination of independent contractors), workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, and the similar Laws of foreign jurisdictions.

Section 3.13    Benefit Plans

(a)Neither the execution and delivery of this Agreement by the Sellers nor the consummation of the Transactions, either alone or in combination with any other event, will result in (i) the payment to any current or former Business Employee or Business Subsidiary Employee, or any current or former consultant who provides or provided services primarily related to the Business, or any current or former consultant to the Business Subsidiary, of any compensation or benefits, (ii) any increases with respect to such compensation or benefits, (iii) the acceleration of any rights, vesting or payments to any such person, or any (iv) obligation or Liability of the Buyer or any Affiliate of the Buyer in respect of any such person, other than with respect to any Seller Benefit Plan maintained by or contributed to the Business Subsidiary (a “Business Subsidiary Benefit Plan”) and described in Section 3.13(a) of the Disclosure Schedule and other than in any Assumed Contract. For purposes of this Agreement, “Seller Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, but including plans excluded by ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA, but including plans excluded by ERISA), and any other written or oral plan, policy, program, agreement or arrangement involving direct or indirect compensation, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, equity or equity-based compensation or other forms of incentive compensation, post-retirement compensation, fringe benefits, or other benefits and all unexpired severance agreements, written or otherwise, in each case that is maintained or contributed to by the Sellers, the Business Subsidiary or any of their respective current or former ERISA Affiliates: (x) for the benefit of, or relating to, any Business Employee or Business Subsidiary Employee, any consultant who provides services primarily related to the Business, or any consultant to the Business Subsidiary; or (y) for which the Buyer or any Affiliate of the Buyer could have any Liability. Section 3.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all Seller Benefit Plans, separately identifying: (i) the Business Subsidiary Benefit Plans and (ii) the non-U.S. jurisdiction applicable to each Foreign Plan (as defined below). The Sellers have made available to the Buyer correct and complete copies of all documents (or forms thereof) establishing the terms of each material Business Subsidiary Benefit Plan, and correct and complete summaries of each other material Seller Benefit Plan.

(b)None of the Sellers, the Business Subsidiary or any of their respective current or former ERISA Affiliates has since January 1, 2009 maintained or contributed to (or been obligated to contribute to) any multiemployer plan (within the meaning of Section 3(37) of ERISA) or any defined benefit pension plan (as defined in Section 3(35) of ERISA) or other plan that functioned like a defined benefit plan outside the United States.

(c)With respect to the Seller Benefit Plans, no event has occurred, and there exists no condition or set of circumstances, in connection with which the Buyer, or any Affiliate of the Buyer, or the Business Subsidiary could be subject to any material Liability under ERISA, the Code or any other applicable Law. Each Business Subsidiary Benefit Plan has been established and maintained in compliance in all material respects with its terms and with the requirements prescribed by ERISA, the Code and any other applicable Law. There are no pending, or to the Sellers’ Knowledge threatened, claims (other than routine benefit claims and proceedings with respect to qualified domestic relations orders) or lawsuits that have been asserted or instituted by, against or relating to, any Seller Benefit Plan (including any such claim or lawsuit against any fiduciary of any such Seller Benefit Plan) by or on behalf of any Business Employee or any Business Subsidiary Employee or any other person.

(d)All of the Seller Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination (or opinion or advisory) letters from the IRS to the effect that such plans are qualified and the plans and trusts related thereto are exempt from U.S. federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and such letters remain effective and applicable to the plans.

(e)No current or former Business Employee or Business Subsidiary Employee, or any current or former consultant who provides or provided services primarily related to the Business, or any current or former consultant to the Business Subsidiary, or beneficiary thereof, is entitled to receive any welfare benefits from the Sellers or the Business Subsidiary, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable Law requires and there have been no written or oral commitments inconsistent with the foregoing.

(f)With respect to each Seller Benefit Plan that is subject to the laws of any jurisdiction outside of the United States (a “Foreign Plan”), the Foreign Plan (i) since January 1, 2014, has been maintained in all material respects in accordance with its terms and with all applicable laws, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, is fully funded or has been fully accrued for on the financial statements of the Sellers, and (iii) if required to be registered, has been registered with the appropriate Governmental Entities and has been maintained in good standing with the appropriate Governmental Entities.

Section 3.14    Real Property

(a)Schedule 2.1(i) describes (including a legal description) the Owned Real Property. The Parent has made available to the Buyer copies of all of the following materials relating to such Owned Real Property to the extent such materials are in the Parent’s actual possession, without warranty as to the completeness or accuracy of any such materials prepared by third parties (such materials, the “Owned Real Property Documents”): title insurance policies and commitments; deeds; encumbrance and easement documents and other documents and agreements affecting title to or for operation of such Owned Real Property; surveys; as-built construction plans; construction Contracts and warranties; appraisals; structural inspection, environmental, health and safety audits and assessments, material documents concerning compliance with Environmental Laws, including material correspondence with Governmental Entities, and similar reports. With respect to Building 21, (i) the Parent has made available to the Buyer all agreements currently in effect with architects, civil engineers, contractors and other professionals, and all plans and specifications and all material permits and applications for material permits for the development in progress and (ii) all amounts payable under such agreements have been paid in full. All entitlements and permits from Governmental Entities relating to the development of Building 21 have been obtained and remain in full force and effect. Other than as set forth on Schedule 2.1(i), none of the Sellers or the Business Subsidiary (or any Affiliate of either of the Sellers) owns any real property that is used primarily in the operation of the Business. To the Knowledge of the Sellers as of the date of this Agreement, Building 21, when constructed in accordance with the plans and specifications made available to the Buyer, will comply in all material respects with all applicable Laws. Other than electrical power service (which is the subject of the Building 21 Power Arrangement Letter Agreement) all utilities necessary to service operations at Building 21, in accordance with the plans and specifications made available to the Buyer, are available from the utility providers at connections directly at the Building 21 Site upon Buyer’s payment of any applicable connection or tap-in fees, and are not located within any exclusive easement area to be retained by any of the Sellers under the terms of the Easement Declaration. Stormwater from the Building 21 Site does not drain onto other property owned by any of the Sellers or onto any exclusive easement area to be retained by any of the Sellers under the terms of the Easement Declaration.

(b)Schedule 2.1(j) or Section 3.14(b) of the Disclosure Schedule describes all the Leased Real Property and lists any lease, sublease, license, or occupancy agreement pursuant to which either Seller or the Business Subsidiary leases or subleases, or otherwise occupies, any Leased Real Property (each a “Lease”). Other than as set forth in Schedule 2.1(j) and Section 3.14(b) of the Disclosure Schedule, none of the Sellers or the Business Subsidiary (or any other

Affiliate of either of the Sellers) leases, subleases or licenses any real property that is used primarily in the operation of the Business.

(c)Except as set forth on Section 3.14(c) of the Disclosure Schedule, with respect to each parcel of Owned Real Property and the real property to be licensed to the Buyer pursuant to the Real Estate License Agreement:

(i)Parent has good and marketable fee simple title to such parcel free and clear of all Liens other than Permitted Liens;

(ii)none of the Sellers or the Business Subsidiary has received written notice of any condemnation or eminent domain proceedings, and to the Knowledge of the Sellers, there are no threatened condemnation or eminent domain proceedings with respect to such parcel; and
(iii)none of the Sellers or the Business Subsidiary has received written notice of, and to the Knowledge of the Sellers, there is no proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such parcel.

(d)With respect to each Lease:

(i)none of the Sellers or the Business Subsidiary has assigned, transferred, conveyed, mortgaged, subleased, licensed, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(ii)the Sellers have provided the Buyer with a complete and accurate copy of the Lease, including all amendments and other modifications;

(iii)no construction, alteration or other leasehold improvement work with respect to such Lease remains to be paid for or performed by either of the Sellers or the Business Subsidiary; and

(iv)none of the Sellers or the Business Subsidiary is obligated to pay any leasing or brokerage commission relating to such Lease or will have any obligation to pay any leasing or brokerage commission upon the renewal or expansion of such Lease.

(e)In no event shall any monetary Liens such as mortgages, security interests, judgments, mechanic’s or materialmen’s Liens or Tax Liens (“Monetary Liens”) be deemed Permitted Liens with respect to the Owned Real Property for purposes of this Section 3.14 as of the Closing, and Seller shall cause any Monetary Liens to be removed from the Owned Real Property prior to the Closing.

Section 3.15    Compliance With Laws

The Business (including the ownership and operation of all of the Acquired Assets) is, and since January 1, 2014 has been conducted in compliance in all material respects with all applicable Laws (including all Laws applicable to any Federal Contract to which either of the

Sellers or the Business Subsidiary is a party), and since such date, no written notice, charge, claim, action or assertion has been received by any of the Sellers or the Business Subsidiary or has been filed, commenced or, to the Sellers’ Knowledge, threatened in writing against either of the Sellers, the Business or the Business Subsidiary alleging any violation of, or failure to comply with, applicable Law in any material respect. To the Knowledge of the Sellers, none of the Sellers (with respect to the Business), the Business Subsidiary or any Seller Representative (with respect to the Business) is the subject of any investigation by any Governmental Entity.

Section 3.16    Brokers’ and Finders’ Fees

Except for J.P. Morgan Securities LLC, the fees and expenses of which constitute Excluded Liabilities and will be paid by the Parent, none of the Sellers or the Business Subsidiary has entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the Transactions.
Section 3.17    Material Business Contracts

(a)Section 3.17(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of each of the following Contracts included in the Assumed Contracts or to which the Business Subsidiary is a party or by which it or its properties or assets are subject or bound:

(i)any Contract relating to Indebtedness;

(ii)any Contract (or group of related Contracts) for the lease of personal property from or to third parties involving aggregate remaining payments in excess of $500,000;

(iii)any Contract: (A) that purports to limit or restrict or limits or restricts, in each case, the ability of either of the Sellers or the Business Subsidiary to solicit customers, suppliers or employees or to conduct business in any markets or territories or compete with any other Person; (B) that limits or purports to limit, in either case, in any material respect, the ability of either of the Sellers or the Business Subsidiary to own, operate, source, manufacture, sell, transfer, pledge or otherwise dispose of any material assets or business; (C) for the sale of any of the assets of the Business, other than in the Ordinary Course of Business, or for the grant to any Person of any preferential rights to purchase any material portion of the assets of the Business; (D) that grants or purports to grant any exclusive license or other exclusive right in any Business Intellectual Property or any license or other right in any Intellectual Property of the Buyer or its Affiliates other than Business Intellectual Property; (E) otherwise creating an exclusive relationship between either of the Sellers or the Business Subsidiary and any other Person in respect of the Business or any of the Business Intellectual Property; and (F) containing any “most favored nation” or “most favored customer” or similar provision in favor of the other party; provided that, for the avoidance of doubt, (x) Contracts with restrictions regarding the use of subcontractors without the prior approval of customers; (y) Contracts with restrictions regarding the transferability or assignment of

Contracts; and (z) non-disclosure and/or confidentiality agreements or Contracts that limit the use and disclosure of confidential information as long as such agreements or Contracts are (a) substantially in the form of Parent’s standard confidentiality agreement previously provided to the Buyer, or (b) on customary terms and conditions and, (1) if confidential information pertaining to the Business is received, do not limit the ability to the transfer of such confidential information to the Buyer together with the Business under the same confidentiality restrictions, (2) if confidential information pertaining to the Business is disclosed, are assignable to the Buyer, and (3) do not contain other licenses under Intellectual Property Rights or restrictions on the Business, in each case, shall not be included in this Section 3.17(a)(iii) solely by virtue of the attributes described in the foregoing clauses (x) - (z);

(iv)any Contract creating or relating to any joint venture, partnership strategic alliance or any sharing of revenues, profits, losses, costs or liabilities or any similar arrangement;

(v)any Contract providing for any material payment that is conditioned, in whole or in part, on a change of control or sale of the Business Subsidiary, the Business or the Acquired Assets;

(vi)any Contract with any labor union, works council or other association or body representing any Business Employee or Business Subsidiary Employee;

(vii)any employment agreement providing for base salary in excess of $200,000 annually and not terminable at will or any consulting agreement involving any Person with a historical annual cost in excess of $200,000 that cannot be terminated on notice of ninety (90) days or less without penalty or any employment agreement providing for material severance, retention or change in control benefits (other than agreements or arrangements that reflect severance, retention or change in control benefits required by Law);

(viii)any Contract which provides for indemnification of any officer, director, employee or agent of the Business Subsidiary;

(ix)any Federal Contract or Federal Proposal;

(x)any agreement with respect to the acquisition or divestiture of all or any portion of a business under which, after Closing, the Business will have an obligation with respect to an “earn out,” contingent purchase price or other similar contingent payment obligation;

(xi)for the Business, the top ten (10) distributor Contracts (as measured by aggregate dollar amount paid or received by the Business under any such Contract during the fiscal year ended June 28, 2015);

(xii)for the Business, each Contract currently in effect with a Material Business Customer;

(xiii)for the Business, each Contract currently in effect with a Material Business Supplier;
(xiv)any Contract pursuant to which (A) any Seller granted a current Lien upon any of the Acquired Assets or (B) any Governmental Entity obtained any rights in any Business Intellectual Property;

(xv)any contract for the sale of any Acquired Assets (other than Inventory sales in the Ordinary Course of Business) or the grant of any preferential rights to acquire any of the Acquired Assets; or

(xvi)any Contract not otherwise described above that contemplates or involves: (A) the payment or delivery of cash or other consideration by either of the Sellers (with respect to the Business) or the Business Subsidiary in an amount or having a value in excess of $250,000 annually; or (B) the payment or delivery of cash or other consideration to either of the Sellers (with respect to the Business) or the Business Subsidiary in an amount or having a value in excess of $250,000 annually.

(b)Except as set forth in Section 3.17(b) of the Disclosure Schedule: (i) each Material Business Contract (other than the Federal Proposals) is a valid, binding and enforceable obligation of the Seller that is a party thereto or the Business Subsidiary, as applicable, and to the Knowledge of the Sellers, of each other party thereto, and each such Material Business Contract is in full force and effect, except as enforceability may be limited by the Bankruptcy and Equity Principles; (ii) none of the Sellers or the Business Subsidiary or, to the Knowledge of the Sellers, any other party, is in breach or violation of, or default under, any such Material Business Contract; and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to result in a breach, violation or default by either of the Sellers or the Business Subsidiary or, to the Knowledge of the Sellers, any other party, of or under any Material Business Contract, except in each case as would not reasonably expected to be material to the Business, taken as a whole. Except as set forth in Section 3.17(b) of the Disclosure Schedule, as of the date of this Agreement none of the Sellers or the Business Subsidiary has ever received any written notice of breach or default that remains uncured or unresolved or of the current intention of any party to any Material Business Contract to terminate any Material Business Contract, in all cases except as would not reasonably be expected to be material to the Business, taken as a whole. Unless prohibited by national security Laws, complete and correct copies of all Material Business Contracts, as of the date of this Agreement, have been provided to the Buyer by Parent.

Section 3.18    Federal Contracts

(a)Section 3.18(a) of the Disclosure Schedules accurately lists, as of the date of this Agreement, all: (i) Business Federal Contracts, and (ii) Federal Proposals that are primarily related to the Business.

(b)Unless prohibited by national security Laws, Sellers have made available correct and complete copies of all Federal Contracts and all Federal Proposals, including all amendments and modifications thereto, and have provided access to correct and complete copies of all related documentation. None of the Federal Contracts are currently the subject of award protest proceedings.

(c)With respect to each Federal Contract or Federal Proposal: (i) the Seller or the Business Subsidiary that is party thereto, as applicable, has complied with all terms, conditions requirements, and Laws applicable to such Federal Contract or Federal Proposal, in all material respects, including performance, project management, subcontracting, subcontracting plans, the flow down of regulatory clauses to subcontractors, suppliers, and vendors, pricing, cost accounting, cost-reimbursement, time-keeping, labor category qualification requirements, truth in negotiation, defective pricing, procurement integrity, representations and certifications, non-counterfeit parts, the Buy American Act, the Trade Agreements Act, the Service Contract Act, socio-economic requirements (including Executive Order 11246), technology security, data security, non-disclosure and privacy; (ii) the Seller (with respect to the Business) or the Business Subsidiary, as applicable, has not received any written notification (or oral notification by a Contracting Officer (as defined in FAR Part 1.602)) that it has breached, violated, or failed to comply with any term, condition, requirement, or Law applicable to such Federal Contract or Federal Proposal; (iii) no written notice (or oral notification by a Contracting Officer (as defined in FAR Part 1.602)) of termination for convenience, notice of termination for default, cure notice or show cause notice has been received with respect to such Federal Contract; and (iv) no money due to such Seller or the Business Subsidiary, as applicable, pertaining to such Federal Contract has been withheld or set off, nor has any claim for payment been made that would require Seller to pay or reimburse the applicable Governmental Entity, or to withhold or set off money owed to Seller under any Federal Contract. None of the Sellers (with respect to the Business) or the Business Subsidiary is being, or since January 1, 2014, has been, in connection with any Federal Contract or Federal Proposal, audited or investigated by any Governmental Entity, or the inspector general, auditor general or similar functionary of any Governmental Entity, nor, to the Knowledge of the Sellers, has any such audit or investigation been threatened. All representations, certifications, and warranties executed, acknowledged or set forth in, or pertaining to, each Federal Contract or Federal Proposal were current, accurate and complete in all material respects as of the effective date of such Federal Contract or Federal Proposal or as of any later date when submitted as required by applicable Laws.

(d)Since January 1, 2014, no Governmental Entity nor any prime contractor, subcontractor, vendor or other third party (in each case, claiming rights under a Government Contract) has asserted in writing any claim or any other action for relief nor has any Governmental Entity, prime contractor, subcontractor, vendor or other third party initiated any dispute or proceeding or asserted any right of set-off, recoupment or refund, material disallowance of claimed costs or penalty against either of the Sellers (with respect to the Business) or the Business Subsidiary concerning any Federal Contract that is an Assumed Contract. Since January 1, 2014, none of the Sellers (with respect to the Business) or the Business Subsidiary has asserted in writing any claim or any other action for relief or initiated any dispute or proceeding directly or indirectly against any Governmental Entity, prime contractor, subcontractor, vendor or other third party concerning any Federal Contract or Federal Proposal.

(e)None of the Sellers (with respect to the Business) or the Business Subsidiary has received any notice of, and to the Knowledge of the Sellers, no current or former

Seller Representative with respect to the Business or the Business Subsidiary is under, or at any time since January 1, 2014 has been under, any administrative, civil or criminal investigation, subpoena, civil investigative demand, or compulsory discovery request relating to any alleged irregularity, misstatement or omission arising under or relating to any Federal Contract or Federal Proposal, and since January 1, 2014, none of the foregoing actions been threatened in writing.

(f)None of the Sellers (with respect to the Business) or the Business Subsidiary or, to Knowledge of the Sellers, any of the Seller Representatives is, or at any time since January 1, 2014 has been, suspended or debarred, or proposed to be suspended or debarred, or declared excluded, non-responsible, or ineligible to receive or perform any Federal Contract; and no suspension or debarment action has been commenced, proposed, indicated, or threatened in writing against either of the Sellers (with respect to the Business), the Business Subsidiary or, to Knowledge of the Sellers, any Seller Representative. Since January 1, 2014, to the Knowledge of the Sellers, none of the Sellers (with respect to the Business) or the Business Subsidiary has, with respect to any Federal Contract or Federal Proposal, conducted or initiated any internal investigation, made a mandatory or voluntary disclosure, or failed to make any mandatory disclosure, to any Governmental Entity or upper tier prime contractor regarding any alleged irregularity, misstatement or omission or other alleged improper or unlawful conduct arising under or relating to any Federal Contract or Federal Proposal that would warrant such an investigation or disclosure. No circumstances exist that would reasonably be expected to lead to the institution of suspension or debarment proceedings against any of the Sellers, the Business Subsidiary, or any of the Seller Representatives. The Parent has made available to the Buyer all such written disclosures and reports that have been made by either the Sellers (with respect to the Business) or the Business Subsidiary to any Governmental Entity or upper tier contractor, including all available audits, investigations and corrective actions.

(g)Since January 1, 2014: (i) no termination of any facility or personnel security clearance of any Seller Representative with respect to the Business or the Business Subsidiary, or of either of the Sellers in connection with the Business, or of the Business Subsidiary, has occurred or been threatened in writing; and (ii) each of the Sellers (with respect to the Business), the Business Subsidiary and, to the Knowledge of the Sellers, each of their respective employees who hold or have held security clearances are and have been in compliance in all material respects, or with respect to former employees, complied in all material respects until the time that such Persons were no longer employees, with all applicable obligations (including registration, certification and training) in respect of such security clearances, including applicable requirements of NISPOM, and any supplements, amendments or revised editions thereof, and any Forms DD-254 that are incorporated into Business Federal Contracts. None of the Sellers (with respect to the Business) or the Business Subsidiary has been subject to any security audit or inspection by the U.S. government for which it has received less than a satisfactory rating. Each Seller (with respect to the Business) and the Business Subsidiary has conducted its operations in material compliance with all national security obligations including those specified in the NISPOM, or any other requirements to adequately safeguard classified information that are required by the facility security clearances of the Sellers and the Business Subsidiary or the individual security clearances of the officers, directors, or employees of the Sellers and the Business Subsidiary. Each Seller (with respect to the Business) and the Business

Subsidiary has established internal controls, policies and procedures intended to provide reasonable assurance regarding compliance with NISPOM.

(h)As of the date of this Agreement, except as set forth in Section 3.18(h) of the Disclosure Schedule, none of the Sellers (with respect to the Business) or the Business Subsidiary has entered into any fixed-price Federal Contract (for which performance has not been completed and final payment has not been received) where the costs to such Seller or the Business Subsidiary, as applicable, have exceeded or are reasonably expected by such Seller or the Business Subsidiary to exceed the fixed-price amount of such Federal Contract, in each case by more than $100,000 (i.e., the applicable Seller or the Business Subsidiary is in a loss position or expects to incur a loss with respect to the fixed-price component of the Federal Contract). For purposes of Section 3.18, the term “costs” means all costs attributable to a particular Federal Contract in accordance with the FAR.

(i)Since January 1, 2014 and to the date of this Agreement, except as set forth in Section 3.18(i) of the Disclosure Schedule, no Federal Contract to which the Sellers (with respect to the Business) or the Business Subsidiary is a party has incurred, or is currently projected by such Seller or the Business Subsidiary, as of the date of this Agreement to incur, losses or cost overruns exceeding agreed upon budgets, including approved cost share, for such Federal Contract by $100,000. To the Knowledge of the Sellers, none of the Sellers (with respect to the Business) or the Business Subsidiary is performing services or providing products or goods to any Governmental Entity for which a Federal Contract does not exist, or for which a Federal Contract exists, but the applicable funding authorization, limitation or other ceiling has been reached. Except as set forth in Section 3.18(i) of the Disclosure Schedules, no property, equipment or fixtures are loaned, bailed or otherwise furnished to the Sellers or the Business Subsidiary by or on behalf of any Governmental Entity.

(j)Since January 1, 2014, neither the Sellers, nor the Business Subsidiary has received a substantially adverse or negative evaluation or rating that could reasonably be expected to adversely affect the potential award of future Federal Contracts. Except as listed on Section 3.18(j) of the Disclosure Schedule, to the Knowledge of the Sellers, there are no current, planned or threatened de-obligations or other reductions in funding exceeding $100,000 that pertain to any Federal Contract, or decisions not to exercise any applicable option period.

(k)The Sellers (with respect to the Business) and the Business Subsidiary each have all necessary data security and physical security systems and procedures in place to satisfy in all material respects the requirements of the Federal Contracts and Federal Proposals. Any data security or physical security breaches related to the Federal Contracts have been disclosed and reported to any applicable Governmental Entity as required by NISPOM and other Laws, as applicable.

(l)Except as listed in Section 3.18(l) of the Disclosure Schedule, none of the Sellers’ or Business Subsidiary’s Federal Contracts or Federal Proposals are, or have been previously, premised upon an actual or asserted small business status, small disadvantaged business status, protégé status, or other preferential status, nor did any Governmental Entity, prime contractor or higher-tier subcontractor rely upon Parent’s or Business Subsidiary’s status or size in evaluating any Federal Proposal, or in awarding any Federal Contract.

(m)Neither the Sellers, nor the Business Subsidiary has performed any activity under any Federal Contract that could result in an organizational conflict of interest. Neither the Sellers, nor the Business Subsidiary has any relationship with any Person that could reasonably be expected to give rise to an organizational conflict of interest.

(n)Neither the Sellers, nor the Business Subsidiary has assigned or otherwise conveyed or transferred, or agreed to assign or otherwise convey or transfer, any Federal Contract or any account receivable relating to any Federal Contract or Federal Proposal as a security interest or otherwise.

(o)Neither the Sellers, nor the Business Subsidiary, nor any Seller Representative has violated in any material respect any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of any Governmental Entity.

(p)Each of the Sellers (with respect to the Business) and the Business Subsidiary has: (i) implemented internal control systems under the FAR for Federal Contracts; and (ii) ensured that representations and certifications made to Governmental Entities are accurate, complete, and updated, as required by applicable Law.

(q)The Sellers have made available to the Buyer all Teaming Agreements (as such term is defined in the FAR) executed between the Sellers or the Business Subsidiary and any third party. Each of the Sellers (with respect to the Business) and the Business Subsidiary has complied in all material respects with all restrictions on bidding, contracting and competition in any Teaming Agreements to which it is a party, and any covenants respecting subcontracting in such Teaming Agreements, to the extent enforceable. Each of the Sellers (with respect to the Business) and the Business Subsidiary has complied, in all material respects, with any requirement to handle all confidential, property and competitively sensitive information generated or disclosed to it in accordance with any Teaming Agreements to which it is a party.

Section 3.19    Compliance With Environmental Laws

(a)Except as listed in Section 3.19(a) of the Disclosure Schedule, each Seller (with respect to the Business) and the Business Subsidiary is and since January 1, 2014 has been in compliance in all material respects with all applicable Environmental Laws, and since January 1, 2014, no written notice, charge, claim, action or assertion has been received by either Seller or the Business Subsidiary that remains uncured or unresolved or has been filed, commenced or, to the Sellers’ Knowledge, threatened against either Seller or the Business Subsidiary alleging any violation in any material respect of the foregoing. To the Knowledge of the Sellers, none of the Sellers (with respect to the Business) or the Business Subsidiary has any material Liability arising from or relating to any Environmental Law.

(b)Except as listed in Section 3.19(b) of the Disclosure Schedule, there is no pending or, to the Knowledge of the Sellers, threatened civil or criminal litigation, written notice of violation, administrative proceeding, or investigation, inquiry or information request by any Governmental Entity or any other Person relating to any applicable Environmental Law involving either of the Sellers (with respect to the Business), the Business Subsidiary or the

Acquired Assets. None of the Sellers (with respect to the Business), the Business Subsidiary or the Acquired Assets is a party to or bound by any court order, administrative order or consent order entered into in connection with any legal obligation or Liability arising under any applicable Environmental Law.

(c)To the Knowledge of the Sellers, there have been no Releases of any Hazardous Materials in violation of applicable Environmental Laws at any parcel of Real Property or any facility located thereon.

(d)To the Knowledge of the Sellers, each of the Sellers and the Business Subsidiary possesses, and since January 1, 2014 has possessed, all material consents, licenses, permits, grants, or other authorizations of, and has made all material filings with, Governmental Entities under applicable Environmental Laws that are required for its respective operation of the Business or the holding of any interest it holds in the Acquired Assets (the “Seller Environmental Authorizations”). Each of the Sellers and the Business Subsidiary is, and since January 1, 2014 has been, in compliance in all material respects with all Seller Environmental Authorizations it possesses and all such Seller Environmental Authorizations are in full force and effect, and, to the Knowledge of the Sellers, no Governmental Entity intends to modify, cancel, terminate, revoke or not renew any Seller Environmental Authorization. All fees required to have been paid in connection with the Seller Environmental Authorizations have been paid. No Person other than a Seller or the Business Subsidiary owns or has any proprietary, financial or other interest (direct or indirect) in any of the Seller Environmental Authorizations. Section 3.19(d) of the Disclosure Schedule: (i) sets forth a complete and accurate list of: (A) all Seller Environmental Authorizations; and (B) all Seller Environmental Authorizations that are primarily related to the Business or any Acquired asset or the operation or use thereof as of the date of this Agreement; and (ii) with respect to each Seller Environmental Authorization referred to in clause “(i)(B)” above, accurately identifies whether such Seller Environmental Authorization is not transferable under applicable Law.

(e)Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.19 are the sole and exclusive representations and warranties made by the Sellers with respect to Environmental Laws, Seller Environmental Authorizations or environmental matters.

Section 3.20    Insurance

Section 3.20 of the Disclosure Schedule contains a true, complete and correct list of the material policies, Contracts and bonds of insurance maintained by the Sellers in respect of the Business and the Acquired Assets or by the Business Subsidiary, other than the Seller Benefit Plans. All such policies, Contracts and bonds are in full force and effect, all premiums due and payable to date under all such policies, Contracts and bonds have been paid and the Sellers and the Business Subsidiary are otherwise in compliance in all material respects with the applicable terms of such policies, Contracts and bonds. There is no material claim pending under any such policy, Contract or bond as to which coverage has been questioned, denied or disputed in writing by the underwriters thereof. None of the Sellers or the Business Subsidiary has ever received any written notice of cancellation or non-renewal of any such policies, Contracts or bonds from any of its insurance carriers.

Section 3.21    Customers and Suppliers

Section 3.21 of the Disclosure Schedule sets forth: (a) a complete and accurate list of (i) the top ten (10) customers of the Power Business; (ii) the top ten (10) customers of the RF Business; and (iii) the top ten (10) customers of the PRF Materials Business, in the case of each of clauses “(i),” “(ii)” and “(iii),” for the fiscal year ended June 28, 2015 (as measured by aggregate dollar amount received by the Business under any Contract with such customer during the fiscal year ended June 28, 2015), showing the approximate total revenues received by each of the Power Business, the RF Business and the PRF Materials Business from each such customer during such period (the “Material Business Customers”); and (b) a complete and accurate list of: (i) the top ten (10) suppliers of raw materials or components of the Power and RF Business; and (ii) the top ten (10) suppliers of raw materials or components for the PRF Materials Business; and (iii) each sole source supplier of any component of, or service used in the production of, any Business Product to whom the Business paid at least $1,000,000, in the case of each of clauses “(i),” “(ii),” and “(iii),” in the fiscal year ended June 28, 2015 (as measured by aggregate dollar amount paid by the Business under any Contract with such supplier during the fiscal year ended June 28, 2015) (each such supplier referred to in clauses “(i),” “(ii),” and “(iii),” the “Material Business Suppliers”), showing the approximate total dollar amount paid by each of the Power Business, the RF Business and the PRF Materials Business to each such supplier during such period. Since June 29, 2015, no Material Business Customer or Material Business Supplier has terminated or canceled (or expressed in writing its intention to terminate or cancel) its relationship with the Business or decreased materially (or expressed in writing its intention to decrease materially) its services or supplies to the Business, or its usage or purchase of the Business Products, except as would not reasonably be expected to be material to the Business, taken as a whole.
Section 3.22    Interested Party Transactions

Except for equity ownership interests in the Parent, to the Knowledge of the Sellers, no Seller Representative owns or holds, directly or indirectly, in whole or in part, any interest of any kind in any Acquired Asset or asset, property or right that is owned or held (or purported to be owned or held) by the Business Subsidiary. No Seller or any of its other Affiliates has any claim or cause of action against the Business Subsidiary, or owes any money to, or is owed any money by, the Business Subsidiary other than in the Ordinary Course of Business.
Section 3.23    Inventory

Except as set forth in Section 3.23 of the Disclosure Schedule, the Inventory consists of (and will as of the Closing consist of) items of a quantity and, to the Knowledge of the Sellers, quality as to be usable and salable in the Ordinary Course of Business and is reflected on the Latest Balance Sheet and in the books and records of the Business in accordance with Historic Method (net of all reserves for obsolete, excess, slow-moving, damaged and defective Inventory shown on the Latest Balance Sheet). Except as set forth in Section 3.23 of the Disclosure Schedule, since the date of the Latest Balance Sheet, there have not been any write-downs of the value of, or establishment of any reserves against, any inventory of the Business, except for write-downs and reserves in the Ordinary Course of Business. None of the Inventory is held on consignment, or otherwise, by third parties.

Section 3.24    Powers of Attorney

Section 3.24 of the Disclosure Schedule sets forth a true, correct and complete list of all bank accounts, safe deposit boxes and lock boxes of the Business Subsidiary or included in the Acquired Assets, including, with respect to each such account and lock box, the names in which such accounts or boxes are held and identification of all Persons authorized to draw thereon or have access thereto. Section 3.24 of the Disclosure Schedule also sets forth a true, correct and complete list of the name of each Person holding a general or special power of attorney from the Business Subsidiary and a description of the terms of such power.
Section 3.25    Sanctions and Export Controls

Since January 1, 2014, each Seller (with respect to the Business) and the Business Subsidiary has conducted its operations in compliance in all material respects with (a) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and (b) all comparable applicable Laws outside the United States (collectively, “Export Control Laws”). Without limiting the foregoing since January 1, 2014: (i) each Seller (with respect to the Business) and the Business Subsidiary has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States and all other jurisdictions where such licenses or approvals are required by any Export Control Laws, including with respect to the release of technology and software to foreign nationals in the United States and abroad; (ii) each Seller (with respect to the Business) and the Business Subsidiary is in compliance in all material respects with the terms of such applicable export licenses or other approvals; (iii) there are no claims pending, or, to the Knowledge of the Sellers, threatened against any Seller (with respect to the Business) and the Business Subsidiary with respect to such export licenses or other approvals; and (iv) each Seller (with respect to the Business) and the Business Subsidiary has established internal controls, policies and procedures intended to provide reasonable assurance regarding compliance with all applicable Export Control Laws. Section 3.25 of the Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each material export license and pending export license applications applicable to the Business and the Business Subsidiary, and Section 3.25 of the Disclosure Schedule sets forth, with respect to the hardware (including production equipment), software, and technology for the process related to the hardware identified for each relevant Business and the Business Subsidiary organized by product family for the Sellers’ internal reference number: (x) the ITAR category (if applicable); (y) any applicable Commodity Jurisdiction determinations issued by the DDTC; and (z) the applicable export control classification number under the Export Administration Regulations, indicate for each classification whether such classification was based on a formal determination by the Bureau of Industry and Security (and providing the corresponding Commodity Classification Automated Tracking System number) or a Seller self-classification. Neither the Business nor Business Subsidiary have or is developing any products, software or technology subject to the ITAR except as set forth on Section 3.25 of the Disclosure Schedule.

Section 3.26    Anti-Corruption and Anti-Bribery Laws

(a)Since January 1, 2014, none of the Sellers (with respect to the Business), the Business Subsidiary or to the Knowledge of the Sellers, any Seller Representative with respect to the Business or the Business Subsidiary has, directly or indirectly, in violation of any Law: (i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party or political campaign, for the purpose of: (A) influencing any act or decision of such Government Official, candidate, party or campaign; (B) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty; (C) obtaining or retaining business for or with any Person; (D) expediting or securing the performance of official acts of a routine nature; or (E) otherwise securing any improper advantage; (ii) paid, offered, promised to pay or offer, requested or accepted any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (iii) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (iv) established or maintained any unlawful fund of corporate monies or other properties; (v) created or caused the creation of any false or inaccurate books or records of the Business or the Business Subsidiary related to any of the foregoing; or (vi) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. (“FCPA”), or any other applicable anti-corruption or anti-bribery Laws.

(b)For purposes of this Section 3.26: (i) “Government Official” means any official, officer, director or employee of a Foreign Government Entity or any department, agency or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any government or department, agency or instrumentality thereof, or for or on behalf of any such public international organization, or any political party, party official or candidate thereof, excluding officials related to the government of the United States; and (ii) “Foreign Government Entity” means any foreign government, any political subdivision thereof or any corporation or other entity owned or controlled in whole or in part by any government or any sovereign wealth fund, excluding United States government entities.

(c)With respect to the Business, Sellers and the Business Subsidiary have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed and access to assets is permitted only in accordance with Sellers’ or the Business Subsidiary’s applicable policies and procedures and management’s general or specific authorization, and (ii) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets and has otherwise established reasonable and adequate internal controls and procedures intended to ensure compliance with the FCPA and all other applicable anti-corruption or anti-bribery Laws.

Section 3.27    Subsidiary Merger Agreement

Except as set forth on Section 3.27 of the Disclosure Schedule, there has been no claim, and to the Knowledge of the Sellers, there are no facts or circumstances that would reasonably be expected to provide the basis for any material claim (irrespective of any applicable survival period related thereto), against an Indemnifying Equityholder by any Indemnified

Person (each, as defined in the Subsidiary Merger Agreement) for any Damages (as defined in the Subsidiary Merger Agreement) arising out of or resulting from any of the matters set forth in Section 10.2 of the Subsidiary Merger Agreement. No party to the Subsidiary Merger Agreement or any other agreement entered into in connection with the transactions contemplated by the Subsidiary Merger Agreement is in breach in any material respect of such party’s obligations, agreements or covenants under any such agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to each Seller that the following representations and warranties are true and correct as of the date of this Agreement:
Section 4.1    Organization, Standing and Power

The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Federal Republic of Germany. The Buyer has the requisite corporate power and authority to own its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on the Buyer’s ability to complete the Transactions.
Section 4.2    Authority

The Buyer has all requisite organizational power to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to complete the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the completion of the Transactions have been duly authorized by all requisite corporate action, and no other action on the part of the Buyer is necessary to authorize the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party or to complete the Transactions. This Agreement has been duly executed and delivered by the Buyer, and assuming the due authorization, execution and delivery thereof by the other Parties hereto, constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except as enforceability may be limited by Bankruptcy and Equity Principles. Upon the execution and delivery by the Buyer of the other Transaction Documents to which it is a party, and assuming the due authorization, execution and delivery thereof by the other parties thereto, such other Transaction Documents will constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms except as enforceability may be limited by Bankruptcy and Equity Principles. For purposes of this Section 4.2 only, the capitalized term Buyer shall be deemed to include both (i) the Buyer and (ii) any Affiliate of the Buyer which is a party to a Transaction Document.

Section 4.3    Consents and Approvals; No Violation

The execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which it is a party and the performance of the Buyer’s obligations hereunder and thereunder will not: (a) violate any provision of the certificate of incorporation or bylaws of the Buyer; (b) violate any applicable Law; or (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice under any contract that is material to the Buyer, or (d) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity, other than: (i) A the filing of pre-merger notifications with the FTC and the DOJ under the HSR Act ; and (B) the Governmental Entities specified in Section 4.3 of the Disclosure Schedule under foreign Regulatory Laws; (ii) notices to the U.S. Defense Security Service pursuant to NISPOM; (iii) notices to the U.S. State Department Directorate of Defense Trade Controls pursuant to ITAR; (iv) the requirement to enter into a Novation Agreement with the U.S. Government in respect of each Business Federal Contract with respect to which the U.S. Government is the counterparty thereto; (v) the filing of a joint voluntary notice to CFIUS pursuant to 31 Code of Federal Regulations Sections 800.401-402; and (vi) any other filings with, permits, consents, or approvals of, or notices to, any Governmental Entity resulting from the notices described in preceding clauses “(ii),” “(iii),” “(iv),” and “(v)” except in the case of clauses “(b),” “(c),” and “(d)” as would not reasonably be expected to have a material adverse effect on the Buyer’s ability to complete the Transactions.
Section 4.4    Litigation

There are no Legal Proceedings by any Person pending, or, to the knowledge of the Buyer, threatened, against the Buyer or any of its officers or directors, at law or in equity or before or by any Governmental Entity, which challenge or seek to prevent, enjoin, alter or materially delay the Transactions. There are no Orders that are outstanding against or involving the Buyer which would reasonably be expected to have a material adverse effect on the Buyer’s ability to complete the Transactions.
Section 4.5    Financing

The Buyer has, and as of the Closing Date will have, sufficient cash on hand to enable it to pay the Purchase Price in full.
Section 4.6    Brokers’ and Finders’ Fees

The Buyer has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any of the Transactions for which either Seller is or may become liable.
Section 4.7    Solvency

Assuming: (i) satisfaction of the conditions set forth in Section 7.1 and Section 7.2; and (ii) the accuracy of the representations and warranties of the Sellers set forth in Article III, as of the Closing, each of the Buyer and the Business Subsidiary shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Buyer. In connection with the Transactions, the Buyer has not incurred, nor does it plan to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.8    Federal Contracts

To the knowledge of the Buyer, neither the Buyer, nor any Affiliate is, or at any time since January 1, 2014 has been, suspended or debarred, or proposed to be suspended or debarred, or declared excluded, non-responsible, or ineligible to receive or perform a FAR based contract or subcontract.  Since January 1, 2014, no termination of any facility security clearance of the Buyer or any Affiliate has occurred or been threatened in writing.

ARTICLE V
CERTAIN PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the Pre-Closing Period:
Section 5.1    General

Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use (and cause its Affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to complete and make effective the Acquisition and the other Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article VII), including using reasonable best efforts to: (i) obtain all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities (including with respect to Seller Authorizations), make all necessary or advisable registrations and filings and take all steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) obtain all necessary consents, approvals or waivers from third parties and all consents, approvals and waivers from third parties reasonably requested by the Buyer and Governmental Entities required to be obtained in respect of the Assumed Contracts in connection with the Acquisition, this Agreement or the Transactions (provided that the Sellers shall not be required to pay any consideration to any third party from whom consent, approval or waiver is required); and (iii) defend (in the case of the Buyer) and cooperate to defend (in the case of the Sellers) any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Transactions; and (iv) execute and deliver any additional instruments necessary to complete the Transactions.

Section 5.2    Filings

(a)Subject to the terms and conditions herein provided and without limiting the foregoing, the Parties shall each: (i)(A) promptly, but in no event later than ten (10) Business Days after the date of this Agreement (unless a later date is mutually agreed upon between the Parties), make their respective filings under the HSR Act and (B) as promptly as practicable make any filings under the foreign Regulatory Laws specified in Section 3.3 and Section 4.3 of the Disclosure Schedule, and thereafter shall use their respective reasonable best efforts to promptly comply with any requests for additional information from the FTC, the DOJ and any other relevant Governmental Entity; (ii) use reasonable best efforts to obtain the termination of the waiting period under the HSR Act and the applicable foreign Regulatory Laws as promptly as reasonably practicable, including by requesting early termination of such waiting period; (iii) use reasonable best efforts to cooperate with each other in: (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the completion of the Transactions; and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; (iv) inform each other Party as promptly as reasonably practicable of the receipt of any material communication from the FTC, the DOJ or any other Governmental Entity regarding any of the Transactions; and (v) subject to applicable legal limitations (including the attorney‑client privilege) and the instructions of any Governmental Entity, keep each other Party apprised of the status of matters relating to the completion of the Transactions, including furnishing the other Parties with copies of material notices or other material communications as promptly as reasonably practicable after receipt by such Party or any of their respective Affiliates, as the case may be, from any third party or any Governmental Entity with respect to the Transactions. The Parties shall each permit legal counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed material written communication to any Governmental Entity with respect to the Transactions. Each of the Parties agrees not to: (1) subject to applicable legal limitations (including the attorney‑client privilege) and the instructions of any Governmental Entity, participate in any substantive in person or telephonic meeting or discussion with any Governmental Entity in connection with the Transactions unless it consults with the other Parties in advance and gives the other Parties the opportunity to attend and participate; (2) extend any waiting period under the HSR Act without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed); or (3) enter into any agreement with any Governmental Entity in connection with the Transactions without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in Section 5.1, Section 5.2 or elsewhere in this Agreement, the Buyer shall, following consultation with the Parent and after giving due consideration to its views and acting reasonably and in good faith, direct and control all aspects of the Parties’ efforts to gain regulatory clearance either before any Governmental Entity or in any Legal Proceeding brought to enjoin the Acquisition or any of the other Transactions pursuant to any Regulatory Law. The Buyer shall pay the filing fee under the HSR Act and with respect to any other filing required to be made with any Governmental Entity pursuant to this Section 5.2.

(b)To the extent any of the following have not been completed prior to the date of this Agreement, as soon as practicable after the date of this Agreement, but in no event later than twenty (20) Business Days thereafter (or such later date as mutually agreed by the Parties), the Parties shall prepare and file a draft joint voluntary notice to CFIUS pursuant to 31 Code of Federal Regulations Sections 800.401-402 and will promptly provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during such pre-filing consultation period, at the end of which the Parties will prepare and file with CFIUS a final joint voluntary notice. Each of the Parties shall use its reasonable best efforts to respond promptly to any inquiries received from CFIUS for additional information or documentation and to respond promptly to all inquiries and requests from CFIUS in connection with such voluntary notice. Each of the Parties shall, in cooperation with each other, use its reasonable best efforts to overcome any objections which may be raised by CFIUS or any other Governmental Entity having jurisdiction under Defense Production Act of 1950 50 U.S.C. App. §2170, as amended by the Foreign Investment and Security Act of 2007, 50 U.S.C. App. §2170 (“FINSA”).

(c)To the extent any of the following have not been completed prior to the date of this Agreement, as soon as practicable after the date of this Agreement, the Parent and the Buyer will submit to DSS and, to the extent applicable, any other Governmental Entity, notification of the Transactions pursuant to the NISPOM and any other applicable national security or industrial security regulations, and submit and request approval of measures to mitigate foreign ownership, control or influence (“FOCI”) arising as a result of the Transactions. The Parent shall, and shall cause its Affiliates to, cooperate with the Buyer with respect to implementing appropriate arrangements with DSS and other relevant Governmental Entities permitting the transfer of the Business consistent with DSS Approval. In the course of such efforts, the Sellers shall comply with the NISPOM and any commitments made by the Sellers to DSS, including during the term of the Transition Services Agreement, and shall cooperate with the Buyer in good faith to make a proposal to DSS, as reasonably deemed optimal by the Buyer in consultation with Seller, consistent with seeking approval from DSS. Nothing in this Section 5.2(c) shall limit the Buyer’s obligations under Section 5.2(e).

(d)To the extent any of the following have not been completed prior to the date of this Agreement, as soon as possible after the execution of this Agreement, but in no event later than twenty (20) Business Days thereafter, Parent shall prepare and file with DDTC a notice as required under the ITAR, 22 CFR 122.4(b), with respect to the Transactions. Each of the Parties shall use reasonable best efforts to respond promptly to any inquiries received from DDTC for additional information or documentation and to respond promptly to all inquiries and requests from DDTC in connection with such notice.

(e)Each of the Buyer and Parent shall provide CFIUS with any additional or supplemental information requested by CFIUS during the CFIUS review process as promptly as practicable, and in all cases within the amount of time allowed by CFIUS and, in cooperation with the other Party, use their respective reasonable best efforts to finally and successfully obtain CFIUS Approval and to obtain DSS Approval as promptly as practicable. In furtherance of the immediately preceding sentence, the Buyer shall: (i) agree to purchase and own the portion of the Business conducted at 3028 Cornwallis Rd, Durham, NC 27709 (the “RTP Premises”) on the Closing Date, through a legal entity to be organized under the laws of a state of the United States (the “Special Acquisition Company”), and to cause the Special Acquisition Company to agree to enter into, and to perform, a Special Security Agreement (as defined under NISPOM) and related implementing agreements and plans (which may include, for example, a Technology Control Plan and an Electronic Communications Plan (each as defined under NISPOM)) acceptable to DSS to mitigate FOCI over the Special Acquisition Company that would result from the Transactions and allow the Special Acquisition Company to conduct the activities undertaken at the RTP Premises as currently conducted; (ii) provide such assurances as CFIUS may request that the Special Acquisition Company intends to continue to conduct the activities undertaken at the RTP Premises as currently conducted; (iii) furnish CFIUS, its staff, or any CFIUS constituent agency with information or access to information sufficient to monitor the ongoing conduct of the Special Acquisition Company and compliance with any mitigation commitments made to CFIUS to secure the CFIUS Approval; and (iv) satisfy other conditions that would not constitute a burdensome condition with respect to the operation of the Business. For the avoidance of doubt, the Buyer shall not be obligated to agree to include in the Special Acquisition Company (x) any activities not presently undertaken at the RTP Premises that are not expressly contemplated being acquired by the Special Acquisition Company pursuant to the immediately preceding sentence or (y) employ the Business Employees that are primarily involved in the sales function of the Business other than the Business Employees set forth on Schedule 5.2(e) and such other relevant employees involved in sale of Business Products to a U.S. federal Governmental Entity. Except as provided in this Section 5.2 and subject to compliance with Law, and notwithstanding anything else to the contrary contained elsewhere in this Agreement, the reasonable best efforts of the Buyer shall not include the obligation to (and the Parent shall not, without the prior written consent of the Buyer): (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, license of any assets, properties, businesses, products, product lines, rights, or services of the Buyer, the Buyer’s Affiliates, the Business or the Business Subsidiary, or any interest or interests therein; or (ii) otherwise take or commit to take actions that after the Closing Date would limit the Buyer’s freedom of action with respect to the Buyer, the Buyer’s Affiliates, the Business or the Business Subsidiary, or any interest or interest therein or its or their ability to retain, one or more of the assets, properties, businesses, product lines, or services of the Buyer, the Buyer’s Affiliates, the Business or the Business Subsidiary, or any interest or interests therein.

Section 5.3    Operation and Preservation of Business

(a)Except as required by applicable Law or as set forth in Section 5.3(a) of the Disclosure Schedule, during the Pre-Closing Period, neither of the Sellers shall, and the Parent shall cause the Business Subsidiary not to, engage in any practice, take any action or authorize, approve, agree, commit or offer to take any action described in Section 3.5, as though such provisions were set forth, mutatis mutandis, in this Section 5.3(a), in each case without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, during the Pre-Closing Period, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, each Seller shall, and the Parent shall cause the Business Subsidiary to:

(i)operate the Business in the Ordinary Course of Business in all material respects;

(ii)use commercially reasonable efforts to: (A) preserve intact the Acquired Assets, the assets of the Business Subsidiary and the current organization of the Business; (B) keep available the services of the Business Employees and the Business Subsidiary Employees; and (C) maintain existing relationships and goodwill with suppliers, distributors, customers, landlords, creditors, licensors, licensees, consultants and independent contractors of the Business and other Persons having business relationships with the Business;

(iii)not sell, transfer, assign, convey, lease, license or otherwise dispose of any Acquired Assets or any material assets of the Business Subsidiary, including any Business Intellectual Property, other than (x) the sale of finished goods in the Ordinary Course of Business and (y) (1) non-exclusive licenses of the type described in Section 3.9(f)(ii)(A) or (B) or (2) the non-exclusive license of Business Intellectual Property in the Ordinary Course of Business to a distributor, sales representative, or international sales promotor pursuant to Parent’s standard form previously provided to the Buyer of distribution agreement, sales representative agreement or international sales promotor agreement (or, in each case, a substantially similar form); provided that the Contract containing such a non-exclusive license does not constitute a Significant Business Contract;

(iv)not take any action that would reduce the scope of the licenses and other rights granted pursuant to the Intellectual Property Assignment and License Agreement;

(v)other than in the Ordinary Course of Business, not enter into any Material Business Contract;

(vi)not cause or allow either of the Sellers or the Business Subsidiary to: (A) adopt, or be a party to, any plan of merger, plan or scheme of arrangement, acquisition, consolidation, business combination, reorganization, liquidation or dissolution or similar transaction to the extent that such transaction would reasonably be expected to adversely impact or delay in any material respect any of the Transactions; (B) file a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of either of the Sellers or the Business Subsidiary; or (C) consent to the filing of any bankruptcy petition against either of the Sellers or the Business Subsidiary under any similar Law;

(vii)other than as required by applicable Law and for increases in compensation and benefits of not more than ten percent (10%) per individual above that disclosed to the Buyer as of the date of this Agreement, not increase the level of base compensation, incentive compensation, pension, severance or any other compensation or benefits (including PTO), payable or to be provided to any Business Employee, any Business Subsidiary Employee or any other service provider of the Business, in each case, whose total annual cash compensation (consisting of base salary and target bonus) is at least $150,000 annually;

(viii)not: (A) delay or postpone any payment of any accounts payable or other payables or expenses of the Business, other than in the Ordinary Course of Business; or (B) accelerate the collection of accounts receivable of the Business in advance of or beyond the dates when such accounts receivable ordinarily would have been collected in the Ordinary Course of Business; and

(ix)not adopt or implement any change in the policies or practices of the Business with respect to the extension of discounts or credit to customers, other than in the Ordinary Course of Business.

(b)Prior to the Closing, the Sellers and the Business Subsidiary shall exercise, consistent with the terms and conditions of this Agreement, complete control over the Business. Notwithstanding anything herein to the contrary: (i) nothing contained in this Agreement shall give the Buyer directly or indirectly the right to control or direct the operations of the Business prior to the Closing; and (ii) the Parent may, and may cause the Business Subsidiary to: (A) distribute cash, cash equivalents, bank deposits, similar cash items and securities to the Parent; (B) transfer to the Parent any items described as Excluded Assets on Schedule 2.2(m); (C) cancel or otherwise resolve intercompany accounts payable and receivable between the Business Subsidiary and the Parent or any of the Parent’s other Affiliates; (D) cause Monetary Liens to be removed from the Owned Real Property; and (E) create and record the Easement Declaration, when approved in writing by the Buyer (not to be unreasonably withheld, delayed or conditioned), or whether or not so approved (but without limiting the Parties’ rights and obligations under Section 5.7), immediately prior to the Closing.

(c)Prior to the Closing, the Parent shall cause all payables, receivables, Liabilities and other obligations between the Business Subsidiary and either Seller (or any of its Affiliates, other than the Business Subsidiary) to be paid in full and eliminated.

(d)In connection with the continuing operation of the Business between the date of this Agreement and the Closing, the Sellers shall use their respective commercially reasonable efforts to consult in good faith on a regular and frequent basis upon request with any director, officer, employee, manager, agent, consultant, distributor or other representative of the Buyer or any of its Affiliates (the “Buyer Representatives”) for the Buyer to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by the Buyer or such Buyer Representatives. Notwithstanding the foregoing: (i) either Seller may defer providing access to Assigned Intellectual Property and Licensed Intellectual Property that such Seller in its sole discretion deems particularly sensitive until after the Closing when such delivery, subject to applicable Laws, shall be accomplished in conjunction with the Parties’ Business Products technology transfer under the Intellectual Property Assignment and License Agreement; and (ii) no Seller shall be required to provide access to or disclose information where such access or disclosure would reasonably be expected to waive the attorney-client privilege of either of the Sellers or the Business Subsidiary or contravene any Law (it being understood that with respect to any such information, the Sellers shall reasonably cooperate with the Buyer to enable the Buyer and/or the Buyer Representatives to enter into appropriate confidentiality, joint defense or similar agreements (or other arrangements), if and as applicable, so that the Buyer and the Buyer Representatives may have access to such information).

Section 5.4    Exclusivity

(a)Neither Seller shall, and each of them shall cause their respective Affiliates and the Seller Representatives not to, directly or indirectly, solicit, knowingly encourage, knowingly facilitate, enter into, respond to or accept any proposal or offer, or provide any information to or otherwise cooperate in any way with any Person or group, concerning a Competing Transaction or any inquiry, proposal or offer that would reasonably be expected to lead to a Competing Transaction, or initiate, enter into or continue to participate in any discussions or negotiations with any Person or group concerning a Competing Transaction or any inquiry, proposal or offer that would reasonably be expected to lead to a Competing Transaction, or agree to or endorse any Competing Transaction or any inquiry, proposal or offer that would reasonably be expected to lead to a Competing Transaction.

(b)The Parent shall: (i) immediately notify any Person or group with which discussions or negotiations of the nature described in Section 5.4(a) are pending as of the date of this Agreement that the Parent is terminating such discussions or negotiations; and (ii) promptly (and in any event within one (1) Business Day) terminate access to any online or other data rooms containing information with respect to the Sellers (with respect to the Business), the Business Subsidiary, the Business, the Acquired Assets and the Assumed Liabilities by each Person and its representatives that on or prior to the date of this Agreement had access to any such online or other data rooms (other than the Buyer, its Affiliates or any Buyer Representatives). If either of the Sellers, the Business Subsidiary or any Seller Representative receives any inquiry, proposal or offer of the nature described in Section 5.4(a), the Parent shall, within two (2) Business Days after such receipt, notify the Buyer of such inquiry, proposal or offer.

Section 5.5    Full Access and Cooperation; Confidentiality

(a)Subject to Section 6.2(a), each Seller will permit the Buyer and the Buyer Representatives to have reasonable access during normal business hours, upon reasonable advance notice, and in a manner so as not to unreasonably interfere with the normal business operations of either of the Sellers or the Business Subsidiary, to all premises, properties, personnel, Files and Records (including Tax records and patent application files), Contracts and documents of, or relating to, the Business or any of the Acquired Assets or Assumed Liabilities and permit the Buyer and the Buyer Representatives to make such copies and inspections thereof as may reasonably be requested. In furtherance of the foregoing, and except as required by applicable Law, each Seller shall use commercially reasonable efforts to cooperate and assist, to the extent reasonably requested by the Buyer, with supporting the Buyer’s customary pre‑Closing planning efforts in connection with the Acquisition, including as set forth on Schedule 5.5(a). Notwithstanding the foregoing: (i) either Seller may defer providing access to Assigned Intellectual Property and Licensed Intellectual Property that such Seller in its sole discretion deems particularly sensitive until after the Closing when such delivery, subject to applicable Laws, shall be accomplished in conjunction with the Parties’ Business Products technology transfer under the Intellectual Property Assignment and License Agreement; and (ii) no Seller shall be required to provide access to or disclose information where such access or disclosure would reasonably be expected to waive the attorney-client privilege of either of the Sellers or the Business Subsidiary or contravene any Law (it being understood that with respect to any such information, the Sellers shall reasonably cooperate with the Buyer to enable the Buyer and/or the Buyer Representatives to enter into appropriate confidentiality, joint defense or similar agreements (or other arrangements), if and as applicable, so that the Buyer and the Buyer Representatives may have access to such information).

(b)During the Pre-Closing Period (or, should the Closing not occur, following the termination of this Agreement), and in any event and notwithstanding anything contained herein to the contrary, to the extent it relates to information not related to the Acquired Assets or the Assumed Liabilities or otherwise not primarily related to the Business, the Buyer acknowledges that any information provided to it or its representatives by the Parent or any of its representatives or Affiliates pursuant to the Transaction Documents or otherwise in connection with the Transactions, including this Agreement, is subject to the terms of the Confidentiality Agreement, dated January 14, 2016, between the Buyer and the Parent (the “Confidentiality Agreement”), which terms are incorporated herein by reference and shall survive the Closing.

Section 5.6    Notice of Developments

The Sellers shall give prompt written notice (and, in any event, shall use commercially reasonable efforts to provide such written notice within three (3) Business Days) to the Buyer of: (a) upon the actual knowledge of the individuals named in the definition of “Knowledge of the Sellers”, any material breach of or material inaccuracy in, or allegation by any third party which, if true, would be a material breach of or material inaccuracy in, any representation or warranty; (b) the occurrence of any material damage to or loss or destruction of any Acquired Asset or asset of the Business Subsidiary, in each case, with a net book value in excess of $500,000; (c) any breach of any covenant or agreement set forth in this Agreement such that the satisfaction of the condition set forth in Section 7.2(b) would be impossible; or (d) the occurrence of, or the receipt of any written notice threatening, any event or condition which has had, or would reasonably be expected to have, a Material Adverse Effect.
Section 5.7    Declaration of Easements

During the Pre-Closing Period, the Sellers and the Buyer shall in good faith negotiate the terms of a declaration of easements (the “Easement Declaration”) encumbering the Building 21 Site, which Easement Declaration will provide for permanent easements in favor of the owners from time to time (the “Adjacent Owners”) of the land immediately to the North and the South of the Building 21 Site for the purpose of (a) allowing the Adjacent Owners to operate and maintain the existing utility infrastructure (the “Utility Infrastructure”) on areas of the Building 21 Site exterior to Building 21 (such easements for the Utility Infrastructure being referred to as the “Utility Easements”) and (b) of providing the Adjacent Owners access over areas of the Building 21 Site to operate and maintain the Utility Infrastructure (such easement for access purposes being referred to as the “Access Easement”).  The Utility Easements shall be located in the areas shown on the survey attached as Exhibit D-1, but without regard to the width of the easement areas shown on Exhibit D-1, which width shall be the subject of good faith negotiation between the Sellers and the Buyer.  The Utility Easements shall be exclusive, but shall be subject to such restoration, safety and maintenance obligations, and other reasonable limitations and obligations as may (by agreement of the Sellers and the Buyer) be specified in the Easement Declaration.  The Buyer shall in any event have (a) the right under the Easement Declaration to relocate portions of the Utility Infrastructure and the corresponding Utility Easements and Access Easement, at the Buyer’s expense and under such other reasonable conditions as may (by agreement of the Sellers and the Buyer) be specified in the Easement Declaration, and (b) the benefit of such crossing rights over and under the Utility Infrastructure for the Buyer’s utility and other installations, in either case under such other reasonable conditions (including the Sellers’ prior reasonable right to consent to the circumstances of any interruption to the services provided by the Utility Infrastructure) as may (by agreement of the Sellers and the Buyer) be specified in the Easement Declaration.  The Access Easement shall be non-exclusive and shall be located in the areas shown on the survey attached as Exhibit D-2.  The Access Easement shall be subject to such reasonable maintenance obligations, and security, safety, operational and other restrictions and limitations as may (by agreement of the Sellers and the Buyer) be specified in the Easement Declaration, which shall in any case permit the Buyer to install gates that shall remain accessible to the Adjacent Owners for purposes of the utilizing the Access Easement and the Utility Easements at all access points to the Building 21 Site, under such security procedures and other circumstances as may be reasonable and (by agreement of the Sellers and the Buyer) specified in the Easement Declaration.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1    Non-Competition

(a)For a period of five (5) years following the Closing Date, neither of the Sellers shall, and each Seller shall cause its controlled Affiliates (together with the Sellers, the “Seller Restricted Parties”) not to, anywhere in the world, engage directly in any aspect of the Business or invest in, own, manage, operate, control or participate in the ownership, management, operation or control of any Person engaged materially in any aspect of the Business; provided, however, that (1) performance under the Wafer Supply Agreement is not restricted pursuant to the foregoing, (2) the design, development, fabrication, assembly, testing, making, having made, use, importation, exportation, distribution, marketing, sale, offer to sell, performance, provision, support, maintenance, commercialization, engagement in research regarding, or other exploitation of SiC Materials is not restricted pursuant to the foregoing unless such SiC Materials are designed or intended for use in Power Products or RF Products, and (3) a Seller Restricted Party may passively invest in the securities of any Person (but without otherwise participating in the activities of such Person) if: (i) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act; and (ii) such Seller Restricted Party (together with its Affiliates) does not beneficially own (as defined Rule 13d-3 promulgated under the Exchange Act) in excess of five percent (5%) of the outstanding equity of such Person. The foregoing shall not, but subject to Section 6.14, prevent: (I) a Seller Restricted Party from working with vendors of semiconductor components to develop such components for use in any Seller Restricted Party’s lines of business other than the Business, or (II)(A) a Seller Restricted Party from being acquired pursuant to a merger, consolidation, share exchange, business combination or other similar transaction; (B) the acquisition by any Person of some, a majority or all of a Seller Restricted Party’s issued and outstanding voting equity interests; or (C) the sale, lease, transfer or other disposition of some, all or substantially all of the Parent’s direct or indirect assets, where, in the case of each of clauses “(A),” “(B)” and “(C),” the acquiring Person is not an Affiliate of the Parent and is engaged in the Business on or prior to the date of such acquisition; and, for the avoidance of doubt, such acquiring Person shall be entitled to continue engaging thereafter in the Business. Without limiting the remedies available to the Buyer, the Sellers agree that damages at law would be an insufficient remedy in the event of breach of this Section 6.1(a) by any Seller Restricted Party and that the Buyer shall be entitled to injunctive relief or other equitable remedies in the event of any such breach without the necessity of posting a bond or other form of financial assurance.

(b)For a period of five (5) years following the Closing Date, the Buyer shall not and shall cause its controlled Affiliates (together, the “Buyer Parties”) not to produce, manufacture, sell or distribute, during such period, (i) discrete LED chips, or (ii) SiC substrates and wafers, including bare wafers and wafers with SiC or GaN epitaxial films (the “SiC Materials”) designed or intended for use in LED and Lighting Products, other than exclusively to or at the direction of Seller and its Affiliates, under terms to be agreed upon by Buyer and Seller. The foregoing shall not apply to any Person acquired, after the date of this Agreement, by a Buyer Party, including if such acquisition is pursuant to (A) a merger, consolidation, share exchange, business combination or other similar transaction, (B) the acquisition of some, a majority or all of such Person’s issued and outstanding voting equity interests, or (C) the sale, lease, transfer or other disposition of some, all or substantially all of such Person’s assets, so long as (i) the LED and Lighting Business constitutes less than thirty (30%) of the annual revenue of such Person on or prior to the date of such acquisition; and (ii) no Buyer Party facilitates such acquired Person’s engagement in the LED and Lighting Business through the provision to such Person of the Assigned Intellectual Property or any other rights or technology provided to the Buyer Parties under the Intellectual Property Assignment and License Agreement for a period of five (5) years following the Closing Date; and, for the avoidance of doubt, such Person shall be entitled to continue engaging thereafter in the LED and Lighting Business. In addition, the foregoing shall not prevent (1) a Buyer Party from being acquired pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, (2) the acquisition by any Person of some, a majority or all of a Buyer Party’s issued and outstanding voting equity interests, or (3) the sale, lease, transfer or other disposition of some, all or substantially all of the Buyer’s direct or indirect assets where, in any such case, the acquiring Person is not an Affiliate of the Buyer and is engaged in the LED and Lighting Business on or prior to the date of such acquisition; and, for the avoidance of doubt, such acquiring Person shall be entitled to continue engaging thereafter in the LED and Lighting Business.  Sellers acknowledge that the Buyer Parties do not control the ultimate use of products by customers, and agree that the foregoing does not apply to SiC Materials that are not designed or intended for use in LED and Lighting Products, even if put to unintended use in LED and Lighting Products. Without limiting the remedies available to the Sellers, the Buyer agrees that damages at law would be an insufficient remedy in the event of breach of this Section 6.1(b) by any Buyer Party and that the Sellers shall be entitled to injunctive relief or other equitable remedies in the event of any such breach without the necessity of posting a bond or other form of financial assurance.

(c)If any of the provisions of this Section 6.1 are held to be unenforceable in any jurisdiction, then, as to such jurisdiction, such provision shall be ineffective solely to the extent of its unenforceability in such jurisdiction, without affecting the remaining provisions of this Section 6.1 in such jurisdiction, or affecting in any other jurisdiction the validity or enforceability of such provision or of this Section 6.1.

Section 6.2    Classified Information; Business Federal Contracts

(a)The Buyer acknowledges that certain of the Business Intellectual Property disclosed or to be disclosed to the Buyer in connection with this Agreement and the other Transaction Documents may be considered classified information or ITAR-restricted data by one or more U.S. federal Governmental Entities. Nothing in this Agreement or the other Transaction Documents shall require the Sellers to disclose classified information or ITAR-restricted data to the Buyer or its personnel if the disclosure thereof would result in the violation of any applicable Law. The Parent shall maintain its facility clearance and hold and sponsor all of the personnel security clearances, for those Hired Employees or Business Subsidiary Employees with such clearances, until the Buyer obtains a facility clearance and can sponsor the personnel security clearances.

(b)The following provisions shall apply to Business Federal Contracts in lieu of Section 2.5:

(i)Following the Closing, and in accordance with applicable Law, including FAR, Subpart 42.12, and relevant grant regulations, and the requirements of each Business Federal Contract, each applicable Seller shall promptly: (A) submit in writing a request to each responsible contracting officer or other responsible officer of the Governmental Entity party thereto or, for any Business Federal Contract of the type described in clause “(ii)” or “(iii)” of the definition of Federal Contract, of the counterparty thereto (each such counterparty or Governmental Entity, a “Counterparty”) to recognize the Buyer as the successor in interest to such Business Federal Contract; (B) if required, enter into a novation agreement or, for Business Federal Contracts with a Counterparty other than the U.S. Government, an agreement of similar import (a “Novation Agreement”) in substantially the form contemplated by such regulations or other applicable Laws; and (C) seek any consents required under any Business Federal Contract. The Buyer and the Parent shall use commercially reasonable efforts to promptly obtain all consents, approvals and waivers required to promptly process, enter into and complete all such Novation Agreements (including responding to requests for information by the Counterparty with respect to such Novation Agreements), and to take all other actions reasonably necessary to execute and complete such Novation Agreements. Each Party to the Subcontract Agreement shall bear all fees, costs and expenses relating to its actions contemplated by this Section 6.2(b)(i) for the applicable Federal Contract, including the obtaining of any consents, approvals, waivers and novations.

(ii)For any Business Federal Contract that requires consent to assign or novation and for which consent or novation is not received at or prior to the Closing, the Parent and the Buyer shall enter into the Subcontract Agreement. The Buyer and the Parent shall perform its respective obligations under the Federal Contracts for which novation is sought, during the pendency of the Subcontract Agreement and in accordance with its terms. To the extent that the Governmental Entity initially denies any novation request, the Buyer and Parent agree to negotiate with the Governmental Entity to resolve the issues and concerns giving rise to the non-approval, during which time, the Parties shall continue to perform their obligations in accordance with the terms and conditions set forth in the Subcontract Agreement. If it becomes clear that the Governmental Entity will not approve the novation request under any circumstances, the Parent agrees to negotiate with the Buyer, in good faith, to permit the Buyer to continue performing the applicable Federal Contract obligations during the applicable contract period, pursuant to the terms of the Subcontract Agreement.

(iii)In connection with any negotiations or other discussions that take place in connection with any Business Federal Contracts that require novation, and that require the Parent to provide payment and performance guarantees pursuant to FAR, Sections 42.1204(i)(b)(8) and 42.1204(h)(3), the Buyer agrees to indemnify and hold harmless the Parent to the full extent permitted by applicable Law from and against the costs directly arising from, and equal to, the value of, services, materials, goods, or money provided by Parent due to its obligation to honor any such guarantee, to the extent caused solely and directly by the Buyer’s failure to perform all obligations under the applicable Business Federal Contract.

(iv)The Buyer acknowledges that consents to assignment or novation of the Business Federal Contracts listed on Schedule 2.1(e) or otherwise have not been as of the date of this Agreement and may not be obtained, and that the Business Federal Contracts listed on Schedule 2.1(e) or otherwise may be terminated for convenience by the Counterparty. Notwithstanding anything to the contrary in this Agreement, the Buyer agrees that neither the Parent nor any of its Affiliates shall have any liability whatsoever arising out of or relating to, and neither the Buyer nor any Buyer Indemnified Person shall be entitled to indemnification under Article IX based on, the Parent’s or the Buyer’s inability to obtain any consents that may have been or may be required with respect to the Business Federal Contracts listed on Schedule 2.1(e) or otherwise in connection with the Transactions or any circumstance resulting therefrom (including the default under or acceleration or termination of any such Federal Contract as a result thereof, or because of any termination for convenience by the Counterparty thereto) other than as a result of a breach of or inaccuracy in any of the representations contained in Article III or a breach of any of the covenants contained in this Section 6.2. Notwithstanding anything to the contrary in this Section 6.2, and except as required by applicable Law, nothing shall relieve the Buyer, the Sellers, the Parent, or the Business Subsidiary (if required) from their independent obligation to enter into the Subcontract Agreement and comply with that Agreement’s terms and conditions throughout the Term of the Subcontract Agreement (as defined in the Subcontract Agreement).

(c)Because the capital stock of the Business Subsidiary is included in the Acquired Assets, the Parties believe a name change request is required to be submitted to the applicable Government Entity and a novation request is not required for the Business Subsidiary’s Federal Contracts. Unless otherwise required by a Governmental Entity, the Parties do not intend to apply the novation requirements set forth in Section 6.2(b) to the Federal Contracts or Federal Proposals issued to, or submitted by, the Business Subsidiary. Notwithstanding anything to the contrary, including Section 6.4, Buyer shall be permitted to continue performing the Business Subsidiary’s Federal Contracts and Federal Proposals in the name “Cree Fayetteville, Inc.” or “Cree Fayetteville, Inc. (formerly known as Arkansas Power Electronics, Inc.)” until the applicable Governmental Entity approves the Buyer’s request to change the name of the Business Subsidiary performing that particular Federal Contract or Federal Proposal (or approves a novation request, if required by a Governmental Entity).

Section 6.3    Press Releases and Public Announcements

Except as may be required by applicable Law or the rules or regulations of any national securities exchange, in each case upon the advice of counsel, none of the Sellers, the Buyer or any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Transactions without the consent of the Buyer and the Parent, which consents shall not be unreasonably withheld, conditioned or delayed; provided that no such consent shall be required in connection with any press release, announcement or other communication by a Party or any Affiliate of a Party if: (a) the contents of such press release, announcement or other communication that relate to the Transactions are limited to information that previously has been publicly disclosed in accordance with the terms of this Agreement; and (b) such press release, announcement or other communication does not refer to the other Party (except to state the fact that such other Party was the counterparty to the Transactions). Except in cases of any press release, announcement or other communication described in the proviso to the foregoing sentence: (i) the Buyer and the Parent shall cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the Transactions; and (ii) shall furnish the other with drafts of any such releases and announcements as far in advance as reasonably possible.
Section 6.4    Customer and Supplier Inquiries; Accounts Receivable; Cree Name

(a)Promptly after the Closing Date, the Buyer shall use its commercially reasonable efforts to notify counterparties to the Assumed Contracts that such agreements have been assigned by the applicable Seller to the Buyer and the Parent shall provide, at the Buyer’s expense, all commercially reasonable assistance reasonably requested by the Buyer in connection therewith. With respect to any sale promotion, sales representative, distribution or other similar agreement included in the Assumed Contracts that permits the counterparty to use either Seller’s trademarks in connection with the marketing, sale or distribution of the Business Products, subject to Section 6.4(d), the Buyer shall take prompt, commercially reasonable action to cause such counterparty to cease using such trademarks and to substitute therefor the Buyer’s trademarks.

(b)During the term of the Transition Services Agreement, the Sellers shall use commercially reasonable efforts to refer to the Buyer all customer, supplier, employee or other inquiries or correspondence relating to the Business, the Business Products and the Acquired Assets after the Closing Date.

(c)Each Seller shall (and shall cause its Affiliates to) promptly remit to the Buyer all payments and invoices received after the Closing Date to the extent related to the Business Products or the Acquired Assets or the Assumed Liabilities, and the Buyer shall (and shall cause its Affiliates to) promptly remit to the Parent all payments and invoices received after the Closing Date to the extent related to the Excluded Assets or the Excluded Liabilities. From and after the Closing, the Buyer shall have the right and authority to collect for its own accounts all items that are included in the Acquired Assets and to endorse with the names of the Sellers any checks or drafts received with respect to any such items.

(d)Promptly, and in any event within five (5) Business Days following the Closing, the Buyer shall cause the Business Subsidiary to change its organizational name so that it no longer reflects the Cree Name and to cease all usage of the Cree Name, other than historical references and, to the extent existing as of the Closing, usage of the Cree Name on buildings, facilities, signage, machinery, other equipment and products until such time as such usage may be removed or replaced in the Ordinary Course of Business, but in any event not later than thirty (30) days after the Closing Date. Except as permitted by the immediately preceding sentence and as permitted by the Intellectual Property Assignment and License Agreement, following the Closing the Buyer shall not, and shall cause its Affiliates not to, use the Cree Name or any names or symbols that are deviations thereof or likely to be confusingly similar thereto in any manner anywhere in the world.

Section 6.5    Tax Matters

(a)All Tax sharing agreements or arrangements with respect to or involving the Business Subsidiary shall be terminated prior to the Closing Date, and after the Closing Date, the Buyer, the Business Subsidiary and their Affiliates shall not be bound thereby or have any Liability thereunder.

(b)The Parent will be responsible for the preparation and filing of: (i) all Tax Returns with respect to the Acquired Assets for all taxable periods ending on or before the Closing Date; (ii) all Tax Returns for any Affiliated Group of which the Business Subsidiary is a member prior to the Closing and including the income of the Business Subsidiary for all periods through the Closing Date on such Tax Returns (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19); (iii) all Tax Returns for any income Taxes of the Business Subsidiary for all taxable periods ending on or before the Closing Date, and (iv) all other Tax Returns of the Business Subsidiary required to be filed (taking into account extensions) prior to the Closing Date. The Sellers will make all payments required with respect to any such Tax Return. With respect to any such income Tax Returns of the Business Subsidiary (that are not Tax Returns of an Affiliated Group) prepared and filed by the Parent, unless otherwise required by Law, such Tax Returns shall be prepared and filed in a manner consistent with past practice and on a basis consistent with the last previous similar Tax Return, such Tax Returns shall be submitted to the Buyer not later than forty-five (45) days prior to the due date for filing such Tax Returns for review and comment by the Buyer and Parent shall make such revisions to such Tax Returns as reasonably requested by the Buyer. The Buyer will be responsible for the preparation and filing of: (x) all income Tax Returns of the Business Subsidiary for all taxable periods beginning on or before and ending after the Closing Date; and (y) all other Tax Returns of the Business Subsidiary required to be filed (taking into account extensions) after the Closing Date which relate to the operations of the Business Subsidiary for any taxable period (or portion thereof) ending on or before the Closing Date, and the Buyer will, or will cause the Business Subsidiary to, make all payments required with respect to any such

Tax Return; provided, however, that the Sellers shall promptly reimburse the Buyer or the Business Subsidiary (as applicable) to the extent that any payment the Buyer is required to make relates to the operations of the Business Subsidiary for any taxable period (or portion thereof) ending on or before the Closing Date.

(c)The Buyer, the Parent and the Business Subsidiary will cooperate in the preparation and filing of a timely election under Section 338(h)(10) of the Code (and the Treasury Regulations and administrative pronouncements thereunder) and any comparable provision of state, local or foreign Tax Law (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the stock of the Business Subsidiary hereunder. The Buyer and the Parent shall jointly execute on or prior to the Closing Date two (2) originals of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to the applicable Treasury Regulations (collectively, the “Form 8023”) and, as applicable, two (2) originals of any analogous forms required pursuant to state, local or foreign Tax Law. The Form 8023 and any analogous forms shall be held by the Buyer and shall be filed by the Buyer on behalf of itself and the Parent in accordance with, and within the time prescribed by, Section 338 of the Code and the Treasury Regulations thereunder or the applicable state, local or foreign Tax Law. In addition, the Parent shall provide the Buyer with any information regarding the Business Subsidiary as is necessary for the Buyer to complete Internal Revenue Service Form 8883 and any supplements thereto (“Form 8883”). Not later than one hundred twenty (120) days after the Closing Date, the Buyer shall complete Form 8883 taking into account the Purchase Price Allocation and shall provide a copy of the completed Form 8883 to the Parent. Each of the Business Subsidiary and the Parent shall be responsible for filing the Form 8883 with the appropriate Tax Returns. The Parent and the Buyer shall file all Tax Returns in a manner consistent with the Section 338(h)(10) Election and shall not take any position contrary thereto. The Parent shall include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on the Tax Returns for any Affiliated Group that includes the Business Subsidiary as of the Closing Date, except to the extent otherwise required by applicable Law. The Parent shall pay any Tax imposed on the Business Subsidiary attributable to the making of the Section 338(h)(10) Election.

(d)All excise, consumption, sales, use, value added, transfer, land transfer, stamp, conveyance, documentary, filing, recordation, registration or other similar Taxes and administrative fees, including penalties and interest related thereto (“Transfer Taxes”) incurred in connection with or as a result of the sale and transfer of the Acquired Assets and the Assumed Liabilities hereunder will be borne and paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Parent, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable Law, the Buyer will join in the execution of any such Tax Returns and other documentation following review and approval of such Tax Returns and other documentation by the Buyer. The Buyer and the Sellers shall cooperate and use their respective reasonable efforts to minimize Transfer Taxes. On or prior to the Closing Date, the Buyer (or its Affiliate purchasing the Inventory) shall deliver to the Parent a Certificate of Exemption (Form E-595E) regarding such Person’s claim of a resale exemption in North Carolina regarding the Inventory.

(e)Any and all real and personal property Taxes relating to the Acquired Assets, including real and personal property taxes of the Business Subsidiary payable with respect to its real or personal property (“Property Taxes”) will be pro-rated on a fiscal year basis between the Sellers and the Buyer as of the Closing Date.

(f)Any Taxes (other than Property Taxes) of the Business Subsidiary for a taxable period beginning before and ending after the Closing Date shall be allocated, for purposes of this Agreement, between the period ending on the Closing Date and the period after the Closing Date on a “closing of the books” basis assuming that the taxable year ended as of the close of business on the Closing Date.

(g)The Buyer and the Parent agree that they will treat the Business Subsidiary as if it ceased to be part of the Affiliated Group within the meaning of Section 1504 of the Code, and any comparable or similar provision of state, local or foreign Laws, as of the close of business on the Closing Date. The Buyer and the Parent agree that if the Sellers or the Business Subsidiary is permitted but not required under applicable foreign, state or local Tax Laws to treat the Closing Date as the last day of a taxable period, the Buyer and the Parent shall treat such day as the last day of a taxable period.

(h)The Buyer and the Sellers agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

(i)The Buyer and the Sellers will, and will cause their respective Affiliates to, provide each other with such cooperation and information as either of them reasonably may request of the other in connection with the filing of any Tax Return, the determination of any Liability for Taxes or a right to refund of Taxes, the preparation for litigation of any Liability for Taxes or in connection with any Audit, in each case, with respect to the Acquired Assets or the Business. Any information obtained under this Section 6.5(i) will be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an Audit. For the avoidance of doubt, none of the Transactions shall constitute transactions outside of the Ordinary Course of Business.

(j)The Buyer agrees to indemnify the Sellers for any additional Tax owed by the Sellers (including Tax owed by either Seller due to this indemnification payment) resulting from any transaction engaged in by the Business Subsidiary not in the Ordinary Course of Business occurring on the Closing Date after the Buyer’s purchase of the stock of the Business Subsidiary.

Section 6.6    Bulk Sales

The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to the Buyer.
Section 6.7    Employees

(a)Except with respect to any Core Employee (x) whereby the Buyer assumes any applicable severance, termination or similar payment obligations pursuant to Section 2.3(d) or (y) that ceases his or her employment prior to the Closing Date (such employees, the “Non-

Transferring Core Employees”), the Buyer shall, prior to the Closing Date, in accordance with the Employee Access Plan, extend an offer of employment to each Core Employee with the Buyer or an Affiliate of the Buyer, with such employment to be effective on the applicable Transfer Date. Each such offer of employment (and with respect to any person that is a Business Subsidiary Employee as of the Closing, his or her continued employment) shall provide base compensation, annual cash bonus opportunity and employee benefits (excluding any defined benefit pension compensation and benefits, equity linked compensation and benefits, severance, termination or similar compensation and benefits, and retiree welfare compensation and benefits), that, in the aggregate, are substantially similar to those provided by Parent (or an Affiliate of Parent) immediately prior to the date hereof, to the extent disclosed to the Buyer on Section 3.13(a) of the Disclosure Schedule. The employment of each Core Employee with the Parent (or any Affiliate) shall terminate effective immediately prior to the applicable Transfer Date. Without limiting the generality of the foregoing, and notwithstanding anything contained herein to the contrary, the Parties acknowledge and agree that for all payroll and other purposes, the Core Employees (other than the Non-Transferring Core Employees) and the Continuing Business Subsidiary Employees will be deemed to be employees of the Buyer or one of its Affiliates as of and for the entire Closing Date.

(b)Except with respect to any Manufacturing Employee (x) whereby the Buyer assumes any applicable severance, termination or similar payment obligations pursuant to Section 2.3(d) or (y) that ceases his or her employment prior to the Transition End Date, prior to the Transition End Date, the Buyer shall, in accordance with the Employee Access Plan, extend an offer of employment to each Manufacturing Employee on the updated Schedule 1.1(f) delivered by the Parent in writing not less than ten (10) Business Days prior to the Transition End Date and, with respect to any update outside the Ordinary Course of Business, consented to by the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), and in any event such update shall be consistent with the guidelines set forth in Schedule 6.7(b), with such employment to be effective immediately following the applicable Transfer Date. Each such offer of employment shall provide base compensation, annual cash bonus opportunity and employee benefits (excluding any defined benefit pension compensation and benefits, equity linked compensation and benefits, severance, termination or similar compensation and benefits, and retiree welfare compensation and benefits), that, in the aggregate, are substantially similar to those provided by Parent (or an Affiliate of Parent) immediately prior to the applicable Transfer Date, to the extent disclosed to the Buyer on Section 3.13(a) of the Disclosure Schedule. The employment of the Manufacturing Employees with the Parent (or any Affiliate) shall terminate effective as of the Transition End Date. Notwithstanding anything in this Agreement to the contrary, between the date of this Agreement and the Transition End Date (or earlier termination of this Agreement in accordance with its terms), without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, each Seller shall, other than as required by applicable Law or Seller Benefits Plans disclosed to the Buyer on Section 3.13(a) of the Disclosure Schedule, and other than for annual increases in such compensation and benefits of not more than ten percent (10%) per individual above that disclosed to Buyer as of the date of this Agreement, not increase the level of base compensation, incentive compensation, pension, severance or any other compensation or benefits (including PTO), payable or to be provided to any Manufacturing Employee.

(c)In the case of each terminated Business Employee, promptly following termination of such Business Employee by the applicable Seller (or any Affiliate) (and in any case not later than required by applicable Law), such Seller shall pay each such terminated Business Employee all Accrued Compensation Obligations due from such Seller to such Business Employee. In the case of each Business Subsidiary Employee, promptly following the Closing (and in any case not later than required by applicable Law), the Parent shall pay each such Business Subsidiary Employee all Accrued Compensation Obligations due from the Business Subsidiary to such Business Employee.

(d)During the twelve (12) month period beginning on the applicable Transfer Date, the Buyer will not terminate the employment of any Hired Employee or Continuing Business Subsidiary Employee other than for cause (as such term is defined at the time of such termination under the broad-based severance plan, policy or program of the Buyer (or, if applicable, the Affiliate of the Buyer employing such Hired Employee or Continuing Business Subsidiary Employee, as applicable) or as determined by the Buyer or such Affiliate in good faith and, in each case, including for inadequate or poor performance in accordance with the Buyer’s or such Affiliate’s performance management process); provided that (i) any transfer of the employment of any Hired Employee or Continuing Business Subsidiary Employee to any Affiliate of the Buyer (or among Affiliates of the Buyer) or relocation of place of employment for such Hired Employee or Continuing Business Subsidiary Employee by less than fifty (50) miles will not be considered a termination of employment for this purpose and (ii) the Buyer will not be in breach of its obligations under this sentence if it terminates the employment of any Hired Employee or Continuing Business Subsidiary Employee, but pays such Hired Employee or Continuing Business Subsidiary Employee, as applicable (A) the base compensation such Hired Employee or Continuing Business Subsidiary Employee would otherwise have received during the remainder of the applicable twelve (12) month period (determined as of the date of such termination), (B) the annual cash bonus applicable to the year of such termination that such Hired Employee or Continuing Business Subsidiary Employee would otherwise have received (if and when the applicable performance metrics are achieved) and (C) one hundred percent (100%) of the premiums that the Buyer (or the Affiliate of the Buyer employing such Hired Employee or Continuing Business Subsidiary Employee) would have otherwise paid for the Hired Employee or Continuing Business Subsidiary Employee (and his or her dependents) under the Buyer’s (or such Affiliate’s) group health plan for the remainder of the applicable twelve (12) month period (determined as of the date of such termination). Without limiting and in addition to the foregoing, during the twenty-four (24) month period beginning on the applicable Transfer Date, the Buyer will provide each Hired Employee or Continuing Business Subsidiary Employee whose employment is terminated other than for cause (as such term is defined at the time of such termination under the broad-based severance plan, policy or program of the Buyer (or, if applicable, the Affiliate of the Buyer employing such Hired Employee or Continuing Business Subsidiary Employee) or as determined by the Buyer or such Affiliate in good faith and, in each case, including for inadequate performance in accordance with the Buyer’s or such Affiliate’s performance management process) with severance benefits no less favorable than those set forth in Schedule 6.7(d).

(e)Notwithstanding anything to the contrary in this Section 6.7, with respect to Business Employees in jurisdictions outside the United States: (i) such employees shall be: (A) automatically transferred to the Buyer in connection with the Transactions; or (B) provided with offers of employment with the Buyer or one of its Affiliates on terms and conditions, in each case, as required by applicable Law; and (ii) the other provisions of this Section 6.7 shall not otherwise apply.

(f)Each Business Employee who as of the applicable Transfer Date accepts such offer of employment from the Buyer or any of its Affiliates shall be referred to herein as a “Hired Employee,” and each employee of the Business Subsidiary shall be referred to herein as a “Business Subsidiary Employee.” From and after the applicable Transfer Date, and where applicable with respect to any benefit plan or compensation arrangement of the Buyer, with respect to each Hired Employee and Continuing Business Subsidiary Employee, and without limiting the employment obligations or terms set forth above in subparts “(a)” and “(b)”: (i) the Buyer shall recognize and honor, or cause to be recognized and honored, any service credit accrued or recognized by the Parent or any Affiliate thereof as of such date (to the extent that such credit would be recognized for participants generally under the analogous Buyer plan) solely for severance, vacation and paid time off policies of the Buyer (or the Affiliate employing such person), except where giving such credit would result in a duplication of benefits for the same period of service; and (ii) the Buyer shall recognize and honor, or cause to be recognized and honored, PTO that was accrued or recognized by the Parent or any Affiliate thereof as of such date with respect to any Continuing Business Subsidiary Employee.

(g)The Buyer shall provide continuation health care coverage to all Hired Employees and all Continuing Business Subsidiary Employees (and their respective qualified beneficiaries) who experience a “qualifying event” on or after the applicable Transfer Date while employed with the Buyer, in accordance with and to the extent required under the continuation health care coverage requirements of COBRA. Except as required to be provided by the Buyer pursuant to the prior sentence, the Sellers shall be responsible for providing continuation coverage and all related notices to the extent required by applicable Law to any Business Employee and any Business Subsidiary Employee (and their respective qualified beneficiaries) who experience a “qualifying event” under COBRA before the applicable Transfer Date and to whom the Seller, as of immediately prior to the applicable Transfer Date, is: (i) providing COBRA coverage; or (ii) under an obligation to provide such coverage at the election of such individual (or his or her qualified beneficiary) based on a termination of employment prior to the applicable Transfer Date.

(h)The Sellers shall, and shall cause their respective Affiliates to, take such actions as are necessary so that, effective as of the applicable Transfer Date and contingent upon the Closing, all Hired Employees and Business Subsidiary Employees shall have fully nonforfeitable interests in their accrued benefits under the Seller Benefit Plans that are pension plans (as defined in Section 3(2) of ERISA regardless of whether such plans are subject to ERISA). The Buyer shall not accept any trust to trust transfer of assets into any of its pension plans and it shall not assume any such plan of either of the Sellers or any portion thereof.

(i)The Buyer’s obligations under this Section 6.7 to offer employment to Manufacturing Employees is conditioned upon the Parent’s delivery to the Buyer, as of the day immediately preceding the applicable Transfer Date, of written certification that the representations and warranties of the Sellers set forth in Section 3.11, Section 3.12 and Section 3.13 as they relate to such Manufacturing Employees, as the case may be, are true and correct

(disregarding all Materiality Qualifiers) as of such date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) except to the extent such failure or failures of the representations and warranties to be true and correct would not, in the aggregate, be material to the Business, taken as a whole.

(j)The Buyer shall use reasonable efforts to comply with all applicable Laws relating to the hiring of Business Employees by the Buyer, including, all applicable discrimination and leave laws and all applicable international counterparts thereof. The Buyer shall provide any required notice under, and otherwise comply with, the WARN Act with respect to employment losses of Hired Employees or Continuing Business Subsidiary Employees that occur on or after the applicable Transfer Date. The Sellers shall provide any required notice under, and otherwise comply with, the WARN Act with respect to employment losses of Business Employees or Business Subsidiary Employees that occur prior to the applicable Transfer Date. Notwithstanding anything contained herein to the contrary (provided that (i) in response to any written request from the Buyer to the Parent for such information, the Parent has promptly, and in any event within five (5) Business Days, provided to the Buyer sufficient information regarding (A) the Business Employees and Business Subsidiary Employees terminated within the last six (6) months (including the number of such Business Employees and Business Subsidiary Employees), and (B) the number of such Business Employees needed to be provided offers of employment from the Buyer or an Affiliate thereof to avoid a WARN Act triggering event; and (ii) the Parent notifies the Buyer of any changes in the information provided within two (2) Business Days), the Buyer shall offer a sufficient number of Business Employees employment with the Buyer or an Affiliate thereof in accordance with the terms of this Agreement so as not to trigger notice requirements under the WARN Act for the Sellers or any Affiliate thereof.\

(k)The Sellers shall execute and deliver, or cause to be executed and delivered, all necessary documents and take, or cause to be taken, all necessary actions so that, effective as of and contingent upon the Closing, the Business Subsidiary is not an adopting employer with respect to any Seller Benefit Plan.

(l)This Section 6.7 shall be binding upon and inure solely to the benefit of the Buyer and the Sellers, and nothing in this Section 6.7, expressed or implied, is intended or shall be construed to confer upon any other Person any rights or remedies of any nature whatsoever (including any right to continued employment by either of the Sellers, the Buyer or any of their respective Affiliates), limit the right of either of the Sellers, the Buyer or any of their respective Affiliates from amending or terminating any employee benefit plan or arrangement (other than the benefits required to be provided under Section 6.7(d)), to establish or constitute an amendment of any compensation or benefit plan maintained by either of the Sellers, the Business Subsidiary, the Buyer or any of their respective Affiliates (or an undertaking to amend any such plan) or affect the at-will nature of the employment of any current or former employee, director or consultant of either of the Sellers or the Business Subsidiary or any of their respective Affiliates. Without limiting the foregoing, no provision of this Section 6.7 shall create any third party beneficiary rights in any current or former employee, director or consultant of either of the Sellers or the Business Subsidiary or any of their respective Affiliates.

Section 6.8    Further Assurances; Delivery of Assets

(a)If at any time after the Closing any further action is necessary to carry out the purposes of the Transaction Documents and the Transactions, each Party hereto shall take (or cause to be taken) such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all (subject to any contrary provision in another Transaction Document) at the cost and expense of the Party who was required to take such action in the first instance (unless such Party is entitled to indemnification therefor under Article IX below). Prior to and following the Closing, each Party agrees to (and to cause their Affiliates to) cooperate with each other Party and to take such actions and execute such further instruments, documents and agreements, and to give such further written assurances, that may be reasonably requested by the other Party to evidence and reflect better the Transactions and to carry into effect the intents and purposes of this Agreement. In connection therewith, each Party agrees to comply, and will cause its applicable Affiliates to comply, with its respective pre-Closing commitments, obligations and covenants under the other applicable Transaction Documents.

(b)Subject to the terms and conditions of this Agreement and the applicable Bill(s) of Sale or as otherwise agreed to by the Parties in order to facilitate the continuity of the Business, the Sellers shall take all commercially reasonable steps to deliver, transfer and make available the tangible Acquired Assets (except for Acquired Assets that will remain at the Real Property or that the applicable Seller will continue to operate under the Wafer Supply Agreement or Transition Services Agreement) for pick-up by the Buyer or the Buyer’s common carrier or contractor (F.O.B. the Sellers’ applicable facilities where such Acquired Assets are located on the Closing Date) within five (5) Business Days after the Closing Date. The Buyer shall pay the costs of and bear the risks associated with the physical removal, shipping and transfer of any Acquired Assets to the Buyer, including all costs associated with the development of Building 21 following the Closing Date and the move of the Acquired Assets to Building 21; provided that the Sellers agree to cooperate with the Buyer in a commercially reasonable manner and at the Buyer’s expense with respect to such removal, shipping, transfer and move. The Buyer will use commercially reasonable efforts to cause all Acquired Assets to be removed from the Sellers’ premises on or before the Transition End Date.

(c)Subject to Section 2.5, Section 6.2(b) and Section 6.8(b) and any contrary provisions in the Transaction Documents, if at any time or from time to time after the Closing Date any Party (or any Affiliate thereof) shall discover that it is in possession of an asset or liability that is allocated to another Party (or any of its Affiliates) pursuant to this Agreement or any other Transaction Document, such first Party shall promptly notify the other Party and shall use its reasonable best efforts, at its expense, to promptly transfer and deliver (or cause to be transferred or delivered) such asset or liability to the Party (or Affiliate thereof) to which such asset or liability is otherwise allocated hereunder. Prior to any such transfer and delivery, such transferor shall (and shall be deemed to) hold such asset or liability in trust for such transferee. For the avoidance of doubt, the Sellers shall have no obligations under this Section 6.8(c) with respect to Acquired Assets located on the Real Property or the property being licensed to the Buyer pursuant to the Real Estate License Agreement.

(d)At the request of the Buyer and subject to any contrary provision in another Transaction Document, any of the Acquired Assets (including software) that can be transmitted electronically will be transmitted to the Buyer or an Affiliate of the Buyer at Closing or, if not so transmitted at Closing, will be accessible to Buyer or an Affiliate at Closing and transmitted promptly following the Closing, and will not be delivered to the Buyer or any Affiliate of the Buyer on any tangible medium. Promptly following any electronic transmission, the Sellers shall execute and deliver to the Buyer a certificate in a form reasonably acceptable to the Buyer and containing, at a minimum, the following information: (i) the date of transmission; (ii) the time the transmission was commenced and concluded; (iii) the name of the individual who made the transmission; (iv) the signature of such individual; and (v) a general description of the nature of the items transmitted sufficient to distinguish the transmission from other transmissions. Subject to the terms and conditions of this Agreement, including this Section 6.8, the Sellers will take such commercially reasonable steps prior to Closing, and cooperate in commercially reasonable manners with the Buyer as needed, as are necessary to ensure immediate access by the Buyer its designees at Closing to the Acquired Assets (including software and those that can be transmitted electronically) so that the Business can continue without interruption.

Section 6.9    Preservation of Records; Litigation Support

(a)At its own expense, the Buyer shall: (i) preserve and keep the Files and Records constituting Acquired Assets for a period of not less than seven (7) years from the Closing Date, or for any longer periods as may be required by any Governmental Entity or as may be made prudent by the circumstances of any ongoing audit, litigation, or proceeding; (ii) provide each Seller and its representatives with reasonable access to (and the right to make copies of) the foregoing at such Seller’s sole cost and expense upon reasonable notice and during normal business hours during such period; and (iii) furnish to each Seller such assistance relating to the Acquired Assets as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, or the defense of any Audit, proceeding, claim or assessment by any Governmental Entity or providing any information in response to a requirement or request of any Governmental Entity or securities exchange or market, in each case at such Seller’s sole cost and expense; provided, however, that the Buyer shall not be required to provide such access or disclose such information where such access or disclosure would reasonably be expected to waive the attorney-client privilege or contravene any Law (it being understood that with respect to any such access or information, the Buyer shall reasonably cooperate with the Sellers to enable the Sellers and/or the Seller Representatives to enter into appropriate confidentiality, joint defense or similar agreements (or other arrangements), if and as applicable, so that the Sellers and the Seller Representatives may have access to such information).

(b)At its own expense, the Parent shall: (i) preserve and keep the Files and Records constituting Excluded Assets, to the extent relating to the Business, the Acquired Assets, the Licensed Intellectual Property or the Assumed Liabilities, for a period of not less than seven (7) years from the Closing Date, or for any longer periods as may be required by any Governmental Entity or as may be made prudent by the circumstances of any ongoing litigation or other proceeding; (ii) provide the Buyer and its representatives with reasonable access to (and the right to make copies of) the foregoing at the Buyer’s sole cost and expense upon reasonable notice and during normal business hours during such period; and (iii) furnish to the Buyer such assistance relating to the Acquired Assets, the Licensed Intellectual Property and the Assumed Liabilities as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, or the defense of any Audit, proceeding, claim or assessment by any Governmental Entity or providing any information in response to a requirement or request of any Governmental Entity or securities exchange or market, in each case at the Buyer’s sole cost and expense; provided, however, that the Parent shall not be required to provide such access or disclose such information where such access or disclosure would reasonably be expected to waive the attorney-client privilege or contravene any Law (it being understood that with respect to any such access or information, the Sellers shall reasonably cooperate with the Buyer to enable the Buyer and/or the Buyer Representatives to enter into appropriate confidentiality, joint defense or similar agreements (or other arrangements), if and as applicable, so that the Buyer and the Buyer Representatives may have access to such information).

(c)In the event and for so long as any Party is actively contesting or defending against any claim or Legal Proceeding in connection with: (i) the completion of the Transactions; or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business, the Acquired Assets or the Assumed Liabilities, the Sellers and the Buyer will reasonably cooperate with such Party and its counsel in the contest or defense, make reasonably available its representatives, and provide such testimony and reasonable access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IX below).

(d)Notwithstanding anything to the contrary herein, each Seller may, at its sole cost and expense, retain archival copies of all Files and Records transferred to the Buyer under this Agreement for any use not inconsistent with Section 6.1, Section 6.10 and Section 6.14 and the other provisions of the Transaction Documents.

Section 6.10    Non-Solicitation

(a)Other than in accordance with Section 6.7, the Buyer agrees that, during the two (2) years following the Closing Date (or the longer period until two (2) years following the Transition End Date with respect to Manufacturing Employees), it will not, and it will cause each Buyer Party not to, without the prior written consent of the Parent, directly or indirectly, solicit for employment or enter into any employment agreement (conditional or otherwise) with or employ any employee of the Parent or its Affiliates (other than Business Subsidiary Employees), except that (A) the Buyer shall not be precluded from hiring an employee who has been terminated by Parent or its Affiliates at least six (6) months prior to commencement of employment discussions between the Buyer and such employee, provided that such hiring is consistent with such employee’s contractual obligations to the Parent and its Affiliates and (B) prior to the applicable Transfer Date for any Business Employee, the Buyer shall not be precluded from continuing employment discussions and negotiations with, and may employ, such Business Employee. The placing of an advertisement of a position by the Buyer to members of the public generally, such as through the internet, newspapers, radio or television, or general mass mailing to the public, or the engagement of recruiting firms or similar Persons who are not specifically instructed or requested to solicit any of the restricted employees described above, shall not itself constitute a breach of this Section 6.10(a).

(b)Each Seller agrees that, during the two (2) years following the Closing Date (or the longer period until two (2) years following the Transition End Date with respect to Manufacturing Employees), it will not, and it will cause each other Seller Restricted Party not to, without the prior written consent of the Buyer, directly or indirectly, solicit for employment or enter into any employment agreement (conditional or otherwise) with or employ any Hired Employee, any Business Employee that received but declined an offer of employment from the Buyer or any of its Affiliates in connection with the Transactions as contemplated by this Agreement, any employee of Parent or any Affiliate thereof that is, or would be required to be, listed on Schedule 1.1(c) or Schedule 1.1(f), in each case, as of the date of this Agreement, or would be required to be listed on such Schedules during the Pre-Closing Period, that ceases to be employed by Parent or an Affiliate thereof on or prior to the Closing Date or any employee of the Business Subsidiary, except that such Seller shall not be precluded from hiring an employee who has been terminated by the Buyer or its Affiliates at least six (6) months prior to commencement of employment discussions between such Seller and such employee, provided that such hiring is consistent with such employee’s contractual obligations to the Buyer. The placing of an advertisement of a position by a Seller to members of the public generally, such as through the internet, newspapers, radio or television, or general mass mailing to the public, or the engagement of recruiting firms or similar Persons who are not specifically instructed or requested to solicit any of the restricted employees described above, shall not itself constitute a breach of this Section 6.10(b).

Section 6.11    Certain Matters Covered by Seller Insurance

(a)With respect to matters as to which the Acquired Assets include rights under either Seller’s or its Affiliates’ (other than the Business Subsidiary’s) insurance policies under Section 2.1(h)(ii), upon the Buyer’s written request, from and after the Closing, such Seller shall and shall cause its Affiliates (other than the Business Subsidiary) to make claims under such policies to the extent such coverage is available under such policies and any insurance proceeds received with respect thereto shall be promptly delivered to the Buyer. Each Seller agrees to use its commercially reasonable efforts to pursue all such claims; provided that the Buyer shall reimburse such Seller for its out-of-pocket costs incurred in such pursuit; and provided further that, the Buyer shall exclusively bear (and neither Seller shall have any obligation to repay or reimburse the Buyer for) the amount of any deductibles associated with claims made under such policies. The Buyer and each Seller shall (at the Buyer’s sole expense) cooperate in connection with making any such claim and each shall provide the other with all reasonably requested information necessary to make such claim.
(b)From and after the Closing, each Seller also will use commercially reasonable efforts upon request by the Buyer to pursue a claim under an insurance policy of such Seller on account of damage or destruction of an Acquired Asset occurring prior to the Closing Date and any insurance proceeds received with respect thereto shall be promptly delivered to the Buyer; provided that the Buyer shall reimburse such Seller for its out-of-pocket costs incurred in such pursuit; and provided further that, the Buyer shall exclusively bear (and neither Seller shall have any obligation to repay or reimburse the Buyer for) the amount of any deductibles or co-payments associated with claims made under such policies.

(c)Notwithstanding the foregoing, nothing in this Section 6.11 will: (i) obligate either Seller or any of their respective Affiliates to maintain any insurance policy in effect for any period of time following the Closing; or (ii) restrict either Seller or any of their respective Affiliates from amending any insurance policy for any period of time following the Closing.

Section 6.12    Financial Obligations

At or prior to the Closing, the Buyer shall at its sole expense use commercially reasonable efforts to: (a) arrange for substitute or back-to back letters of credit, surety bonds, the Buyer guarantees and other obligations to replace the outstanding letters of credit, surety bonds and guarantees entered into by or on behalf of either Seller or any of its Affiliates (other than the Business Subsidiary) for the benefit of the Business, the Acquired Assets or the Assumed Liabilities, in each case to the extent identified on Schedule 6.12 (together, the “Guarantees”); or (b) assume all obligations under each Guarantee and obtain from the creditor or other counterparty a full and irrevocable release of each Seller and its Affiliates that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other liabilities to a counterparty in connection with the Guarantees. The Buyer further agrees that to the extent either Seller or any of its Affiliates incur any cost or expense, or are required to make any payment, in connection with such Guarantees at or after the Closing, the Buyer shall indemnify and hold harmless the Sellers and their Affiliates to the full extent permitted by applicable Laws from and against any Liabilities arising from, or in connection with, such Guarantees, including either Seller’s and any of its Affiliates’ expenses in maintaining such Guarantees, whether or not any such Guarantee is drawn upon or required to be performed, and shall in any event promptly and in no event later than three (3) Business Days after written demand therefor from a Seller, reimburse such Seller and any of its Affiliates to the extent any Guarantee is called upon and such Seller or any of its Affiliates make any payment or incur any liability in respect of any such Guarantee. This Section 6.12 shall not limit in any manner the Buyer’s obligations set forth in Section 6.2(b)(iii).
Section 6.13    No Additional Representations

The Buyer acknowledges that it and its representatives have been permitted full and complete access to the Acquired Assets and Assumed Liabilities that it and its representatives have desired or requested to see or review, and that it and its representatives have had the opportunity to meet with the Sellers and representatives of the Sellers to discuss the Business, the Acquired Assets and the Assumed Liabilities. The Buyer acknowledges that it and its representatives have received or have had an opportunity to review prior to the date hereof all written materials which either Seller is required to deliver or make available, as the case may be, to the Buyer pursuant to this Agreement on or prior to the date of this Agreement. Except as specifically and expressly provided in Article III of this Agreement, the certificates delivered by the Parent and the Business Subsidiary pursuant to Section 6.7(i) or Section 7.2, the Bill of Sale, the Intellectual Property Assignment and License Agreement, the Subcontract Agreement, the Transition Services Agreement, the Wafer Supply Agreement, the Real Estate License Agreement or the Limited Warranty Deeds or any other Transaction Document, the Sellers disclaim all representations and warranties, express or implied, regarding either of the Sellers, the Business Subsidiary, the Business, the Acquired Assets, the Assumed Liabilities or the accuracy or completeness of any information regarding any of the foregoing. The Buyer acknowledges and agrees to such disclaimer and that, except as specifically and expressly provided in any of the foregoing: (i) none of the Sellers or any other Person has made any representation or warranty, express or implied, regarding either of the Sellers, the Business Subsidiary, the Business, the Acquired Assets, the Assumed Liabilities or the accuracy or completeness of any information regarding any of the foregoing; (ii) the Acquired Assets and the Assumed Liabilities are being transferred on an “as is, where is” basis “with all faults”; (iii) none of the Sellers or any other Person makes any representations or warranties of any kind, express or implied, respecting the Acquired Assets or the Assumed Liabilities, including warranties of fitness for a particular use, warranties of merchantability, warranties of non-infringement and strict liability rights, all of which are hereby unconditionally and irrevocably waived by the Buyer; (iv) the Buyer is not relying on any representation or warranty of any kind, express or implied, of either of the Sellers or any other Person regarding the Business, the Business Subsidiary, the Acquired Assets, the Assumed Liabilities or the accuracy or completeness of any information regarding any of the foregoing; and (v) neither the Buyer nor any other Person will have any right or remedy arising out of any representation, warranty or statement.
Section 6.14    Confidentiality

(a)Upon the Closing, the Confidentiality Agreement shall terminate and be superseded by this Section 6.14 other than to the extent it relates to information not related to the Acquired Assets, the Licensed Intellectual Property, the Assumed Liabilities or the Business, as to which the terms of the Confidentiality Agreement are incorporated herein by reference and shall survive the Closing. This Section 6.14 shall not apply to information that is the subject of the Intellectual Property Assignment and License Agreement. With respect to such information, the terms of the Intellectual Property Assignment and License Agreement shall control.

(b)Subject to the same exceptions set forth in Section 6.14(c)(i)-(v), from and after the Closing, the Sellers will treat and hold as confidential (and will cause their Affiliates and the Seller Representatives to treat and hold as confidential) all information (and will not use (or permit their Affiliates or the Seller Representatives to use) any information other than as specifically permitted under this Agreement) in their possession to the extent related to the Business, the Acquired Assets or the Assumed Liabilities, and each Party will treat and hold as confidential all other information concerning the other Party that is not already and does not become (through no fault of the first Party) generally available to the public (in each case, “Confidential Information”), and refrain from using or disclosing any Confidential Information of the other Party, except to the extent necessary for the first Party’s performance of this Agreement and completion of the Transactions. For clarity, following the Closing, all Confidential Information included in the Assigned Intellectual Property or otherwise relating primarily to the Business, the Acquired Assets or the Assumed Liabilities shall be deemed to be Confidential Information of the Buyer received by the Sellers in confidence from the Buyer, and not to already have been known by or in the possession of, and not independently developed by, the Sellers for purposes of this Section 6.14.

(c)Except to the extent (and only for so long as) any Confidential Information that is primarily related to the Business is reasonably necessary for either Seller (i) to comply with and enforce its obligations related to the Acquired Assets prior to Closing; (ii) to comply with and enforce its obligations related to the Excluded Assets or the Excluded Liabilities; (iii) to exercise its remedies or perform its obligations under this Agreement or the other Transaction Documents; (iv) to prepare its financial statements or Tax Returns; or (v) to comply with applicable Laws or applicable rules or regulations of a securities exchange or market, each Seller will (and will cause its Affiliates and the Seller Representatives to), upon the written request of the Buyer made to such Seller at any time on or after the fifth (5th) anniversary of the Closing Date, destroy all embodiments (and all copies) of Confidential Information that is related to the Acquired Assets, the Assumed Liabilities or the Business which are in the possession of either of the Sellers, any of its Affiliates or any Seller Representative; provided, however, that the Sellers need not locate or destroy archival materials maintained electronically in the Ordinary Course of Business.

(d)From the Closing and for a period of five (5) years after the Closing, in the event that any Party (or any of its Affiliates) is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of any other Party, unless prohibited by applicable Law, such Party will notify the other Party promptly of the request or requirement so that the latter Party may seek an appropriate protective order or waive compliance with the provisions of this Section 6.14. If, in the absence of a protective order or the receipt of a waiver hereunder, any Party (or any of its Affiliates) is, on the advice of counsel, compelled to disclose any Confidential Information of any other Party to any tribunal or else stand liable for contempt, such Party may disclose such Confidential Information to the tribunal; provided, however, that the disclosing Party (or any of its Affiliates, as applicable) shall use its commercially reasonable efforts to obtain, at the reasonable request of any other Party, and at such other Party’s cost, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information required to be disclosed as such other Party shall designate.

(e)The obligations in this Section 6.14 will not apply to the extent that it can be demonstrated that any Confidential Information of the disclosing Party (i) is or becomes generally known to the public through no fault of or breach of this Agreement by the receiving Party, any of its Affiliates or the Seller Representatives or the Buyer Representatives, as the case may be; (ii) was rightfully in the possession of the receiving Party, any of its Affiliates or a Seller Representative or the Buyer Representative, as the case may be, at the time of disclosure, without an obligation of confidentiality; (iii) is independently developed by the receiving Party, any of its Affiliates or the Seller Representatives or the Buyer Representatives, as the case may be, without use of the disclosing Party’s Confidential Information; or (iv) is rightfully obtained by the receiving Party, any of its Affiliates or the Seller Representatives or the Buyer Representatives, as the case may be, from a third party without restriction on use or disclosure.

(f)Nothing in this Section 6.14 shall prevent any Person from, upon notice to and opportunity to review and comment by the applicable Parties, making such public disclosure of Confidential Information as such Person’s legal obligations require, including under any Tax Laws, federal or state securities Laws, or and under any rule or regulation of any securities exchange or market on which such Person’s or its Affiliate’s securities are listed or quoted, unless prior notification is precluded by Law or where enforcement action by a Governmental Entity precludes prior notification, in which case the Person will notify the other applicable Party as soon as reasonably practicable.

(g)For purposes of this Section 6.14, the term “Party” shall refer to, as applicable and as required by context, (i) the Buyer or (ii) the Sellers, collectively. Without limiting the remedies available to any Party, each Party agrees that damages at law would be an insufficient remedy in the event of breach of this Section 6.14 by any Party (or any of its Affiliates or the Seller Representatives or the Buyer Representatives, as the case may be) and that each Party shall be entitled to injunctive relief or other equitable remedies in the event of any such breach without the necessity of posting a bond or other form of financial assurance. For the avoidance of doubt, nothing contained in this Section 6.14 shall restrict the Parent or any of its Affiliates from employing Persons who previously worked in or with the Business and possess knowledge used in, relating to, or arising from the Business, including knowledge of Confidential Information; provided that: (A) such employment is consistent with such individual’s contractual obligations to the Buyer and its Affiliates; and (B) Parent’s or its Affiliate’s employment of such individual complies with the provisions of Section 6.1(a) or Section 6.10(b).

Section 6.15    Title Insurance

Prior to the Closing, the Parent shall deliver to the Buyer’s title company an affidavit and indemnity and security in such form as is customarily required by such title company to issue policies of title insurance with respect to the Owned Real Property that have no exception for any mechanics’ or materialmens’ liens, or other liens, leases, licenses or rights of possession (whether recorded or unrecorded) as of the Closing Date, other than Permitted Liens.
Section 6.16    Transaction Documents

As promptly as practicable upon request following the date of this Agreement, and prior to the Closing Date, each of the Buyer and the Parent shall negotiate in good faith concerning any adjustments proposed to the scope or other terms of any annexes, exhibits or schedules to any Transaction Document that are indicated in such drafts to not be in final form as of the date of this Agreement; provided that, for the avoidance of doubt, and notwithstanding anything contained herein to the contrary, (i) in no event shall the failure of the Buyer and the Parent to agree to any adjustments to finalize such annexes, exhibits or schedules delay or hinder the Closing or result in any breach of or inaccuracy in this Agreement and (ii) the conditions set forth in Section 7.2(g) and Section 7.3(d) shall be deemed satisfied for all purposes hereunder if duly executed Transaction Documents are delivered by the applicable parties in the forms attached as exhibits hereto, with such adjustments, if any, agreed to between the Parties in accordance with this Section 6.16.
Section 6.17    Building 21 Power Arrangement Letter Agreement

(a)Promptly following the date hereof, the Parent and the Buyer shall in good faith use reasonable best efforts to negotiate a letter agreement dated on or about the Closing

Date, among Duke Energy Carolinas, LLC, the Buyer and the Parent providing for (i) continued delivery of 100 Kilovolts to the Building 21 Site, pursuant to that certain Electric Service Agreement, dated May 21, 2015, by and between Duke Energy Carolinas, LLC and the Parent and (ii) the direct billing of the Buyer for continued electrical services to the Building 21 Site (described in clause “(i)”) on an interim basis between the Closing Date and provision of power to Building 21 on a permanent basis pursuant to the separate arrangement described in Section 6.17(b) (the “Building 21 Power Arrangement Letter Agreement”).

(b)The Buyer will, or will cause its relevant Affiliate to, use commercially reasonable efforts, commencing as promptly as practicable following the finalization of the form of the Building 21 Power Arrangement Letter Agreement, to negotiate and enter into as soon as practicable after the Closing Date, a separate arrangement between Duke Energy Carolinas, LLC and the Buyer for Duke Energy Carolinas, LLC to provide power to Building 21 on a permanent basis, whereupon the Building 21 Power Arrangement Letter Agreement will terminate.

Section 6.18    Certain Products

For a period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, the Buyer shall use its commercially reasonable efforts, and shall cause its controlled Affiliates to use their commercially reasonable efforts, to continue to supply PRF Materials Products to the customers of the Business, including any competitors of the Buyer, on commercially reasonable terms negotiated between such customer and the Buyer in good faith. In addition, for a period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, the Buyer shall use its commercially reasonable efforts, and shall cause its controlled Affiliates to use their commercially reasonable efforts, to continue to supply bare dies and diced wafers of Power and RF Products to the customers of the Business, including any competitors of the Buyer, on commercially reasonable terms negotiated between such customer and the Buyer in good faith. The provisions of this Section 6.18 are solely for the benefit of the Parties and no customers of the Business, including any competitors of the Buyer, or any other Person shall be regarded for any purpose as a third-party beneficiary of this Agreement, including this Section 6.18 and no provision of this Section 6.18 shall create such rights in any such Person.
Section 6.19    Release

Effective as of the Closing, the Buyer, on behalf of itself and each of its officers, directors, employees, Affiliates, assigns, successors, licensees, representatives, agents, and any and all Persons claiming by or through any of them, hereby releases, acquits and forever discharges the Parent, and each of its officers, directors, employees, Affiliates, assigns, successors, licensees, representatives, agents, and any and all Persons claiming by or through any of them, of and from any and all causes of action, claims, demands, Liabilities, Damages, monetary obligations, rights to injunctive relief, attorneys’ fees, costs or expenses, which the Buyer now has, has had, or may hereafter claim to have under any legal theory, whether common law, constitutional, statutory or otherwise, of or in any jurisdiction (whether foreign or domestic) and whether in Law or in equity, tort or Contract, or otherwise, which result from, arise from, or relate in any way to the allegations set forth in the letter from the Buyer to the Parent dated January 12, 2016 and related e-mail correspondence from the Buyer to the Parent dated February 4, 2016.

ARTICLE VII
CONDITIONS TO THE CLOSING

Section 7.1    Conditions to the Obligations of Each Party

The respective obligations of each Party to complete and effect the Acquisition and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, subject to the conditions set forth in Section 5.2(e) as applicable, any of which may be waived (except as may be prohibited by applicable Law), in writing, by agreement of the Buyer and the Parent:
(a)HSR; Foreign Antitrust. Any applicable waiting period under the HSR Act (and any extension thereof) related to the Transactions shall have expired or been terminated. With respect to filings under applicable foreign Regulatory Laws set forth on Schedule 7.1(a), any applicable waiting periods (and any extension thereof) related to the Transactions shall have expired or been terminated. Any agreement with a Governmental Entity under any applicable Regulatory Law not to consummate the Transactions shall have been terminated or will have expired, and no investigation or inquiry under any Regulatory Law of the Transactions shall be pending.

(b)CFIUS Approval. The Parties shall have received written notice from CFIUS that its review under FINSA of the Transactions has been concluded, and CFIUS shall have determined that there are no unresolved national security concerns with respect to the Transactions, and advised that action under FINSA, and any investigation related thereto, has been concluded with respect to the Transaction or CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the voluntary notice submitted by the Buyer and the Parent and either (i) the period under FINSA during which the President may announce his decision to take action to suspend or prohibit the transactions contemplated hereby shall have expired without any such action being announced or taken, or (ii) the President shall have announced a decision not to take any action to suspend or prohibit the Transactions (as described in this Section 7.1(b), “CFIUS Approval”).

(c)DSS. DSS shall have approved a Special Security Agreement consistent with that described in Section 5.2(e), or shall have accepted a commitment from the Parties to implement such Special Security Agreement following the Closing (as described in this Section 7.1(c), “DSS Approval”).

(d)ITAR. A period of sixty (60) days shall have elapsed following written notice to the DDTC under the ITAR, 22 CFR§122.4(b), with respect to the Transactions.

(e)No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction prohibiting the completion of the Acquisition or the other Transactions shall be in effect, nor shall any statute, rule, regulation or order promulgated or enacted by any Governmental Entity be in effect, which makes completion of the Acquisition or the other Transactions illegal.

Section 7.2    Additional Conditions to the Obligations of the Buyer

The obligations of the Buyer to complete and effect the Acquisition and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (except as may be prohibited by applicable Law), in writing, by the Buyer:
(a)Representations and Warranties. Each of the representations and warranties of the Sellers set forth in (i) Section 3.1(a), Section 3.1(c), Section 3.1(d), Section 3.1(e), Section 3.2, Section 3.8(a) and Section 3.16 (such representations and warranties, the “Specified Representations”) shall have been true and correct in all respects, to the extent qualified by a Materiality Qualifier, or true and correct in all material respects, to the extent not qualified by a Materiality Qualifier, in each case as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date); and (ii) Article III (other than the Specified Representations) shall be true and correct in all respects (disregarding all Materiality Qualifiers) as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except to the extent such failure or failures of such representations and warranties to be true and correct, in the aggregate, has not had a Material Adverse Effect.

(b)Performance of Obligations. The Sellers shall have performed and complied in all material respects with all covenants and agreements set forth in this Agreement (other than the covenants and agreements set forth in Section 5.6(a)) required to be performed and complied with by the Sellers as of or prior to the Closing.

(c)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect.

(d)Certificate of the Seller. The Buyer shall have received a certificate executed by a duly authorized officer of the Parent, in form and substance reasonably satisfactory to the Buyer, certifying fulfillment of the conditions set forth in Section 7.2(a), (b) and (c).

(e)FIRPTA Affidavit. Parent shall have delivered to the Buyer a non-foreign affidavit dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to Code §1445, stating that it is not a “foreign person” as defined in Code §1445.

(f)Stock Certificates. The Buyer shall have received stock certificates representing all of the issued and outstanding shares of Business Subsidiary Stock, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning all of the shares of Business Subsidiary Stock in blank.

(g)Certain Transaction Documents. The Sellers shall have delivered to the Buyer each of the Bill of Sale, Intellectual Property Assignment and License Agreement, Limited Warranty Deeds, Real Estate License Agreement, Subcontract Agreement, Transition

Services Agreement and Wafer Supply Agreement, duly executed by the Parent and, where applicable, the Swedish Seller or a designated Affiliate of the Parent.

Section 7.3    Additional Conditions to the Obligations of the Sellers

The obligations of the Sellers to complete and effect the Acquisition and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (except as may be prohibited by applicable Law), in writing, by the Parent:
(a)Representations and Warranties. The representations and warranties of the Buyer set forth in Article IV shall be true and correct in all respects (disregarding any Materiality Qualifiers) as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except to the extent such failure or failures of such representations and warranties to be true and correct, in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on the Buyer’s ability to complete the Transactions.

(b)Performance of Obligations. The Buyer shall have performed and complied in all material respects with all covenants and agreements set forth in this Agreement required to be performed and complied with by the Buyer as of or prior to the Closing.

(c)Certificate of the Buyer. The Parent shall have received a certificate executed by a duly authorized officer of the Buyer, in form and substance reasonably satisfactory to the Parent, certifying the fulfillment of the conditions set forth in Section 7.3(a) and (b).

(d)Transaction Documents. The Parent shall have received counterparts to the documents listed in Section 7.2(g), duly executed by the Buyer and, where applicable, a designated Affiliate of the Buyer.

Section 7.4    Frustration of Conditions

No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1    Termination

At any time prior to the Closing, this Agreement may be terminated:
(a)by the written consent of the Buyer and the Parent;

(b)by either the Buyer or the Parent, if the Closing shall not have occurred on or before January 9, 2017 (the “End Date”), which right to terminate may be exercised at any time thereafter and may not be waived except expressly in writing; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been the cause of or resulted in the failure of the Acquisition to be completed on or before such date or constitutes a breach of this Agreement; and provided further, that the Parent may extend such End Date by written notice, provided at least five (5) Business Days prior to the End Date, to the other Party for a period of an additional one hundred twenty (120) days in the event any of the conditions to closing set forth in Sections 7.1(a) through 7.1(e) (inclusive) has not been satisfied;

(c)by either the Buyer or the Parent, if any Governmental Entity shall have issued a final, non-appealable order, decree or ruling that prohibits, makes illegal, enjoins or prevents the consummation of the Transactions; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have complied with its obligations under Section 5.1 and Section 5.2;

(d)by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement on the part of either Seller, which breach or failure to perform: (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied; and (ii) if capable of being cured, shall not have been cured or waived within forty-five (45) days following receipt by the Parent of written notice of such breach or failure to perform from the Buyer; provided that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if, as of such time, the Buyer is in material breach of this Agreement;

(e)by the Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Buyer, which breach or failure to perform: (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied; and (ii) if capable of being cured, shall not have been cured or waived within forty-five (45) days following receipt by the Buyer of written notice of such breach or failure to perform from the Parent; provided that the Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if, as of such time, the Parent is in material breach of this Agreement; and

(f)by (i) the joint written determination of the Buyer and the Parent if they mutually agree that the Buyer is not likely to obtain CFIUS Approval or DSS Approval on terms consistent with Section 5.2(e), (ii) the Buyer if CFIUS shall have recommended to the President that he or she block the consummation of the Transactions or impose conditions on such consummation inconsistent with the Buyer’s obligations under Section 5.2(e), or (iii) the Parent if either the CFIUS Approval or the DSS Approval has not been granted within 180 days from the date on which CFIUS formally accepts the Parties’ joint voluntary notice as filed; provided that in each case that the Party seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have complied with its obligations under Section 5.2.

Section 8.2    Effect of Termination

(a)If this Agreement is terminated and the Transactions are abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, and there shall be no Liability on the part of any Party, except that the provisions of

Section 5.5(b), this Section 8.2, Article X and the Confidentiality Agreement shall remain in full force and effect, and except that (i) nothing in this Section 8.2 shall be deemed to release any Party from any liability for fraud or willful and material breach by such Party of the terms and provisions of this Agreement and (ii) nothing in this Section 8.2 shall relieve the Buyer to pay the Reverse Termination Fee pursuant to this Section 8.2 if and when due in accordance with this Section 8.2.

(b)In the event that this Agreement is terminated by the Buyer or Parent (i)(A) pursuant to Section 8.1(b) (provided that if terminated by the Parent, such termination occurs after the expiration of the extension provided for in the last proviso of Section 8.1(b)), or (B) pursuant to Section 8.1(c) (but only if the applicable order, decree or ruling relates to Regulatory Laws other than in connection with the CFIUS Approval or the DSS Approval) and, in the case of (A) or (B) on the date of such termination all of the conditions to Closing set forth in Section 7.1 and Section 7.2 shall have been satisfied or waived, other than (x) the conditions set forth in Section 7.1(a), (y) the conditions set forth in Section 7.1(e) (but only if the applicable order, decree or ruling relates to Regulatory Laws other than in connection with the CFIUS Approval or the DSS Approval) and (z) those conditions that are by their nature to be satisfied at the Closing (but, in the case of clause (z), which conditions would reasonably be expected to be satisfied if the Closing Date were the date of such termination), then the Buyer shall promptly, but in no event later than five (5) Business Days after the date of such termination, pay to the Parent a termination fee equal to $42,500,000 (the “Regulatory Reverse Termination Fee”) by wire transfer of immediately available funds or (ii)(A) pursuant to Section 8.1(b) (provided that if terminated by the Parent, such termination occurs after the expiration of the extension provided for in the last proviso of Section 8.1(b)), (B) pursuant to Section 8.1(c) (but only if the applicable order, decree or ruling relates to CFIUS Approval or DSS Approval), or (C) pursuant to Section 8.1(f), but only if, in the case of (A), (B), or (C) on the date of such termination all of the conditions to Closing set forth in Section 7.2 shall have been satisfied or waived, other than those conditions that are by their nature to be satisfied at the Closing (but which conditions would reasonably be expected to be satisfied if the Closing Date were the date of such termination), then the Buyer shall promptly, but in no event later than five (5) Business Days after the date of such termination, pay to the Parent a termination fee equal to $25,000,000 (the “CFIUS Reverse Termination Fee”) by wire transfer of immediately available funds (it being understood that in no event shall Buyer be required to pay any Reverse Termination Fee on more than one occasion); provided that: (1) the Parent shall not be entitled to receive either Reverse Termination Fee if the Sellers are in material breach of Section 5.2 (and if such breach relates to Regulatory Laws, CFIUS review or DSS review, as applicable); and (2) if the reason for the failure to obtain CFIUS Approval or DSS Approval (I) is that CFIUS or DSS is requiring as a condition of CFIUS Approval or DSS Approval that the Buyer surrender the prerogatives of ownership or management control of any portion of the Business to independent third parties pursuant to a Proxy Agreement or Trust Agreement (as defined in the NISPOM) or (II) is due to CFIUS or DSS (x) refusing to accept any mitigation measures whatsoever, (y) requiring as mitigation measures the sale, divesture, disposition, license of any assets, properties, businesses, products, product lines, rights, or services of the Buyer, the Buyer’s Affiliates, the Business or the Business Subsidiary or any interest or interests therein, other than through a Special Security Agreement or related implementation agreements and plans, or (z) otherwise requiring that the Buyer or any of its Affiliates take or commit to take actions that after the Closing Date would limit the Buyer’s freedom of action with respect to the Buyer, the Buyer’s Affiliates, the

Business or the Business Subsidiary, or any interest or interest therein or its or their ability to retain, one or more of the assets, properties, businesses, product lines, or services of the Buyer, the Buyer’s Affiliates, the Business or the Business Subsidiary, or any interest or interests therein, other than through a Special Security Agreement or related implementation agreements and plans, the CFIUS Reverse Termination fee payable by the Buyer shall be reduced to $12,500,000. The term “Reverse Termination Fee” shall mean, as applicable, either the Regulatory Reverse Termination Fee or the CFIUS Reverse Termination Fee. Any Reverse Termination Fee paid to the Parent pursuant to this Agreement shall be paid by wire transfer of immediately available funds to an account or accounts designated in writing by the Parent to the Buyer for such purpose. Notwithstanding anything in this Agreement to the contrary, in no event shall the Parent be entitled to, nor shall the Buyer be required to pay, both the Regulatory Reverse Termination Fee and the CFIUS Reverse Termination Fee and, if and to the extent that the Regulatory Reverse Termination Fee is payable, the Buyer’s sole obligation shall be to pay the Regulatory Reverse Termination Fee.

(c)Notwithstanding anything to the contrary in this Agreement, in the event the Parent receives any Reverse Termination Fee from the Buyer pursuant to and in accordance with this Section 8.2, such payment shall be the sole and exclusive remedy of the Sellers against the Buyer, its Affiliates and any of their respective former, current, or future shareholders, directors, officers, Affiliates or agents for any Damages suffered as a result of any breach of any representation, warranty, agreement, covenant or obligation made by the Buyer in this Agreement or in any certificate or other document delivered in connection herewith (other than in connection with fraud or willful and material breach of this Agreement) or the failure of the Transactions to be consummated, and upon payment of such amount if and when due, none of the Buyer, its Affiliates or any of their respective former, current, or future shareholders, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (other than in connection with fraud or willful and material breach of this Agreement).

ARTICLE IX
CERTAIN REMEDIES

Section 9.1    Indemnification of the Buyer by Parent

From and after the Closing in accordance with and as limited by this Article IX, the Parent agrees to indemnify, defend and hold harmless the Buyer and its Affiliates, and each of their respective directors, officers, managers, shareholders, partners, equity holders, members, subsidiaries, employees, successors, heirs, assigns, agents and representatives (each a “Buyer Indemnified Person”) from and against any and all Damages that are suffered or incurred by any of the Buyer Indemnified Persons to the extent caused by or resulting from, or constituting any of, the following:
(a)any actual breach of or inaccuracy in any representation or warranty made by either of the Sellers in: (i) Article III of this Agreement as of the date of this Agreement (disregarding all Materiality Qualifiers other than in clause (ii) of Section 3.5(a)); (ii) Article III of this Agreement as of the Closing Date as if made on and as of the Closing (or if such representations and warranties expressly relate to a specific date, as if made on and as of such date) (disregarding all Materiality Qualifiers other than in clause (ii) of Section 3.5(a)); (iii) the Bills of Sale or the Limited Warranty Deeds, in each case as of the Closing (in each case, disregarding all Materiality Qualifiers); or (iv) the certificates delivered by the Parent or the Business Subsidiary pursuant to Section 6.7(i) or Section 7.2 (in each case, disregarding all Materiality Qualifiers);

(b)any actual breach or nonperformance of any agreement, covenant or obligation to be performed by either Seller in this Agreement, the Bill of Sale or the Limited Warranty Deeds;

(c)the following Taxes: (i) any Taxes for any taxable period (or portion thereof) ending on or before the Closing Date due and payable by the Business Subsidiary; (ii) any Taxes imposed on the Business Subsidiary pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Laws as a result of the Business Subsidiary having been a member of an Affiliated Group prior to the Closing; (iii) any Taxes for which the Business Subsidiary has any liability as a transferee or successor, pursuant to any contractual obligation or otherwise, which Tax is related to the operations of the Business Subsidiary on or prior to the Closing Date or to an event or transaction occurring before the Closing; and (iv) any Taxes payable by the Business Subsidiary attributable to the making of a Section 338(h)(10) Election;

(d)any Excluded Asset or Excluded Liability; and

(e)any Shared Liability; provided that the Parent shall, in accordance with and as limited by this Article IX, only be required to indemnify, defend and hold harmless the Buyer Indemnified Persons for fifty percent (50%) of the Damages that are suffered or incurred by any of the Buyer Indemnified Persons caused by or resulting from, or constituting any Shared Liability; and

(f)any of the matters set forth on Schedule 9.1(f).

Section 9.2    Indemnification of Sellers by the Buyer

From and after the Closing in accordance with and as limited by this Article IX, the Buyer agrees to indemnify, defend and hold harmless each Seller and its Affiliates, and each of their respective directors, officers, managers, shareholders, partners, equity holders, members, subsidiaries, employees, successors, heirs, assigns, agents and representatives (each a “Seller Indemnified Person”) from and against any and all Damages that are suffered or incurred by any of the Seller Indemnified Persons to the extent caused by or resulting from, or constituting any of, the following:
(a)any actual breach in or inaccuracy of any representation or warranty made by the Buyer in: (i) Article IV of this Agreement as of the date of this Agreement (disregarding all Materiality Qualifiers); (ii) Article IV of this Agreement as of the Closing Date as if made on and as of the Closing (or if such representations and warranties expressly relate to a specific date, as if made on and as of such date) (disregarding all Materiality Qualifiers); (iii) the Bill of Sale or the Limited Warranty Deeds, in each case as of the Closing (in each case, disregarding all

Materiality Qualifiers); or (iv) the certificate delivered by the Buyer pursuant to Section 7.3(c) (disregarding all Materiality Qualifiers);

(b)any actual breach or nonperformance of any agreement, covenant or obligation to be performed by the Buyer in this Agreement, the Bill of Sale or the Limited Warranty Deeds; and

(c)any Acquired Assets or Assumed Liabilities (including any Shared Liability) as well as any claim or other benefit or rights received by or accruing to the Buyer in accordance with Section 2.5 or Section 6.2(b) (in each case, for the avoidance of doubt, (i) whether such Damages arise, occur or are asserted before or after the Closing and (ii) other than to the extent such Damages are properly recoverable from the Parent in accordance with and as limited by this Article IX, including under Section 9.1(b)).

Section 9.3    Indemnification Procedure

(a)Notice of Claims. A Buyer Indemnified Person or Seller Indemnified Person claiming indemnification hereunder (a “Claiming Party”) shall give to the Parent for claims under Section 9.1 or to the Buyer for claims under Section 9.2 (as applicable, the “Responding Party”), prompt written notice (such notice, the “Claim Notice”) of any good faith claim for indemnification (including as a result of a Third Party Claim, a “Claim”), but in any event (i) prior to the expiration of any survival period for such Claim as provided in Section 9.4 and (ii) if such Claim relates to the assertion against the Claiming Party of a claim or dispute by any third party (a “Third Party Claim”), within thirty (30) days after the assertion of such Third Party Claim. Notwithstanding the foregoing, no delay in providing the Claim Notice in accordance with the terms of this Agreement (other than the failure to give notice prior to the expiration of the survival period for such Claim, as specified in Section 9.4(a)) shall affect a Claiming Party’s rights hereunder, unless (and then only to the extent that) the Responding Party is materially prejudiced thereby. The Claim Notice shall describe the nature of the Claim, the amount of such Claim, if practicable and then known, and the provision or provisions of this Agreement on which the Claim is based, and the Claiming Party shall make reasonably available to the Responding Party all relevant information that is material to the Claim and in the possession of the Claiming Party that the Responding Party reasonably requests. Unless the Claim described in the Claim Notice is contested by the Responding Party by written notice to the Claiming Party of the amount of the Claim that is contested, given within thirty (30) days of the receipt of the Claim Notice (the “Dispute Notice”), the Claiming Party may recover such undisputed amount of the Claim described in the Claim Notice, if any, from the Responding Party, subject to the terms and limitations of this Article IX. The Claiming Party and the Responding Party shall attempt in good faith for thirty (30) days after receipt of a Dispute Notice to resolve the objections set forth therein. If no settlement can be reached between the Claiming Party and the Responding Party with respect to a Claim after good faith negotiation during the 30-day period after the Claiming Party’s receipt of the Dispute Notice, the Parties will no longer be bound by the dispute resolution procedures in this Section 9.3(a) and either the Claiming Party or the Responding Party may commence litigation to resolve such dispute. The Parties agree that all discussions, negotiations and other information exchanged between the Parties during the foregoing dispute resolution proceedings will be without prejudice to the legal position of a Party in any subsequent action, suit or proceeding.

(b)Third Party Claims. If any Claim is a Third Party Claim, the following provisions shall apply:

(i)If the Responding Party delivers written notice to the Claiming Party electing to assume control of the defense of the Third Party Claim (and agreeing that the Responding Party will indemnify the Claiming Party from and against any Damages, subject to the limitations set forth in this Article IX, the Claiming Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim in accordance with the terms of this Agreement) within thirty (30) days after delivery of the Claim Notice, then the Responding Party will have the right to assume control of the defense of the Third Party Claim with counsel of the Responding Party’s choice reasonably satisfactory to the Claiming Party; provided, however, that: (A) the Responding Party may not assume the control of the defense of any Third Party Claim unless such Third Party Claim involves only a claim for money damages; (B) the Responding Party shall conduct the defense of the Third Party Claim actively and diligently and shall keep the Claiming Party reasonably informed of the status of the Third Party Claim; and (C) the Claiming Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim and the Responding Party shall consider in good faith the views of the Claiming Party and its counsel. In conducting the defense of the Third Party Claim, the Responding Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Claiming Party (not to be unreasonably withheld, delayed or conditioned), unless the judgment or proposed settlement does not impose an injunction or other equitable relief upon the Claiming Party, does not include any admission of wrongdoing on the part of the Claiming Party or its Affiliates and includes the giving by the claimant or plaintiff to the Claiming Party of a complete and unconditional release from all Liability in respect of such Third Party Claim; provided that, notwithstanding the foregoing, to the extent any Third Party Claim involves a Shared Liability, in all instances (x) the Parent may not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Buyer (not to be unreasonably withheld, delayed or conditioned) and (y) the Buyer may consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Parent if such judgment or settlement involves only money damages and, for the avoidance of doubt, (i) does not include any admission of wrongdoing on the part of the Parent or any of its Affiliates, (ii) includes the giving by the claimant or the plaintiff to the Parent and any of its applicable Affiliates a complete and unconditional release from all Liability in respect of such Third Party Claim, (iii) does not impose an injunction or other equitable relief upon the Parent or any of its Affiliates, and (iv) does not authorize or otherwise permit any Person to use or otherwise exploit (or grant an immunity, release or other right under) or impose any Lien on any Intellectual Property of the Parent or any of its Affiliates. Notwithstanding anything to the contrary herein, neither the Parent nor any of its Affiliates shall be entitled to assume control of the defense of any Third Party Claim: (x) that is asserted by or on behalf of a Person that is a customer, supplier, vendor or other Person having a significant business relationship with the Buyer Indemnified Persons or any of its Affiliates; (y) if the estimated amount of Damages resulting from such Third Party Claim that would not be indemnifiable under this Article IX (taking into account any limitations on indemnification pursuant to this Article IX) exceeds the estimated amount of Damages resulting from such Third Party Claim that would be indemnifiable pursuant to this Article IX; or (z) that involves criminal or quasi-criminal allegations.

(ii)In the event that the Responding Party does not elect (or is not permitted by the terms of this Agreement) to assume the defense of any Third Party Claim the Claiming Party shall assume and conduct the defense of the Third Party Claim; provided that the Claiming Party must conduct the defense of the Third Party Claim actively and diligently and must keep the Responding Party reasonably informed of the status of the Third Party Claim. In conducting the defense of any Third Party Claim, the Claiming Party may consent to the entry of any judgment or enter into any settlement with respect thereto; provided, however, that the Claiming Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Responding Party (not to be unreasonably withheld, delayed or conditioned), and the Responding Party will remain responsible for any Damages the Claiming Party suffers to the extent provided in and as limited by this Article IX; provided further that, if such Third Party Claim involves a Shared Liability, then (x) each Party shall pay any portion of the Damages indemnifiable by such Party pursuant to this Article IX to the applicable third party concurrently and neither Party shall be obligated to make any payment to such third party unless and until the other Party pays its portion of the Damages related to the Shared Liability and (y) notwithstanding the foregoing, the Buyer shall have the right to consent to the entry of any judgment or enter into any settlement with respect to a Shared Liability without the prior written consent of the Parent if such judgment or settlement involves only money damages and, for the avoidance of doubt, (i) does not include any admission of wrongdoing on the part of the Parent or any of its Affiliates, (ii) includes the giving by the claimant or the plaintiff to the Parent and any of its applicable Affiliates a complete and unconditional release from all Liability in respect of such Third Party Claim, (iii) does not impose an injunction or other equitable relief upon the Parent or any of its Affiliates, and (iv) does not authorize or otherwise permit any Person to use or otherwise exploit (or grant an immunity, release or other right under) or impose any Lien on any Intellectual Property of the Parent or any of its Affiliates.

(iii)Subject to (and without limiting) the other terms of this Article IX, the indemnifiable fees and expenses of counsel to the Claiming Party incurred in connection with a Third Party Claim (other than a Third Party Claim with respect to any Shared Liability) shall be considered Damages for purposes of this Agreement if: (A) the Claiming Party controls the defense of such Third Party Claim pursuant to the terms of this Section 9.3(b); or (B) the Responding Party assumes control of such defense and the Claiming Party reasonably concludes upon advice of legal counsel that the Claiming Party and the Responding Party have material conflicting interests or material different defenses available with respect to such Third Party Claim.

(c)Cooperation. The Buyer and the Parent as the Responding Party or the Claiming Party, as applicable, shall reasonably cooperate with each other in the defense of any Third Party Claim hereunder and shall make available to the Party or Parties defending such

Third Party Claim relevant materials and access to such Person’s employees relating thereto as is reasonably requested from such Person; provided that, for any Third Party Claim related to any Excluded Liability described in Section 2.4(j), the Parent shall reimburse the Buyer for such cooperation efforts, which shall include reimbursement for: (i) the Buyer’s costs commensurate to the relevant portion of the applicable employee’s salary and benefits, as established by the amount of time that such employee spends assisting the Parent with the Parent’s defense against such Third Party Claim; and (ii) any and all costs associated with the production or reproduction of records that the Parent requests during the course of the Parent’s defense against an indemnity claim.

Section 9.4    Survival

(a)General. The representations and warranties made by the Sellers in this Agreement and in the certificates delivered by the Parent or the Business Subsidiary pursuant to Section 6.7(i) or Section 7.2, in each case other than the Seller Fundamental Representations, Seller Specified Representations and the Seller Tax Representations (such representations and warranties, collectively, the “Seller Non-Fundamental Representations”), shall survive the Closing until 11:59 pm Eastern time on the eighteen (18) month anniversary of the Closing Date. The representations and warranties of the Sellers set forth in Section 3.9 and Section 3.19 (such representations and warranties, collectively, the “Seller Specified Representations”) shall, in each case, survive the Closing until 11:59 pm Eastern time on the third anniversary of the Closing Date, at which time they shall expire. The representations and warranties of the Sellers set forth in the Bills of Sale and the Limited Warranty Deeds, shall, in each case, survive the Closing until 11:59 pm Eastern time on the second (2nd) anniversary of the Closing Date, at which time they shall expire. The representations and warranties of the Sellers set forth in Section 3.1(a), Section 3.1(c)-(e), Section 3.2, Section 3.8(a)-(b), and Section 3.16 (such representations and warranties, collectively, the “Seller Fundamental Representations”) and set forth in Section 3.11 (the “Seller Tax Representations”) shall survive the Closing until 11:59 pm Eastern time on the date that is sixty (60) days after the expiration of the statute of limitations applicable to the subject matter of such representation or warranty (which, for the avoidance of doubt, does not mean the statute of limitations applicable to a claim for breach of contract), at which time they shall expire. The representations and warranties made by the Buyer in this Agreement and in the certificate delivered by the Buyer pursuant to Section 7.3(c), in each case other than the Buyer Fundamental Representations (such representations and warranties, collectively, the “Buyer Non-Fundamental Representations”), shall survive the Closing until 11:59 pm Eastern time on the eighteen (18) month anniversary of the Closing Date. The representations and warranties of the Buyer set forth in Section 4.1, Section 4.2 and Section 4.6 (such representations and warranties, collectively, the “Buyer Fundamental Representations”) shall, in each case, survive the Closing until 11:59 pm Eastern time on the date that is sixty (60) days after the expiration of the statute of limitations applicable to the subject matter of such representation or warranty (which, for the avoidance of doubt, does not mean the statute of limitations applicable to a claim for breach of contract), at which time they shall expire. The representations and warranties of the Buyer set forth in the Bills of Sale and the Limited Warranty Deeds, shall, in each case, survive the Closing until 11:59 pm Eastern time on the second (2nd) anniversary of the Closing Date, at which time they shall expire. The covenants and agreements contained in this Agreement, the Bills of Sale and the Limited Warranty Deeds shall continue and survive the Closing until all obligations with respect thereto shall have been performed or satisfied or have been terminated in accordance with their terms (or if no period for performance is specified therein, such covenants and agreements shall survive indefinitely) and no claim for indemnification under Section 9.1(b) or Section 9.2(b) based upon any breach of any such covenant or agreement may be made or asserted by any Person, and no obligation to indemnify in respect thereof shall exist, unless written notice thereof is provided in accordance with the terms of this Agreement prior to 11:59 pm Eastern time on the first (1st) anniversary of the date on which the Claiming Party became aware of the claimed breach. Notwithstanding the foregoing, no claim for indemnification under Section 9.1(b) or Section 9.2(b) based upon any breach of a covenant or agreement in this Agreement to be performed or complied with before the Closing may be made or asserted by any Person, and no obligation to indemnify in respect thereof shall exist, unless written notice thereof is provided in accordance with the terms of this Agreement prior to 11:59 pm Eastern time on the first (1st) anniversary of the Closing Date. No claim for indemnification in respect of Damages arising out of this Agreement, the Bills of Sale or the Limited Warranty Deeds may be made or asserted by any Person, and no obligation to indemnify in respect thereof shall exist, unless written notice of such claim shall have been given as provided in Section 9.3(a) on or prior to the last day of the survival period specified herein relating to the provision(s) of this Agreement, the Bills of Sale, or the Limited Warranty Deeds on which such claim is based.

(b)Survival of Claims until Final Determination. For each Claim for indemnification hereunder regarding a representation, warranty, covenant or agreement that is made in accordance with the terms of Section 9.3(a) before the expiration of such representation, warranty, covenant or agreement, the representation, warranty, covenant or agreement that is the basis for such Claim shall survive until, but only for the purpose of, the final determination and satisfaction of such Claim.

Section 9.5    Limitations

(a)Threshold on Indemnification.

(i)The Buyer Indemnified Persons shall not be entitled to indemnification under Section 9.1(a): (A) unless and until the aggregate amount of all indemnifiable Damages of all Buyer Indemnified Persons under Section 9.1(a) with respect to such representations and warranties exceeds $4,000,000 (the “Deductible”) (for the avoidance of doubt, (x) if the Damages of the Buyer Indemnified Persons described in this clause “(A)” exceed the Deductible, then the Parent will be obligated to indemnify the Buyer Indemnified Persons for all Damages described in this clause “(A)”, including the amount of the Deductible; and (y) Damages will not apply towards the Deductible if they are claimed by a Buyer Indemnified Person pursuant to Section 9.1(b) - (f)); and (B) for any individual Claim or series of related Claims, unless and until such Buyer Indemnified Persons have suffered aggregate indemnifiable Damages arising out of such Claim or series of related Claims under Section 9.1(a) with respect to such representations and warranties in excess of $50,000 (the “Eligible Claims Threshold”) (provided that any such Claim or series of related Claims not exceeding such amount shall not be aggregated to count towards the Deductible and shall not be indemnifiable under Section 9.1(a)). Notwithstanding the foregoing, the limitations set forth in this Section 9.5(a)(i) shall not apply (1) with respect to the Seller Specified Representations,

Seller Fundamental Representations and the Seller Tax Representations (provided that the Eligible Claims Threshold shall apply to claims related to the Seller Specified Representations) or (2) in the case of fraud by either of the Sellers.

(ii)The Seller Indemnified Persons shall not be entitled to indemnification under Section 9.2(a): (A) unless and until the aggregate amount of all indemnifiable Damages of all Seller Indemnified Persons under Section 9.2(a) with respect to the Buyer Non-Fundamental Representations exceeds the Deductible (for the avoidance of doubt, (x) if the Damages of the Seller Indemnified Persons described in this clause “(A)” exceed the Deductible, then the Buyer will be obligated to indemnify the Seller Indemnified Persons for all Damages described in this clause “(A)”, including the amount of the Deductible); and (y) Damages will not apply towards the Deductible if they are claimed by a Seller Indemnified Person pursuant to Section 9.2(b) - (c)); and (B) for any individual Claim or series of related Claims, unless and until such Seller Indemnified Persons have suffered aggregate indemnifiable Damages arising out of such Claim or series of related Claims under Section 9.2(a) with respect to Buyer Non‑Fundamental Representations in excess of the Eligible Claims Threshold (provided that any such Claim or series of related Claims not exceeding such amount shall not be aggregated to count towards the Deductible and shall not be indemnifiable under Section 9.2(a)). Notwithstanding the foregoing, the limitations set forth in this Section 9.5(a)(ii) shall not apply (1) with respect to the Buyer Fundamental Representations or (2) in the case of fraud by the Buyer.

(b)Caps on Indemnification.

(i)Except with respect to inaccuracies in or breaches of the Seller Fundamental Representations, the Parent’s aggregate obligation to provide indemnification under Section 9.1(a) with respect to any breach of or inaccuracy in any representation or warranty, collectively, will not exceed an aggregate amount, which, if added to all other amounts paid as indemnification payments by the Parent under Section 9.1(a) with respect to inaccuracies in or breaches of such representations and warranties and under Section 9.1(e) is equal to 12.5% of Base Purchase Price. The Parent’s aggregate obligation to provide indemnification under Section 9.1(a), with respect to inaccuracies in or breaches of the Seller Fundamental Representations, and Section 9.1(b), collectively, will not exceed an aggregate amount, which, if added to all other amounts paid as indemnification payments by the Parent under Section 9.1(a), Section 9.1(b), and Section 9.1(e), collectively, is equal to the Purchase Price. Notwithstanding anything to the contrary herein, the limitation set forth in this Section 9.5(b)(i) shall not apply in the case of fraud by either Seller.

(ii)Except with respect to inaccuracies in or breaches of the Buyer Fundamental Representations, the Buyer’s aggregate obligation to provide indemnification under Section 9.2(a) with respect to any breach of or inaccuracy in any representation or warranty, collectively, will not exceed an aggregate amount, which, if added to all other amounts paid as indemnification payments by the Buyer under Section 9.2(a) with respect to inaccuracies in or breaches of the Buyer Non-Fundamental Representations, is equal to 12.5% of Base Purchase Price. The Buyer’s aggregate obligation to provide indemnification under Section 9.2(a), with respect to inaccuracies in or breaches of the Buyer Fundamental Representations, and Section 9.2(b), collectively, will not exceed an aggregate amount, which, if added to all other amounts paid as indemnification payments by the Buyer under Section 9.2(a) and Section 9.2(b), is equal to the Purchase Price. Notwithstanding anything to the contrary herein, the limitations set forth in this Section 9.5(b)(ii) shall not apply in the case of fraud by the Buyer.

(c)Effect on Statute of Limitations. It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Article IX is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be deemed to have been reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Article IX for the assertion of claims under this Agreement are the result of arms’ length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

(d)Damages Net of Insurance and other Third Party Recovery. For all purposes of this Article IX, “Damages” shall be calculated net of the amount of any insurance or third party indemnification or other coverage actually received by the applicable Claiming Party (or any Affiliate thereof) from insurance policies or third parties in connection with such Damages, net of all applicable deductibles, limitations, co-payments, retro premium obligations and premium increases attributable thereto, and all reasonable fees, costs and expenses incurred in connection with the collection of any such proceeds. The applicable Claiming Party shall have no obligation to pursue avenues to obtain such insurance proceeds or third party indemnification or other coverage. If a Claiming Party (or any Affiliate thereof) receives an amount under insurance or third party indemnification or other coverage with respect to Damages at any time subsequent to any indemnification provided by a Responding Party, then such Claiming Party shall promptly reimburse the Responding Party for any such payment made up to such amount received by the Claiming Party (and any Affiliate thereof) (net of applicable deductibles, limitations, co-payments, retro premium obligations and premium increases attributable thereto, and all reasonable fees, costs and expenses incurred in connection with the collection of any such proceeds).

(e)Working Capital and CAPEX Matters; Mitigation. No Buyer Indemnified Person shall be entitled to indemnification for any Damages to the extent that a specific amount with respect to the matter giving rise to such Damages was taken into account as a liability or reduction for purposes of calculating the Adjustment Amount; provided, however, that this Section 9.5(e) shall not limit the amount to which any Buyer Indemnified Person would otherwise be entitled to indemnification for any Damages in excess of such specific amount taken into account for purposes of calculating the Adjustment Amount. Any Damages under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant, agreement or indemnity. The Parties acknowledge the applicability of the common law duty to mitigate Damages.

(f)Other Matters. Notwithstanding anything contained herein to the contrary, the indemnification provided for in this Article IX is subject to the following limitations a

Claiming Party shall not be entitled to claim Damages hereunder (including the costs of investigation, litigation and legal fees and expenses) unless such Damages are indemnifiable hereunder (for example only and not in limitation, such Damages are indemnifiable if they are a result of an actual breach of representation that is indemnifiable in accordance with and as limited by this Article IX as opposed to an alleged or possible breach of a representation that would be indemnifiable in accordance with and as limited by this Article IX were such allegation true or such possibility of breach confirmed).

(g)Subsidiary Merger Agreement. With respect to any Taxes or Damages indemnifiable pursuant to this Agreement related to the Business Subsidiary arising from (x) any events, facts, transactions or circumstances with respect to the Business Subsidiary occurring on or before July 8, 2015, (y) any Taxes imposed on the Business Subsidiary pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Laws as a result of the Business Subsidiary having been a member of an Affiliated Group for any period ending on or before July 8, 2015 or for the pre-July 9, 2015 portion of any period ending after July 8, 2015 or related Damages, or (z) any Taxes for which the Business Subsidiary has any Liability as a transferee or successor, pursuant to any contractual obligation or otherwise, which Tax is related to the operations of the Business Subsidiary on or prior to July 8, 2015 or to an event or transaction occurring on or before July 8, 2015 or related Damages, the applicable Buyer Indemnified Person shall seek indemnification for such Taxes or Damages under the Subsidiary Merger Agreement prior to seeking indemnification from Parent pursuant to this Agreement.

(h)Shared Liabilities. Subject to the other limits with respect to indemnification set forth in this Article IX and notwithstanding any other provision in this Agreement to the contrary, with respect to any Damages indemnifiable under this Article IX in the nature of, related to or arising from (i) any Infringement Shared Liability with respect to third party Patents (as opposed to third party Intellectual Property generally) or any Transfer Tax Shared Liability, an indemnity claim with respect to such Damages shall only be brought pursuant to Section 9.1(e) or Section 9.2(c), as applicable, regardless of if a claim for such Damages could also be brought pursuant to another provision of Section 9.1 or Section 9.2, as applicable; and (ii) any Infringement Shared Liability, Damages shall be limited to actual monetary damages and shall not include, for the avoidance of doubt, any Damages, cost or expense associated with or related to any authorization or permission to use or otherwise exploit (or any grant of immunity, release or other right under) or imposition of any Lien on any Intellectual Property.

Section 9.6    Exclusive Remedies

The Parties each acknowledge and agree (on behalf of themselves and their Affiliates) that from and after the Closing the indemnification provisions set forth in this Article IX shall be the sole and exclusive remedy of the Buyer Indemnified Persons and the Seller Indemnified Persons with respect to any and all claims or disputes, whether in contract, tort, law or equity, relating to this Agreement, the Bill of Sale, the Limited Warranty Deeds or any of the other matters described in Section 9.1 and 9.2 (it being understood that: (i) the Parties’ remedies under the Transition Services Agreement, the Intellectual Property Assignment and License Agreement, the Wafer Supply Agreement, the Real Estate License Agreement and the

Subcontract Agreement shall be as specified therein; and (ii) nothing contained herein shall limit the equitable remedies described in Section 10.9).
Section 9.7    Characterization of Indemnity Payments

Any indemnification payments made pursuant to this Agreement pursuant to Article IX shall be considered, to the extent permissible under Law, as adjustments to the Purchase Price for all Tax purposes.

ARTICLE X
GENERAL PROVISIONS

Section 10.1    Notices

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by facsimile transmission or other electronic means (e.g., PDF), with a copy mailed on the same day in the manner provided in clauses “(a)” or “(b)” of this Section 10.1, when transmitted; and (d) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any Party shall provide by like notice to the other Parties:
if to the Buyer, to:
INFINEON TECHNOLOGIES AG
Am Campeon 1-12
85579 Neubiberg
Germany
Attention:     Michael von Eickstedt, General Counsel
Dr. Horst Meyer, Corporate Legal Counsel
Facsimile:    +49 89 234 9553863
Telephone:    +49 89 234 26995
Email:         horst.meyer@infineon.com

with a copy to (not constituting notice):

Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105-2482
USA
Attention:    Eric McCrath
Telephone:     +1 415 268 6136
Facsimile:     +1 415 276 7159
Email:         emccrath@mofo.com

if to either Seller, to:
Cree, Inc.
4600 Silicon Drive
Durham, NC 27703
Facsimile: (919) 407-5456
Telephone: 919-407-5300
Attention: Bradley D. Kohn, General Counsel Corporate Secretary
Email: Brad_kohn@Cree.com

with a copy to (not constituting notice):
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
Wells Fargo Capitol Center
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27601
Facsimile: (919) 821-6800
Telephone: (919) 821-1220
Attention: Gerald F. Roach
Email: groach@smithlaw.com

Section 10.2    Counterparts

This Agreement, and any amendments hereto, may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Signatures delivered by facsimile transmission or other electronic means (e.g., PDF) shall be binding for all purposes hereof.
Section 10.3    Entire Agreement; Nonassignability; Parties in Interest

This Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise; provided that the Buyer shall have the right, without the consent of any of the other parties to this Agreement, (a) to assign all or a portion of its rights, interests and obligations hereunder to one or more Affiliates of the Buyer and (b) to assign all or a portion of its rights hereunder for collateral security purposes to any lender of the Buyer or its Affiliates, and any such lender may exercise all of the rights and remedies of the Buyer hereunder; provided, further, that no assignment shall limit or affect the Buyer’s obligations hereunder or the Parties’ ability to properly make a Section 338(h)(10) Election. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limiting the generality of the foregoing, the representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto and their respective successors, heirs, legal representatives and permitted assigns. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 10.4    Severability

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
Section 10.5    Amendment

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or any consent to any departure by the Parties from any provision hereof, shall in any event be effective unless the same shall be in writing and signed by each of the Buyer and the Parent (or by the Party providing the waiver, in the case of a waiver), and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the Parties may otherwise have at law or in equity.
Section 10.6    Governing Law; Consent to Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without reference to principles of conflicts of law. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware), and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world using any of the means described in Section 10.1, which the Parties agree shall constitute effective service of process. Nothing herein is intended or shall be deemed to waive any right of the Buyer or the Parent to enforce the requirements of its respective applicable forum selection bylaw, if any, in connection with any litigation by any shareholder of such Party arising from this Transaction or that is otherwise within the scope of any such bylaw.
Section 10.7    Expenses

Except as otherwise expressly provided for in this Agreement, whether or not the Transactions are completed, all costs and expenses arising out of, relating to or incidental to the discussion, evaluation, negotiation and documentation of this Agreement and the Transactions (including reasonable fees and expenses of legal counsel and financial advisors and accountants, if any) shall be paid by the Party incurring such costs and expenses.
Section 10.8    Attorneys’ Fees

Should any Party institute any action or legal proceeding in court to enforce any provision hereof or for damages by reason of alleged breach of any provision of this Agreement, the prevailing Party shall be entitled to receive from the non-prevailing Party such reasonable out of pocket expenses (including reasonable attorneys’ fees and expenses) incurred by the prevailing Party in connection with any such action or legal proceeding.
Section 10.9    Equitable Remedies

Each Party acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each Party hereby agrees that the other Parties shall be entitled to obtain an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by the non-breaching Party under this Agreement, and each Party hereby agrees to waive the defense in any such suit that the other Parties have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 10.9 shall be in addition to, and not in lieu of, any other remedies that the Parties may elect to pursue.
Section 10.10    Waiver of Conflicts; Privilege

(a)Each of the Parties acknowledges and agrees that Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (“Smith Anderson”) has acted as counsel to the Sellers and the Business Subsidiary in connection with the negotiation of this Agreement and the other Transaction Documents. The Buyer hereby consents and agrees to, and agrees to cause the Business Subsidiary to consent and agree to, Smith Anderson representing the Sellers and any of their Affiliates (collectively, the “Seller Parties”) or any director, shareholder, officer or employee (other than the Hired Employees and the Business Subsidiary Employees) of the Seller Parties after the Closing, including with respect to disputes in which the interests of the Seller Parties may be directly adverse to the Buyer and its Affiliates (including the Business Subsidiary). In connection with the foregoing, the Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Business Subsidiary to irrevocably waive and not to assert, any conflict of interest arising from (i) Smith Anderson’s prior representation of the Business

Subsidiary or the Business and (ii) Smith Anderson’s representation of the Seller Parties prior to and after the Closing. The Buyer represents that the Buyer’s attorney has explained and helped the Buyer evaluate the implications and risks of waiving the right to assert a future conflict against Smith Anderson and the Buyer’s consent with respect to this waiver is fully informed.

(b)The Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Business Subsidiary, that all pre-Closing communications subject to any attorney-client privilege, attorney work-product protection or other similar protection for the benefit of the Seller Parties, in any form or format whatsoever between or among Smith Anderson, on one hand, and the Business Subsidiary, the Parent, or any of their respective directors, officers, employees or other representatives, on the other hand, to the extent related in any way to the negotiation, documentation and consummation of the Transactions or any dispute arising under this Agreement (collectively, the “Privileged Deal Communications”) shall be deemed to be retained and owned collectively by the Seller Parties, shall be controlled by the Sellers on behalf of the Seller Parties and shall not pass to or be claimed by the Buyer or the Business Subsidiary. For the avoidance of doubt, any attorney-client privilege, attorney work-product protection or other similar protection in any form or format whatsoever between or among Smith Anderson, on the one hand, and the Business Subsidiary, the Parent or any of their respective directors, officers, employees or other representatives, on the other hand, to the extent not related to the negotiation, documentation and consummation of the Transactions shall belong to the Business Subsidiary and the Buyer, respectively, and shall be controlled, and may be waived, only by the Business Subsidiary or the Buyer, as applicable, and shall not be controlled, waived, claimed or used by any Seller Party following the Closing.

(c)Notwithstanding the foregoing, if a dispute arises between the Buyer or the Business Subsidiary, on the one hand, and a third party other than either Seller on the other hand, the Buyer or the Business Subsidiary may assert the attorney-client privilege, attorney work-product protection or other similar protection for the benefit of the Seller Parties, the Buyer or the Business Subsidiary to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither the Buyer nor the Business Subsidiary may waive such privilege without the prior written consent of the Parent, such consent not to be unreasonably withheld or delayed. If the Buyer or the Business Subsidiary is legally required by order of any Governmental Entity or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications following the Closing, the Buyer shall as soon as reasonably practicable notify the Sellers in writing (including by making specific reference to this Section 10.10) so that the Sellers can seek a protective order and the Buyer agrees to use commercially reasonable efforts, at the Seller Parties’ expense, to assist therewith.

(d)To the extent that files or other materials maintained by Smith Anderson that contain Privileged Deal Communications constitute property of its clients, only the Seller Parties shall hold such property rights and Smith Anderson shall have no duty to reveal or disclose any Privileged Deal Communications contained in such files or other materials or any other Privileged Deal Communications by reason of any attorney-client relationship between Smith Anderson, on the one hand, and the Business Subsidiary, on the other hand.

(e)Except in the case of fraud, the Buyer agrees that it will not, and that it will cause the Business Subsidiary to not, use any Privileged Deal Communications against the

Seller Parties in connection with any dispute between the Sellers, on the one hand, and the Buyer and the Business Subsidiary, on the other hand, with respect to this Agreement or any of the Transactions.

(f)This Section 10.10 is intended for the benefit of, and shall be enforceable by, Smith Anderson. This Section 10.10 shall be irrevocable, and no term of this Section 10.10 may be amended, waived or modified, without the prior written consent of Smith Anderson. This Section 10.10 shall not limit in any manner Section 2.2(d).

Section 10.11    Currency

Whenever any payment hereunder is to be paid in “cash”, payment shall be made in the legal tender of the United States and the method for payment shall be by wire transfer of immediately available funds. In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement the exchange rate shall be that published by the Wall Street Journal on the date an obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published).
Section 10.12    Swedish Seller

Nothing contained herein shall prevent the liquidation and dissolution of the Swedish Seller following the Closing and such liquidation and dissolution shall not serve as the basis for any breach of or noncompliance with this Agreement.
Section 10.13    Disclosure Schedules

The Schedules and Disclosure Schedule shall be arranged in sections and subsections that correspond to the numbered and lettered sections and subsections contained in this Agreement and the disclosure in any section or subsection of the Schedules or Disclosure Schedule shall qualify: (a) the corresponding section or subsection of this Agreement and (b) any other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such disclosure qualifies such other section or subsection. The disclosures in the Schedules and Disclosure Schedule, are intended only to qualify and limit the representations and warranties of the Sellers in Article III, and shall not be deemed to expand in any way the scope or effect of any such representations or warranties. All references to representations and warranties contained in this Agreement or the other Transaction Documents shall be deemed to be references to such representations and warranties as qualified and limited by the Schedules and Disclosure Schedule.

SIGNATURE PAGE FOLLOWS

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Buyer and the Sellers have executed and delivered this Asset Purchase Agreement as of the date first written above.

BUYER:

INFINEON TECHNOLOGIES AG

By:	/s/ Reinhard Ploss
Name:	Reinhard Ploss
Title:	CEO

By:	/s/ Horst Meyer
Name:	Horst Meyer
Title:	Corp. Legal Counsel

SELLERS:

CREE, INC.

By:	/s/ Charles M. Swoboda
Name:	Charles M. Swoboda
Title:	Chief Executive Officer and
President

CREE SWEDEN AB

By:	/s/ Michael E. McDevitt
Name:	Michael E. McDevitt
Title:	Authorized Representative